201 7 Annual Repor t 年度報告 Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com 2017 Annual Report 年度報告

2 Corporate Information 4 Highlights 5 Management Discussion and Analysis 35 Directors and Senior Management 49 Environmental, Social and Governance Report 62 Report of the Directors 95 Corporate Governance Report 110 Independent Auditor’s Report 118 Financial Statements 205 Financial Summary 206 Definitions 213 Glossary Contents

2 Wynn Macau, Limited Corporate Information * Mr. Matthew O. Maddox was re-designated from non-executive Director to executive Director effective from 7 February 2018. ** Mr. Matthew O. Maddox ceased to be a member of the Remuneration Committee effective from 23 March 2018. BOARD OF DIRECTORS Executive Directors Mr. Matthew O. Maddox* Mr. Ian Michael Coughlan Ms. Linda Chen Mr. Stephen A. Wynn (resigned on 7 February 2018) Non-Executive Directors Ms. Kim Sinatra Mr. Maurice L. Wooden (appointed on 7 February 2018) Independent Non-Executive Directors Dr. Allan Zeman, GBM, GBS, JP (formerly the Vice Chairman of the Board and appointed as non-executive Chairman of the Board on 7 February 2018) Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith AUDIT AND RISK COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Bruce Rockowitz Dr. Allan Zeman, GBM, GBS, JP REMUNERATION COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Matthew O. Maddox** Mr. Bruce Rockowitz NOMINATION AND CORPORATE GOVERNANCE COMMITTEE Mr. Jeffrey Kin-fung Lam, GBS, JP (Chairman) Mr. Nicholas Sallnow-Smith Dr. Allan Zeman, GBM, GBS, JP COMPANY SECRETARY Ms. Ho Wing Tsz Wendy, FCIS, FCS AUTHORIZED REPRESENTATIVES Dr. Allan Zeman, GBM, GBS, JP Ms. Ho Wing Tsz Wendy, FCIS, FCS (Mrs. Seng Sze Ka Mee, Natalia as alternate) AUDITOR Ernst & Young Certified Public Accountants LEGAL ADVISORS As to Hong Kong and U.S. laws: Skadden, Arps, Slate, Meagher & Flom As to Hong Kong law: Mayer Brown JSM As to Macau law: Alexandre Correia da Silva As to Cayman Islands law: Maples and Calder

3Annual Report 2017 Corporate Information REGISTERED OFFICE P.O. Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands HEADQUARTERS IN MACAU Rua Cidade de Sintra NAPE, Macau SAR PRINCIPAL PLACE OF BUSINESS IN HONG KONG Level 54, Hopewell Centre 183 Queen’s Road East Hong Kong PRINCIPAL SHARE REGISTRAR AND TRANSFER OFFICE Estera Trust (Cayman) Limited HONG KONG SHARE REGISTRAR Computershare Hong Kong Investor Services Limited STOCK CODE 1128 COMPANY WEBSITE www.wynnmacaulimited.com

4 Wynn Macau, Limited Highlights FINANCIAL HIGHLIGHTS For the year ended 31 December 2017 2016 HK$ HK$ (in thousands, except per share amounts or otherwise stated) Casino revenues 33,631,257 20,552,497 Other revenues 2,409,361 1,546,981 Adjusted EBITDA 8,497,522 5,105,424 Profit attributable to owners 3,700,494 1,435,532 Earnings per Share – basic and diluted 0.71 0.28 KEY SHAREHOLDER DATES FOR 2018 Annual general meeting June 2018 Release of announcement of interim results in respect of the six months ending 30 June 2018 August 2018 Release of interim report in respect of the six months ending 30 June 2018 September 2018

5Annual Report 2017 Management Discussion and Analysis OVERVIEW We are a developer, owner and operator of two integrated destination casino resorts in Macau, Wynn Macau and Wynn Palace. We operate integrated resorts that attract a wide range of customer segments and generate strong financial results. To attract and retain our customers, we design and continually make enhancements and refinements to refresh and improve our resorts and to create unique customer experiences across a wide range of gaming and non-gaming amenities. Our emphasis on human resources and staff training underscores our commitment to providing our customers with superior levels of luxury service and guest experience. We also leverage Wynn International Marketing, Ltd.’s international branch offices located in Macau, Hong Kong, Singapore, Taiwan, Japan and the United States to attract international customers. On 12 August 2016, WRM received notification from The Gaming Inspection and Coordination Bureau of Macau (“DICJ”) that Wynn Palace was approved to commence operations on 22 August 2016. DICJ authorized 100 new table games for operation at Wynn Palace effective 22 August 2016, 25 new table games for operation effective 1 January 2017 and 25 new table games for operation effective 1 January 2018 for a total of 150 new table games in the aggregate. DICJ also approved 1,145 slot machines for operation at Wynn Palace effective 22 August 2016. We have and will continue to share table games between Wynn Macau and Wynn Palace, subject to the aggregate cap to optimize our casino operations. Wynn Macau Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. We completed expansion works at Wynn Macau in December 2007 and November 2009, adding more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added hotel accommodations and a range of gaming and non-gaming amenities, opened in April 2010. Wynn Macau features: • Approximately 273,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit; • Two luxury hotel towers with a total of 1,008 spacious rooms and suites; • Casual and fine dining in eight restaurants;

6 Wynn Macau, Limited Management Discussion and Analysis • Approximately 59,000 square feet of high-end, brand-name retail shopping; • Recreation and leisure facilities, including two health clubs and spas, a salon and a pool; • A rotunda show featuring a Chinese zodiac-inspired ceiling along with gold “prosperity tree” and a “dragon of fortune” attractions; and • Approximately 31,000 square feet of meeting and convention space. The following table presents the number of casino games available at Wynn Macau: As at 31 December 2017 2016 VIP table games 110 82 Mass market table games 195 190 Slot machines 933 804 Poker tables 11 13 Wynn Palace On 22 August 2016, we opened Wynn Palace in the Cotai area of Macau. Wynn Palace features: • Approximately 420,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons and sky casinos; • A luxury hotel with a total of 1,706 spacious rooms, suites and villas; • Casual and fine dining in eleven food and beverage outlets; • Approximately 106,000 square feet of high-end, brand-name retail shopping; • Recreation and leisure facilities, including a cable car (“SkyCab”) ride, health club, spa, salon and pool;

7Annual Report 2017 Management Discussion and Analysis • Public attractions including an 8-acre performance lake, floral art displays and fine art displays; and • Approximately 37,000 square feet of meeting and convention space. The following table presents the number of casino games available at Wynn Palace: As at 31 December 2017 2016 VIP table games 112 88 Mass market table games 198 202 Slot machines 1,013 906 Poker tables — 6 FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION Macau Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of, and approximately one hour away via ferry from, Hong Kong. Macau, which has been a casino destination for more than 50 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane, between which the Cotai area is located. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers. Since the introduction of new casinos starting in 2004, the Macau market has experienced a significant increase in annual gaming revenue from the HK$21.5 billion generated in 2002. According to Macau statistical information, casinos in Macau generated approximately HK$258.0 billion in gaming revenue during the year ended 31 December 2017, an increase of approximately 19.1% over the approximate HK$216.7 billion generated in the year ended 31 December 2016, making Macau the largest gaming market in the world.

8 Wynn Macau, Limited Management Discussion and Analysis Tourism The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau grew significantly from liberalization in 2002 to 2014. From the first quarter of 2015 until the second quarter of 2016, the Macau gaming market experienced a period of decline in both revenue and visitation. In the third quarter of 2016, both metrics began to improve and statistics for the year ended 2017 reflect a year-over-year increase of 5.4% with 32.6 million tourist arrivals to Macau. We have benefited from the rise in visitation to Macau during the year ended 2017. The Macau market has experienced tremendous growth in capacity since the opening of Wynn Macau in 2006. As at 31 December 2017, there were 37,100 hotel rooms, 6,419 table games and 15,622 slots in Macau, compared to 12,978 hotel rooms, 2,762 table games and 6,546 slots as at 31 December 2006. Gaming customers traveling to Macau typically come from nearby destinations in Asia, including mainland China, Hong Kong, Taiwan, South Korea and Japan. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, approximately 90.2% of visitors to Macau for the year ended 31 December 2017 were from mainland China, Hong Kong and Taiwan. Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Factors affecting tourism levels in Macau may include, among others: the prevailing economic conditions in mainland China and Asia; restrictions, conditions or other factors which affect visitation by citizens of mainland China to Macau; various countries’ policies on currency exchange controls and currency export and travel restrictions (for example on Renminbi, the currency of the PRC, and the issuance of travel visas that may be in place from time to time); and competition from other destinations which offer gaming and/or leisure activities. Natural and man-made disasters, extreme weather conditions (such as typhoons and heavy rainstorms), outbreaks of highly infectious diseases, public incidents of violence, security alerts, riots and demonstrations, war and other events, particularly in Macau and nearby regions, may result in decreases to visitor arrivals to Macau from mainland China and elsewhere and disrupt travel to and between our resorts. Any of these events may also interfere with our operations and could have a material adverse effect on our business, financial condition and results of operations. Although we have insurance coverage with respect to some of these events, we cannot assure you that any such coverage will be sufficient to indemnify us fully against all direct and indirect costs, including any loss of business that could result from substantial damage to, or partial or complete destruction of, any of our properties.

9Annual Report 2017 Management Discussion and Analysis Economic and Operating Environment A significant number of our gaming customers come from mainland China. Economic disruption, contraction or uncertainty in China could impact the number of patrons visiting our properties or the amount they may be willing to spend. In addition, policies adopted from time to time by the Chinese government, including any travel restrictions imposed by China on its citizens, such as restrictions imposed on exit visas granted to residents of mainland China for travel to Macau, could disrupt the number of visitors from mainland China to our resorts. It is not known when, or if, policies restricting visitation by mainland Chinese citizens to Macau and Hong Kong, will be put in place and travel policies may be adjusted, without notice, in the future. Furthermore, the Chinese government’s ongoing anti-corruption campaign has influenced the behavior of Chinese consumers and their spending patterns both domestically and abroad. The campaign and mainland Chinese monetary outflow policies have specifically led to tighter monetary transfer regulations, including real time monitoring of certain financial channels, limitations on cash withdrawals from ATM machines by mainland China citizens, the reduction of annual withdraw limits from bank amounts while the account holder is outside of mainland China and “know your client” protocols implemented on ATM machines. These policies may affect and impact the number of visitors and the amount of money they bring from mainland China to Macau. The overall effect of the campaign and monetary transfer restrictions may negatively affect our revenues and results of operations. Competition Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of casino properties in Macau. There are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy. The three subconcessionaires are Melco, MGM Macau, and Venetian Macau. As at 31 December 2017, there were approximately 40 casinos in Macau, including 22 operated by SJM. Each of the current six operators has operating casinos and several have expansion plans underway. The Macau government has had the ability to grant additional gaming concessions since April 2009. If the Macau government were to allow additional competitors to operate in Macau through the grant of additional concessions or subconcessions, we would face additional competition, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. During 2016, we contributed to the new capacity in the market, with the opening of Wynn Palace in the Cotai area. Several of our competitors also opened additional facilities during 2016 and 2017 and will open additional facilities over the next few years, which will further increase other gaming and non-gaming offerings in Macau.

10 Wynn Macau, Limited Management Discussion and Analysis Wynn Macau and Wynn Palace also face competition from casinos located throughout the world, including Singapore, the Philippines, Malaysia, Australia, Las Vegas, cruise ships in Asia that offer gaming and other casinos throughout Asia. Further, if current efforts to legalize gaming in other Asian countries, such as Japan, are successful, our resorts will face additional regional competition. Gaming Concession The current term of our Concession Agreement with the Macau government ends in June 2022. Unless our concession is extended, by June 2022, all of our gaming operations and related equipment in Macau will be automatically transferred to the Macau government without compensation to us and we will cease to generate any revenues from these operations. The Macau government has publicly commented that it is studying the process by which gaming concessions and subconcessions may be renewed. The relevant concession or subconcession held by Galaxy, Venetian Macau and Melco also expires in June 2022, whereas the relevant concession or subconcession held by SJM and MGM Macau expires in March 2020. Effective June 2017, the Macau government may redeem the Concession Agreement by providing us at least one year’s prior notice. In the event the Macau government exercises this redemption right, we are entitled to fair compensation or indemnity. The amount of such compensation or indemnity will be determined based on the amount of revenue generated during the tax year prior to the redemption multiplied by the remaining years under the concession. We may not be able to renew or extend our Concession Agreement on terms favorable to us or at all and, if our concession is redeemed, the compensation paid to us may not be adequate to compensate us for the loss of future revenues. We cannot conduct gaming operations in Macau without a gaming concession from the Macau government. The loss of our gaming concession would have a material adverse effect on our business, financial condition, results of operations and cash flows. Macau Laws and Regulations The operations of our resorts are contingent upon us maintaining all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations pursuant to Macau laws and regulations. The laws and regulations requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of the gaming operations, as well as persons financially interested or involved in gaming operations. WRM and its directors, key employees, managing companies and shareholders who own 5% or more of WRM’s shares must be found suitable and are subject to the continuous monitoring and supervision of the Macau government for the term of the Concession Agreement to ensure that they are suitable to conduct a gaming business in Macau. The objectives of the Macau government’s supervision are to preserve the conduct of gaming in Macau in a fair and honest manner and to safeguard and protect the interests of Macau in receiving taxes from the operation of casinos in the jurisdiction.

11Annual Report 2017 Management Discussion and Analysis Our activities are also subject to administrative review and approval by various agencies of the Macau government, including DICJ, Health Bureau, Labour Affairs Bureau, Land, Public Works and Transport Bureau, Fire Services Bureau, Financial Services Bureau (including the Tax Department), Monetary Authority of Macau, Financial Intelligence Office and Macau Government Tourism Office. We cannot assure you that we will be able to maintain all necessary approvals and licenses, and our failure to do so may materially affect our business and operations. Failure to comply with the terms of the Concession Agreement and adapt to the regulatory and gaming environment in Macau could result in the revocation of the Concession Agreement or otherwise negatively affect our operations in Macau. Developments in the regulation of the gaming industry could be difficult to comply with and significantly increase our costs, which could adversely affect our business. The Resignation of Mr. Stephen A. Wynn, the former Chief Executive Officer and Chairman of the Board of the Company, and his separation from the Group On 7 February 2018, Mr. Wynn resigned as executive Director, Chairman of the Board, and Chief Executive Officer of the Company after allegations of inappropriate conduct by Mr. Wynn were reported since January 2018. Mr. Wynn also resigned from his positions as director and officer of the Company’s subsidiaries. The resulting controversy related to Mr. Wynn and his separation from the Group could significantly harm our business in numerous ways, including in ways that we cannot predict. The DICJ, our gaming regulator in Macau, is monitoring and reviewing the situation, and we are cooperating. Additional allegations have been and may in the future be asserted against Mr. Wynn. Allegations may also be asserted against a member of Group in the future, and regulatory or legal proceedings involving a member of the Group may be commenced. The foregoing events, controversy and possible litigation or disputes, as well as the Macau Litigation Related to Okada (as further detailed in the Report of Directors — “Litigation - Macau Litigation Related to Okada”) and any additional connected matters that may arise in the future, can be expensive and may divert management’s attention from the operations of our business. The foregoing events, controversy and possible litigation or disputes may also lead to additional scrutiny from regulators. In addition, publicity of the foregoing events, controversy and litigation and disputes (actual and potential) could negatively impact our business, reputation and competitive position and could reduce demand for the securities of the Company and thereby have a negative impact on their trading prices. Furthermore, the Group’s integrated resort business model was pioneered by Mr. Wynn. Our business, reputation, and competitive position may be negatively affected as a result of our association with Mr. Wynn, or as a result of his separation from the Group and the loss of his skills and experience.

12 Wynn Macau, Limited Management Discussion and Analysis Gaming Promoters A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business. Gaming promoters introduce premium VIP players to Wynn Macau and Wynn Palace and often assist those players with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Macau and Wynn Palace pay the gaming promoters a commission which is a percentage of the gross gaming win generated by each gaming promoter. Approximately 80% of these commissions are netted against casino revenues, because such commissions approximate the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% of these commissions are included in other operating expenses, which approximate the amount of the commission ultimately retained by the gaming promoters as compensation. The total amount of commissions paid to gaming promoters and netted against casino revenues was HK$7.7 billion and HK$4.1 billion for the years ended 31 December 2017 and 2016, respectively. Commissions increased 87.3% for the year ended 31 December 2017 compared to the year ended 31 December 2016 as VIP gross table games win increased due to increased business volumes at Wynn Macau and the opening of Wynn Palace in the third quarter of 2016. We typically advance commissions to certain selected gaming promoters with strong operational performance history at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters, which is the difference between commissions advanced to each individual gaming promoter, and the net commissions payable to each such gaming promoter, increased primarily due to increased business volumes at Wynn Macau and Wynn Palace to HK$102.9 million as at 31 December 2017 from HK$37.0 million as at 31 December 2016. At the end of each month, any commissions outstanding are cleared no later than the fifth business day of the succeeding month and prior to the advancement of any further funds to a gaming promoter. We believe we have developed strong relationships with our gaming promoters. Our commission percentages have remained stable throughout our operating history. In addition to commissions, gaming promoters each receive a monthly complimentary allowance based on a percentage of the turnover its clients generate. The allowance is available for room, food and beverage and other products and services for discretionary use with the gaming promoter’s clients. Gaming promoters may experience certain difficulties in their Macau operations, including intensified competition in attracting patrons to come to Macau depending on certain factors, including Chinese government policies. These factors may cause gaming promoters to face a decrease in liquidity, limiting their ability to grant credit to their patrons, and difficulties in collecting credit they extend.

13Annual Report 2017 Management Discussion and Analysis The reputations and probity of the gaming promoters with whom we work are important to our own reputation and to our ability to operate in compliance with our gaming concession and Macau gaming laws. We conduct periodic reviews of the probity and compliance programs of our gaming promoters. However, we are not able to control our gaming promoters’ compliance with these high standards of probity and integrity, and our gaming promoters may violate provisions in their contracts with us designed to ensure such compliance. Failure by a gaming promoter we work with to comply with Macau gaming laws or maintain the required standards of probity and integrity could adversely affect our reputation and our business. Premium Credit Play We selectively extend credit to our VIP players contingent upon our marketing team’s knowledge of the players, their financial background and payment history. We follow a series of credit procedures and require various signed documents from each credit recipient that are intended to ensure that, among other things, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a check in the amount of the applicable credit line from credit players, collateralizing the credit we grant. Number and Mix of Table Games and Slot Machines The mix of VIP table games, mass table games and slot machines in operation at our resorts changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games will affect casino profitability. Intellectual Property Rights We have licensed the right to use certain “WYNN”-related trademarks and service marks from Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, an affiliate of Wynn Resorts, Limited. Our intellectual property assets, especially the logo version of “WYNN,” are among our most valuable assets. Pursuant to the licensing arrangement, WRM licenses the right to use the “WYNN” trademark in connection with WRM’s operation of hotel casinos in Macau in return for a monthly royalty payment. The licensing arrangement is not a fixed term arrangement; it is terminable on the occurrence of certain events, including if the WRL Group loses its rights in the “WYNN” mark, if Wynn Resorts, Limited ceases to hold more than a 50% voting interest in WRM or by the court appointed administrator in the event Wynn Resorts, Limited or Wynn Resorts Holdings, LLC enters into bankruptcy proceedings. If the existing licensing arrangement were terminated and we fail to enter into new arrangements with the WRL Group in respect of the “WYNN” mark, we would lose our rights to use the “WYNN” brand name, and “WYNN” trademarks and domain names. The loss of our ability to use these “WYNN”-related marks would cause severe disruption to our business and have an adverse effect on our business, financial condition and results of operations. For further information on the intellectual property licensing arrangement, see the section Report of the Directors - “Connected Transactions — Intellectual Property License Agreements”.

14 Wynn Macau, Limited Management Discussion and Analysis Wynn Resorts Holdings, LLC has filed applications with the United States Patent and Trademark Office (the “PTO”) and trademark registries including registries in Macau, mainland China, Hong Kong, Singapore, Japan, certain European countries and various other jurisdictions throughout the world, to register a variety of “WYNN”-related trademarks and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU”, “WYNN PALACE” and “ENCORE” as well as trademarks of the Chinese characters representing “WYNN” and other “WYNN”-related marks. If a third party successfully challenges our ownership of, or right to use, the “WYNN”-related trademarks and service marks, our business or results of operations could be harmed. We also are exposed to the risk that third parties may use “WYNN”-related trademarks without authorization. Furthermore, due to the increased use of technology in computerized gaming machines and in business operations generally, other forms of intellectual property rights (such as patents and copyrights) are becoming of increased relevance. It is possible that, in the future, third parties might assert superior intellectual property rights or allege that their intellectual property rights cover some aspect of our operations. The defense of such allegations may result in substantial expenses, and, if such claims are successfully prosecuted, may have a material impact on our business. Cybersecurity Risks We rely on information technology and other systems (including those maintained by third parties we work with) to maintain and transmit customer financial information, credit card settlements, credit card funds transmissions, mailing lists and reservations information and other personally identifiable information. We also maintain important internal company data relating to our operations and employees. The security of the information we maintain (or maintained by third parties we work with) encounter ever-evolving threats and risks of compromised security including cyber-attack attempts and cybersecurity breaches. Although we have implemented systems and processes to protect customers, employees and company information, the measures we take to deter and mitigate against these threats and risks may not be successful and our insurance coverage for protecting against cybersecurity risks may not be sufficient to cover the subsequent losses depending on the incident. A significant theft, loss or fraudulent use of customer or company data maintained by us or by a third- party service provider could have an adverse effect on our reputation, cause a material disruption to our operations and management team, and result in remediation expenses, regulatory penalties and litigation by customers and other parties whose information was subject to such attacks, all of which could have a material adverse effect on our business, results of operations and cash flows.

15Annual Report 2017 Management Discussion and Analysis Risk of Fraud, Cheating and Theft Acts of fraud or cheating through the use of counterfeit chips, covert schemes and other tactics, possibly in collusion with our employees, may be attempted or committed by our gaming customers with the aim of increasing their winnings. Our gaming customers, visitors and employees may also commit crimes such as theft in order to obtain chips not belonging to them. We have taken measures to safeguard our interests including the implementation of systems, processes and technologies to mitigate against these risks, extensive employee training, surveillance, security and investigation operations and adoption of appropriate security features on our chips such as embedded radio frequency identification tags. Despite our efforts, we may not be successful in preventing or detecting such culpable behavior and schemes in a timely manner and the relevant insurance we have obtained may not be sufficient to cover our losses depending on the incident, which could result in losses to our gaming operations and generate negative publicity, both of which could have an adverse effect on our reputation, business, results of operations and cash flows. Fraudulent Websites There has been an increase in the international operation of fraudulent online gambling and investment websites attempting to scam and defraud members of the public. These fraudulent websites can appear highly professional and will often feature false statements on their websites in an attempt to pass off as a legitimate business or purport to be in association with, or be accredited by, a legitimate business or governmental authority. Such websites may also wrongfully display logos and trademarks owned by legitimate businesses or governmental authorities, or use deceptively similar logos and imagery, to appear legitimate. We do not offer online gambling or investment accounts. Websites offering these or similar activities and opportunities that use our names, such as “Wynn Resorts (Macau) S.A.”, “Wynn”-related trademarks, including our marks for “Wynn Macau” and “Wynn Palace”, or similar names or images in likeness to ours, are doing so without our authorization and possibly unlawfully and with criminal intent. The Group is not responsible for the contents of such websites. If our efforts to cause these sites to be shut down through civil action and by reporting these sites to the appropriate authorities (where applicable, including for possible criminal prosecution) are unsuccessful or not timely completed, these unauthorized activities may continue and harm our reputation and negatively affect our business. Efforts we take to acquire and protect our intellectual property rights against unauthorized use throughout the world, which may include retaining counsel and commencing litigation in various jurisdictions, may be costly and may not be successful in protecting and preserving the status and value of our intellectual property assets. To report fraudulent websites or e-mails purportedly connected to the Group, please e-mail inquiries@wynnmacau.com.

16 Wynn Macau, Limited Management Discussion and Analysis ADJUSTED EBITDA Adjusted EBITDA is earnings before finance costs, finance revenues, net foreign currency differences, changes in fair value of interest rate swaps, income taxes, depreciation and amortization, pre- opening costs, property charges and other, share-based payments, Wynn Macau, Limited corporate expenses, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted Property EBITDA presented by Wynn Resorts, Limited for its Macau segment in its filings with the SEC, primarily due to the inclusion of license fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating profit. The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement and operating profit. For the year ended 31 December 2017 2016 HK$ HK$ (in thousands) Operating profit 5,369,644 2,264,532 Add Depreciation and amortization 2,775,977 1,591,397 Pre-opening costs – 1,003,521 Property charges and other 133,464 24,814 Share-based payments 111,061 117,894 Wynn Macau, Limited corporate expenses 107,376 103,266 Adjusted EBITDA 8,497,522 5,105,424

17Annual Report 2017 Management Discussion and Analysis REVIEW OF HISTORICAL OPERATING RESULTS Summary Breakdown Table The following table presents certain selected consolidated statement of profit or loss and other comprehensive income line items and certain other data. For the year ended 31 December 2017 2016 HK$ HK$ (in thousands, except for averages, daily win figures and number of tables and slot machines) Wynn Macau: Casino revenues(1) 18,346,060 16,525,870 Rooms(2) 92,774 123,919 Food and beverage(2) 197,407 210,194 Retail and other(2) 729,798 711,513 Wynn Palace(5): Casino revenues(1) 15,285,197 4,026,627 Rooms(2) 328,692 122,639 Food and beverage(2) 331,122 119,518 Retail and other(2) 729,568 259,198 Total operating revenues 36,040,618 22,099,478

18 Wynn Macau, Limited

Management Discussion and Analysis

	For the year ended 31 December	
	2017	2016
	HK$	HK$
	(in thousands, except for averages, daily win figures and number of tables and slot machines)	
Wynn Macau:		
VIP:		
VIP table games turnover	**454,269,332**	365,211,608
VIP gross table games win[1]	**14,862,762**	12,010,418
VIP gross table games win as a percentage of turnover (calculated before commission and accrued complimentaries)	**3.3%**	3.3%
Average number of gaming tables[3]	**96**	149
Daily gross win per gaming table[4]	**426,380**	219,927
Mass market:		
Mass market table drop	**35,261,569**	35,591,412
Mass market gross table games win[1]	**6,833,903**	6,810,648
Mass market gross table games win percentage	**19.4%**	19.1%
Average number of gaming tables[3]	**204**	217
Daily gross win per gaming table[4]	**91,693**	85,971
Slot machine handle	**27,480,093**	26,293,116
Slot machine win[1]	**1,190,055**	1,116,655
Average number of slots[3]	**914**	802
Average daily win per slot[4]	**3,567**	3,806
Wynn Palace[5]:		
VIP:		
VIP table games turnover	**409,761,734**	112,318,663
VIP gross table games win[1]	**11,588,024**	3,079,131
VIP gross table games win as a percentage of turnover (calculated before commission and accrued complimentaries)	**2.8%**	2.7%

Annual Report 2017 | 19

Management Discussion and Analysis

	For the year ended 31 December	
	2017	2016
	HK$	HK$
	(in thousands, except for averages, daily win figures and number of tables and slot machines)	
Average number of gaming tables[3]	104	81
Daily gross win per gaming table[4]	306,521	287,072
Mass market:		
Mass market table drop	27,202,666	7,763,673
Mass market gross table games win[1]	6,172,813	1,633,411
Mass market gross table games win percentage	22.7%	21.0%
Average number of gaming tables[3]	202	245
Daily gross win per gaming table[4]	83,525	50,489
Slot machine handle	23,800,082	5,731,600
Slot machine win[1]	1,283,116	313,851
Average number of slots[3]	1,026	962
Average daily win per slot[4]	3,426	2,473

Notes:

(1) Total casino revenues do not equal the sum of "VIP gross table games win", "mass market gross table games win" and "slot machine win" because casino revenues are reported net of the relevant commissions and accrued complimentaries. The following table presents a reconciliation of the sum of "VIP gross table games win", "mass market gross table games win" and "slot machine win" to total casino revenues.

	For the year ended 31 December	
	2017	2016
	HK$	HK$
	(in thousands)	
VIP gross table games win	26,450,786	15,089,549
Mass market gross table games win	13,006,716	8,444,059
Slot machine win	2,473,171	1,430,506
Poker revenues	155,028	146,669
Commissions and accrued complimentaries	(8,454,444)	(4,558,286)
Total casino revenues	33,631,257	20,552,497

20 Wynn Macau, Limited Management Discussion and Analysis (2) Promotional allowances are excluded from revenues in the accompanying consolidated statement of profit or loss and other comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis. The following table presents a reconciliation of net non-casino revenues as reported in our consolidated statement of profit or loss and other comprehensive income to gross non-casino revenues calculated on the adjusted basis. The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18. For the year ended 31 December 2017 2016 HK$ HK$ (in thousands) Room revenues 421,466 246,558 Promotional allowances 1,512,294 1,046,785 Adjusted room revenues 1,933,760 1,293,343 Food and beverage revenues 528,529 329,712 Promotional allowances 645,587 394,199 Adjusted food and beverage revenues 1,174,116 723,911 Retail and other revenues 1,459,366 970,711 Promotional allowances 85,398 62,831 Adjusted retail and other revenues 1,544,764 1,033,542 (3) For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the year. (4) Daily gross win per gaming table and daily win per slot are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau, Encore and Wynn Palace were open in the applicable year. In addition, the total table games win figures used herein do not correspond to casino revenues figures in our financial statements, because figures in our financial statements are calculated net of commissions and accrued complimentaries and the total table games win herein is calculated before commissions and accrued complimentaries. (5) Wynn Palace opened on 22 August 2016.

21Annual Report 2017 Management Discussion and Analysis Discussion of Results of Operations Financial results for the year ended 31 December 2017 compared to financial results for the year ended 31 December 2016 Operating Revenues Total operating revenues increased by 63.1% from HK$22.10 billion in 2016 to HK$36.04 billion in 2017. This increase was primarily due to the first full year operation of Wynn Palace with its opening in August 2016 and from Wynn Macau driven by higher VIP gaming volumes during 2017 compared to 2016. Casino Revenues Casino revenues increased by 63.6%, from HK$20.55 billion (93.0% of total operating revenues) in 2016 to HK$33.63 billion (93.3% of total operating revenues) in 2017. The components and reasons are as follows: VIP casino gaming operations. VIP gross table games win increased by 75.3%, from HK$15.09 billion in 2016 to HK$26.45 billion in 2017. The increase is due to VIP gross table games win increase of HK$8.51 billion and HK$2.85 billion from Wynn Palace and Wynn Macau, respectively. The increase in Wynn Palace VIP gross table games win was primarily due to its first full year of operations. The increase in Wynn Macau VIP gross table games win was primarily driven by an increase in business volumes, with VIP table games turnover up 24.4%, from HK$365.21 billion in 2016 to HK$454.27 billion in 2017. Wynn Macau VIP gross table games win as a percentage of turnover (calculated before commissions and accrued complimentaries) remained flat at 3.3% in 2017, which was above our expected range of 2.7% to 3.0%. Mass market casino gaming operations. Mass market gross table games win increased by 54.0%, from HK$8.44 billion in 2016 to HK$13.01 billion in 2017. The increase is due to mass market gross table win increase of HK$4.54 billion and HK$23.3 million from Wynn Palace and Wynn Macau, respectively. The increase in Wynn Palace mass market gross table games win was primarily due to its first full year of operations. The increase in Wynn Macau mass market gross table win was due to an increase in the mass market gross table games win percentage from 19.1% in 2016 to 19.4% in 2017, partially offset by a decrease in the mass market table drop from HK$35.59 billion in 2016 to HK$35.26 billion in 2017. Slot machine gaming operations. Slot machine win increased by 72.9% from HK$1.43 billion in 2016 to HK$2.47 billion in 2017. The increase was due to slot machine win increase of HK$969.3 million and HK$73.4 million from Wynn Palace and Wynn Macau, respectively. The increase in Wynn Palace slot machine win was primarily due to its first full year of operations. The increase in Wynn Macau slot machine win was primarily driven by an increase in business volumes, with slot machine handle increasing by 4.5%, from HK$26.29 billion in 2016 to HK$27.48 billion in 2017, and an increase in the average number of slot machines from 802 in 2016 to 914 in 2017.

22 Wynn Macau, Limited

Management Discussion and Analysis

Non-casino Revenues

Net non-casino revenues, which include room, food and beverage and retail and other revenues, increased by 55.7% from HK$1.55 billion (7.0% of total operating revenues) in 2016 to HK$2.41 billion (6.7% of total operating revenues) in 2017. The increase in non-casino revenues was largely due to Wynn Palace's first full year of operations with its opening in August 2016.

Rooms. Our room revenues, which exclude promotional allowances in our consolidated statement of profit or loss and other comprehensive income, increased by 70.9% from HK$246.6 million in 2016 to HK$421.5 million in 2017.

Management also evaluates room revenues on an adjusted basis which include promotional allowances when assessing performance. Adjusted room revenues including promotional allowances increased by 49.5% from HK$1.29 billion in 2016 to HK$1.93 billion in 2017.

The following table presents additional information about our adjusted room revenues for Wynn Macau and Wynn Palace (which include promotional allowances):

Adjusted room revenues information

	For the year ended 31 December	
	2017	2016
Wynn Macau:		
Adjusted Average Daily Rate (includes promotional allowances of HK$1,771 in 2017 and HK$1,957 in 2016)	**HK$2,002**	HK$2,277
Occupancy	**97.5%**	94.4%
Adjusted REVPAR (includes promotional allowances of HK$1,726 in 2017 and HK$1,848 in 2016)	**HK$1,952**	HK$2,150
Wynn Palace#:		
Adjusted Average Daily Rate (includes promotional allowances of HK$1,315 in 2017 and HK$1,522 in 2016)	**HK$1,842**	HK$2,139
Occupancy	**96.2%**	83.2%
Adjusted REVPAR (includes promotional allowances of HK$1,265 in 2017 and HK$1,267 in 2016)	**HK$1,772**	HK$1,780

Wynn Palace opened on 22 August 2016.

23Annual Report 2017 Management Discussion and Analysis Food and beverage. Food and beverage revenues, which exclude promotional allowances in our consolidated statement of profit or loss and other comprehensive income, increased by 60.3% from HK$329.7 million in 2016 to HK$528.5 million in 2017. Management also evaluates food and beverage revenues on an adjusted basis including promotional allowances when assessing performance. Food and beverage revenues adjusted to include these promotional allowances increased by 62.2% from HK$723.9 million in 2016 to HK$1.17 billion in 2017. Retail and other. Our retail and other revenues, which exclude promotional allowances in our consolidated statement of profit or loss and other comprehensive income increased by 50.3% from HK$970.7 million in 2016 to HK$1.46 billion in 2017. Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances when assessing performance. Adjusted retail and other revenues including promotional allowances increased by 49.5% from HK$1.03 billion in 2016 to HK$1.54 billion in 2017. Operating Costs and Expenses Gaming taxes and premiums. Gaming taxes and premiums increased by 67.1%, from HK$10.01 billion for the year ended 31 December 2016 to HK$16.74 billion for the same period of 2017. This increase from 2016 to 2017 was primarily due to gross gaming win generated after the opening of Wynn Palace on 22 August 2016. The increase was commensurate with the 63.6% increase in casino revenues. WRM is subject to a 35% gaming tax on gross gaming win. In addition, WRM is also required to pay 4% of its gross gaming win as contributions for public development and social facilities. Staff costs. Staff costs increased by 16.8%, from HK$3.95 billion for the year ended 31 December 2016 to HK$4.61 billion for the same period of 2017. The increase was due to increased headcount for the operation of Wynn Palace. Other operating expenses. Other operating expenses increased by 50.6%, from HK$4.26 billion for the year ended 31 December 2016 to HK$6.41 billion for the same period of 2017, driven mainly by increase in business volume related expenses such as gaming promoters’ commissions, license fees, cost of sales, advertising and promotion expenditures and other expenses, all primarily due to the full year of operations of Wynn Palace. The increase of business volume related expenses was partially offset by a HK$64.6 million decrease of provision for doubtful accounts. The change in the provision was primarily due to increased collections of casino accounts receivable that resulted in the reversal of previously recorded allowance for doubtful accounts.

24 Wynn Macau, Limited Management Discussion and Analysis Depreciation and amortization. Depreciation and amortization increased by 74.4% from HK$1.59 billion for the year ended 31 December 2016 to HK$2.78 billion for the same period of 2017. The increase was primarily due to the opening of Wynn Palace with associated buildings and improvements and furniture, fixtures and equipment placed in service. Property charges and other. Property charges and other increased from HK$24.8 million for the year ended 31 December 2016 to HK$133.5 million for the same period of 2017. During the year ended 31 December 2017, we incurred HK$133.5 million primarily due to abandonment charges and asset retirements associated with various renovation projects and estimated costs related to property damage caused by a typhoon, partially offset by an insurance claim. Amounts in 2016 represent the gain/loss on the sale of equipment and other assets as well as costs related to assets retired or abandoned as a result of renovating certain assets of the Company in response to customer preferences and changes in market demand. As a result of the foregoing, total operating costs and expenses increased by 54.6%, from HK$19.83 billion in 2016 to HK$30.67 billion in 2017. Finance Revenues Finance revenues decreased from HK$24.2 million in 2016 to HK$15.0 million in 2017. The decrease was primarily due to holding lower average cash balances in 2017 compared to 2016. During 2017 and 2016, our short-term investment strategy has been to preserve capital while retaining sufficient liquidity. The majority of our cash equivalents were primarily in time deposits and fixed deposits with a maturity of three months or less. Finance Costs Finance costs increased by 51.5% from HK$838.1 million in 2016 to HK$1.27 billion in 2017. The increase in finance costs was driven by the decrease in capitalized interest from HK$432.9 million in the year ended 31 December 2016 to nil in the year ended 31 December 2017 due to the completion of Wynn Palace construction work. Interest Rate Swaps As required under the terms of the Wynn Macau Credit Facilities, we entered into agreements, which swapped a portion of the interest on our loans from floating to fixed rates. These transactions did not qualify for hedge accounting. Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each year. We recorded a gain of HK$3.4 million for 2016, compared to a loss of HK$8.2 million for 2017, respectively, resulting from the movement in the fair value of our interest rate swaps. These interest rate swaps expired in July 2017.

25Annual Report 2017 Management Discussion and Analysis Income Tax Expense Income tax expense was HK$12.4 million in 2016 and 2017. Our income tax expense relates to the current tax expense recorded by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement. Net Profit Attributable to Owners of the Company As a result of the foregoing, net profit attributable to owners of the Company increased by 157.8%, from HK$1.44 billion in 2016 to HK$3.70 billion in 2017. LIQUIDITY AND CAPITAL RESOURCES Capital Resources Since the opening of Wynn Macau and Wynn Palace on 6 September 2006 and 22 August 2016, respectively, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations and cash on hand. Our cash balances as at 31 December 2017 were approximately HK$5.24 billion. This cash is available for operations, new development activities, enhancements to our properties, debt service and retirement, and general corporate purposes. On 30 September 2015, WRM expanded the availability of borrowings under its senior secured bank facility to approximately HK$23.82 billion consisting of an approximately HK$17.97 billion fully funded senior secured term loan facility and an approximately HK$5.85 billion senior secured revolving credit facility. WRM also has the ability to upsize the total senior secured facilities by approximately an additional HK$7.80 billion equivalent (US$1.00 billion) pursuant to the terms and provisions of the agreement for the Wynn Macau Credit Facilities. As at 31 December 2017, the Group had approximately HK$5.85 billion of available borrowing capacity under the Wynn Macau Credit Facilities. On 18 July 2016, WMLF entered into an agreement as the borrower for a revolving credit facility for initially up to HK$1.55 billion (approximately US$198.1 million) with Bank of China Limited, Macau Branch as the lender. On 25 October 2016, the WMLF Revolving Credit Facility was amended and upsized, increasing the available borrowing capacity to HK$3.87 billion (approximately US$495.2 million). The WMLF Revolving Credit Facility matures in July 2018, at which time any outstanding borrowings must be repaid. As at 31 December 2017, the Group had no outstanding amounts under the amended WMLF Revolving Credit Facility.

26 Wynn Macau, Limited Management Discussion and Analysis On 20 September 2017, the Company completed the issuance of 4.875% senior notes due 2024 with an aggregate principal amount of US$600 million (approximately HK$4.69 billion) (the “WML 2024 Notes”) and 5.5% senior notes due 2027 with an aggregate principal amount of US$750 million (approximately HK$5.86 billion) (the “WML 2027 Notes” and together with the WML 2024 Notes, the “WML Notes”). The Company used the net proceeds from the WML Notes and cash on hand to fund the cost of extinguishing the WML 2021 Notes. Gearing Ratio The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio. As at 31 December 2017 2016 HK$ HK$ (in thousands, except for percentages) Interest-bearing borrowings 28,123,305 32,169,888 Accounts payable 681,147 525,501 Construction and retentions payables 458,161 1,168,326 Other payables and accruals 10,234,868 6,191,037 Amounts due to related companies 261,601 202,298 Other liabilities 223,472 222,932 Less: cash and cash equivalents (5,239,690) (2,591,442) restricted cash and cash equivalents (16,886) (22,109) Net debt 34,725,978 37,866,431 Equity 3,000,758 2,453,064 Total capital 3,000,758 2,453,064 Capital and net debt 37,726,736 40,319,495 Gearing ratio 92.0% 93.9%

27Annual Report 2017 Management Discussion and Analysis Cash Flows The following table presents a summary of the Group’s cash flows. For the year ended 31 December 2017 2016 HK$ HK$ (in millions) Net cash generated from operating activities 12,667.3 5,843.2 Net cash used in investing activities (1,162.0) (6,757.1) Net cash used in financing activities (8,858.4) (3,229.3) Net increase/(decrease) in cash and cash equivalents 2,646.9 (4,143.2) Cash and cash equivalents at beginning of year 2,591.4 6,731.4 Effect of foreign exchange rate changes, net 1.4 3.2 Cash and cash equivalents at end of year 5,239.7 2,591.4 Net cash generated from operating activities Our net cash generated from operating activities is primarily affected by changes in our working capital and operating profit generated by our Macau Operations. Net cash from operating activities was HK$12.67 billion in 2017, compared to HK$5.84 billion in 2016. Operating profit was HK$5.37 billion in 2017 compared to HK$2.26 billion in 2016. The increase in net cash generated from operating activities was primarily attributable to the changes in working capital and the increase in operating profit. Net cash used in investing activities Net cash used in investing activities was HK$1.16 billion in 2017, compared to HK$6.76 billion in 2016. Net cash used in 2017 included capital expenditures of HK$1.26 billion for renovations to enhance and refine the Macau Operations and for purchases of property and equipment, partially offset by HK$78.0 million of proceeds from insurance claims, HK$14.9 million of interest receipts and HK$6.2 million in proceeds from the sale of property and equipment and other assets. Net cash used in 2016 primarily included capital expenditures of HK$6.51 billion for both Wynn Palace construction costs and renovations to enhance and refine the Wynn Macau operations and fine arts acquisition cost of HK$278.8 million.

28 Wynn Macau, Limited Management Discussion and Analysis Net cash used in financing activities Net cash used in financing activities was HK$8.86 billion during 2017, compared to HK$3.23 billion during 2016. During 2017, the net cash used in financing activities was primarily due to a HK$2.65 billion net repayment on the senior revolving credit facility of the Wynn Macau Credit Facilities, a HK$1.47 billion repayment of the WMLF Revolving Credit Facility, HK$3.27 billion of dividend payments made in June 2017 and September 2017, HK$7.39 billion principal payments in the tender offer of WML 2021 Notes, HK$3.15 billion payments on redemption of the untendered WML 2021 Notes, HK$396.3 million payments on debt financing costs and HK$1.08 billion of interest payments, partially offset by receipts of HK$10.55 billion proceeds from issuance of WML Notes. During 2016, net cash used in financing activities was primarily due to a HK$3.11 billion special dividend payment made in April 2016, a HK$3.03 billion repayment for the senior revolving credit facility of the Wynn Macau Credit Facilities, HK$685.7 million interest payments and a HK$124.0 million payment for land premiums, partially offset by HK$2.33 billion proceeds from the senior revolving credit facility and HK$1.47 billion net proceeds from the WMLF Revolving Credit Facility. Indebtedness The following table presents a summary of our indebtedness. Indebtedness information As at 31 December 2017 2016 HK$ HK$ (in thousands) Bank loans 17,970,353 22,003,178 Senior notes 10,553,330 10,498,819 Less: debt financing costs, net (400,378) (332,109) Total interest-bearing borrowings 28,123,305 32,169,888

29Annual Report 2017 Management Discussion and Analysis Wynn Macau Credit Facilities Overview As at 31 December 2017, the Wynn Macau Credit Facilities consisted of approximately HK$23.82 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$17.97 billion equivalent fully funded senior term loan facility and an approximately HK$5.85 billion equivalent senior revolving credit facility. There is also an option to upsize the total senior secured credit facilities by approximately an additional HK$7.80 billion equivalent (US$1.00 billion) under the Wynn Macau Credit Facilities and related agreements upon the satisfaction of various conditions. The borrowings under the Wynn Macau Credit Facilities were used to refinance WRM’s indebtedness in 2015 and for a variety of purposes, including to fund the construction and development of Wynn Palace and for general corporate purposes. The HK$17.97 billion equivalent term loan facility is repayable in graduating installments of between 2.50% to 7.33% of the principal amount on a quarterly basis commencing December 2018, with a final installment of 50% of the principal amount repayable in September 2021. The final maturity of any outstanding borrowings from the revolving credit facility is September 2020, by which time any outstanding borrowings from the revolving loans must be repaid. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. Security and Guarantees Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo. With respect to the Concession Agreement and WRM’s land concession agreement, the WRM lenders have certain cure rights and consultation rights with the Macau government in the event of an enforcement action by the lenders. Second Ranking Lender WRM is also a party to a bank guarantee reimbursement agreement with Banco National Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities.

30 Wynn Macau, Limited Management Discussion and Analysis Other Terms The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The circumstances giving rise to an event of default includes if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities. The Directors confirm that there is no non-compliance with the financial covenants or general covenants contained in the Wynn Macau Credit Facilities. The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder. The Group had approximately HK$5.85 billion available to draw under the revolving credit facility of the Wynn Macau Credit Facilities as at 31 December 2017. WML 2021 Notes On 11 September 2017, the Company commenced a cash offer to purchase and cancel any and all of the outstanding aggregate principal amount of the WML 2021 Notes. On 21 September 2017, approximately US$946.4 million (approximately HK$7.39 billion) principal amount of the WML 2021 Notes were repurchased and cancelled by the Company pursuant to the cash offer. The Company redeemed and cancelled the remaining US$403.6 million (approximately HK$3.15 billion) principal amount of the outstanding WML 2021 Notes and discharged the indenture under which the WML 2021 Notes were issued on 20 October 2017. The withdrawal of the listing of the WML 2021 Notes became effective on 27 October 2017. WML Notes On 20 September 2017, the Company completed the issuance of the WML Notes. The Company used the net proceeds from the WML Notes and cash on hand to fund the cost of extinguishing the WML 2021 Notes. Interest on the WML Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018.

31Annual Report 2017 Management Discussion and Analysis At any time prior to 1 October 2020 and 1 October 2022, the Company may redeem the WML 2024 Notes and WML 2027 Notes, respectively, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the WML Notes or (b) a “make-whole” amount as determined by an independent investment banker in accordance with the terms of the indentures for the WML Notes, dated as of 20 September 2017 (the “WML Indentures”). In either case, the redemption price would include accrued and unpaid interest. In addition, at any time prior to 1 October 2020, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2024 Notes and the WML 2027 Notes, at a redemption price equal to 104.875% of the aggregate principal amount of the WML 2024 Notes and 105.5% of the aggregate principal amount of the WML 2027 Notes, as applicable. On or after 1 October 2020 and 1 October 2022, the Company may redeem the WML 2024 Notes and WML 2027 Notes, respectively, in whole or in part, at a premium decreasing annually from 102.438% and 102.75%, respectively, of the applicable principal amount to 100% of the applicable principal amount, plus accrued and unpaid interest. If the Company undergoes a Change of Control (as defined in the WML Indentures), it must offer to repurchase the WML Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. The circumstances that will constitute a Change of Control includes the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to Mr. Stephen A. Wynn or a related party of Mr. Wynn, the consummation of any transaction that results in any party other than Mr. Wynn and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of Wynn Resorts, Limited and the first day on which a majority of the members of the Board are not continuing directors. A related party of Mr. Wynn under the WML Indentures includes any immediate family member or former spouse of Mr. Wynn or any entity or vehicle where Mr. Wynn and/or any immediate family member or former spouse of Mr. Wynn hold 51% or more of the controlling interest. Continuing directors under the WML Indentures means either (i) the Directors as of the date the WML Notes were issued or (ii) Directors that were nominated for election, were elected or appointed to the Board with the approval of a majority of the continuing directors at the time of such nomination, election or appointment. In addition, the Company may redeem the WML Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, in response to any change in or amendment to certain tax laws or tax positions. Further if a holder or beneficial owner of the WML Notes fails to meet certain requirements imposed by any Gaming Authority (as defined in the WML Indentures), the Company may require the holder or beneficial owner to dispose of or redeem its WML Notes.

32 Wynn Macau, Limited Management Discussion and Analysis Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same scope as it does on the date of the WML Notes issuance, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML Notes will have the right to require the Company to repurchase all or any part of such holders’ WML Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest. WMLF Revolving Credit Facility During 2016, WMLF entered into an agreement as the borrower for a revolving credit facility for up to HK$3.87 billion (approximately US$495.2 million) with Bank of China Limited, Macau Branch as the lender. Borrowings under the WMLF Revolving Credit Facility are required to be secured by pledged US$ deposits to be placed by WRL in a pledged account at Bank of China Limited, Macau Branch. Borrowings under the WMLF Revolving Credit Facility are used for working capital requirements and general corporate purposes. The borrowings under the WMLF Revolving Credit Facility bear interest initially at 1.50% per annum, such rate calculated as the interest rate paid by Bank of China Limited, Macau Branch to WRL in respect of the US$ deposits in the pledged account at Bank of China Limited, Macau Branch plus a margin of 0.40%. Under the terms of the agreement, mandatory repayment is required upon a change in control or material adverse effect (as defined in the agreement). The final maturity of any outstanding borrowings under the WMLF Revolving Credit Facility is 18 July 2018, by which time any outstanding borrowings must be repaid in full. As at 31 December 2017, the Group had no outstanding amounts under the WMLF Revolving Credit Facility and the full HK$3.87 billion available. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as interest rates, and foreign currency exchange rates.

33Annual Report 2017 Management Discussion and Analysis Foreign Currency Exchange Risks The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s functional and presentation currency, for incorporation into the consolidated financial statements. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars and Macau patacas, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. The Macau pataca is pegged to the Hong Kong dollar, and in many cases the two currencies are used interchangeably in Macau. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. We attempt to manage exposure to foreign currency exchange risks associated with future scheduled interest payments through the use of foreign currency forward contracts. These contracts involve the exchange of one currency for a second currency at a future date and are with a counter-party, which is a major international financial institution. Interest Rate Risks One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations. The Group had three interest rate swap agreements intended to manage a portion of the underlying interest rate risk on borrowings under the Wynn Macau Credit Facilities. Under two swap agreements, the Group paid a fixed interest rate of 0.73% on borrowings of approximately HK$3.95 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. Under the third swap agreement, the Group paid a fixed interest rate of 0.6763% on borrowing of US$243.8 million (approximately HK$1.91 billion) incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. All three of the above swap agreements expired in July 2017.

34 Wynn Macau, Limited Management Discussion and Analysis The carrying value of these interest rate swaps on the consolidated statement of financial position approximates its fair value. The fair value approximates the amount the Group would pay or receive if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions and, therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods. We adjust this amount by applying a non-performance valuation, considering our creditworthiness or the creditworthiness of our counterparties at each settlement date, as applicable. These transactions do not qualify for hedge accounting. Accordingly, changes in the fair values during the years ended 31 December 2017 and 2016, were charged to the consolidated statement of profit or loss and other comprehensive income. OFF BALANCE SHEET ARRANGEMENTS We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives except for interest rate swap and foreign currency forward contracts. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity. OTHER LIQUIDITY MATTERS We expect to fund our operations and capital expenditure requirements from operating cash flows, cash on hand and availability under our credit facilities. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all. New business developments or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing. In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resorts. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements. Taking into consideration our financial resources, including our cash and cash equivalents, internally generated funds and availability under our credit facilities, we believe that we have sufficient liquid assets to meet our current and anticipated working capital and operating requirements. RELATED PARTY TRANSACTIONS For details of the related party transactions, see note 27 to the Financial Statements. Our Directors confirm that all related party transactions have been conducted on normal commercial terms, and that their terms are fair and reasonable.

35Annual Report 2017 Directors and Senior Management OUR DIRECTORS The following table presents certain information in respect of the members of our Board during the year ended 31 December 2017 and up to the date of this Annual Report. Name Age Position Date of Appointment as a Director Matthew O. Maddox 42 Executive Director and Chief Executive Officer* 28 March 2013 Ian Michael Coughlan 58 Executive Director and President 16 September 2009 Linda Chen 51 Executive Director and Chief Operating Officer 16 September 2009 Stephen A. Wynn (resigned on 7 February 2018) 76 Former Chairman of the Board, Executive Director and Chief Executive Officer 16 September 2009 Kim Sinatra 57 Non-executive Director 1 April 2017 Maurice L. Wooden 56 Non-executive Director 7 February 2018 Allan Zeman, GBM, GBS, JP 69 Chairman of the Board and Independent Non-executive Director# 16 September 2009 Jeffrey Kin-fung Lam, GBS, JP 66 Independent Non-executive Director 16 September 2009 Bruce Rockowitz 59 Independent Non-executive Director 16 September 2009 Nicholas Sallnow-Smith 68 Independent Non-executive Director 16 September 2009 Notes: * Mr. Matthew O. Maddox was re-designated from non-executive Director to executive Director and was appointed as Chief Executive Officer of the Company effective 7 February 2018. # Dr. Allan Zeman was appointed as the non-executive Chairman of the Company on 7 February 2018.

36 Wynn Macau, Limited Directors and Senior Management The biography of each Director is set out below: Executive Directors Mr. Matthew O. Maddox, aged 42, is the Chief Executive Officer of the Company, a position he has held since his appointment on 7 February 2018. Mr. Maddox is responsible for overseeing the Group’s operations, development and continued excellence. Mr. Maddox was a non-executive Director of the Company up to 28 March 2013 until his re-designation as an executive Director on 7 February 2018. Mr. Maddox is also the Chief Executive Officer and President of Wynn Resorts, Limited, positions he has held since 6 February 2018 and November 2013 respectively. From March 2008 to May 2014, Mr. Maddox was the Chief Financial Officer of Wynn Resorts, Limited. Since joining Wynn Resorts in 2002, Mr. Maddox has served as Wynn Resorts’ Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, LLC, as the Chief Financial Officer of WRM, and as Wynn Resorts’ Treasurer and Vice President-Investor Relations. Mr. Maddox also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited and the Company including as President and a Director of WRM. Prior to joining Wynn Resorts, Limited in 2002, Mr. Maddox worked in Corporate Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Mr. Maddox has over 18 years of experience in the gaming, casino and hotel industry. Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department. Mr. Ian Michael Coughlan, aged 58, has been the President of the Company since 30 September 2016 and an executive Director of the Company since 16 September 2009. Mr. Coughlan was the President of WRM from July 2007 until March 2017 when he relinquished this role after his appointment as President of the Company. Mr. Coughlan is responsible for the entire operation and development of both Wynn Macau and Wynn Palace. Mr. Coughlan also serves as a director of several subsidiaries of the Company. Prior to these roles, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 35 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan holds a Diploma from Shannon College of Hotel Management, Ireland.

37Annual Report 2017 Directors and Senior Management Ms. Linda Chen, aged 51, has been an executive Director and the Chief Operating Officer of the Company since 16 September 2009, Chief Operating Officer of WRM since June 2002 and President of WRM since March 2017. Ms. Chen is also the Executive Director of WRM. Ms. Chen is responsible for the marketing and strategic development of WRM and was integral to the openings of Wynn Macau and Wynn Palace. Ms. Chen served as a director of Wynn Resorts, Limited from October 2007 to December 2012 and is the President of WIML. In these positions, she is responsible for the set-up of international marketing operations of Wynn Resorts, Limited. Prior to joining the Group, Ms. Chen was Executive Vice President — International Marketing at MGM Mirage, a role she held from June 2000 until May 2002, and was responsible for the international marketing operations for MGM Grand, Bellagio and The Mirage. Prior to this position, Ms. Chen served as the Executive Vice President of International Marketing for Bellagio and was involved with its opening in 1998. She was also involved in the opening of the MGM Grand in 1993 and The Mirage in 1989. Ms. Chen is also a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau) and a director of Macau Chamber of Commerce. Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989. Mr. Stephen A. Wynn, aged 76, had served as an executive Director, the Chairman of the Board of Directors and Chief Executive Officer of the Company since 16 September 2009 until his resignation on 7 February 2018. Mr. Wynn was also the President of the Company from September 2009 to January 2014. Mr. Wynn had also served as Chairman and Chief Executive Officer of Wynn Resorts, Limited since June 2002 until his resignation on 6 February 2018. Mr. Wynn had also served as an officer and/or director of several subsidiaries of Wynn Resorts, Limited and the Company, including as Director, Chairman and Chief Executive Officer of WRM until his resignation in February 2018. Non-executive Directors Ms. Kim Sinatra, aged 57, has been a non-executive Director of the Company since 1 April 2017. Ms. Sinatra is the Executive Vice President, General Counsel and Secretary of Wynn Resorts, Limited, a position she has held since February 2006. She joined Wynn Resorts, Limited in January 2004 as Senior Vice President and General Counsel of its development activities. She also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited and the Company. From 2000 to 2003, Ms. Sinatra served as Executive Vice President and Chief Legal Officer of Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). She has also served as General Counsel for The Griffin Group, Inc., Merv Griffin’s investment management company, and as a partner in the New York office of the law firm Gibson, Dunn & Crutcher LLP.

38 Wynn Macau, Limited Directors and Senior Management Mr. Maurice L. Wooden, aged 56, was appointed as a non-executive Director of the Company on 7 February 2018. Mr. Wooden is the President of Wynn Las Vegas, LLC, which is a subsidiary of Wynn Resorts, Limited, and owner and operator of Wynn Las Vegas and Encore Las Vegas, where he oversees the day-to-day operations of the properties. He assumed this position in February 2013. From January 2007 to February 2013, Mr. Wooden was the Chief Operating Officer of Wynn Las Vegas and from October 2005 to January 2007 was the Executive Vice President of Food and Beverage. Prior to joining Wynn Las Vegas, Mr. Wooden served as President and Chief Operating Officer of the Golden Nugget. He has worked in various departments in the gaming industry for over 25 years. His previous jobs also include Vice President of Casino Marketing at the Mirage and Senior Vice President of Operations at Beau Rivage in Biloxi. Independent non-executive Directors Dr. Allan Zeman, GBM, GBS, JP, aged 69, was appointed as the non-executive Chairman of the Company on 7 February 2018. Dr. Zeman has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and was the Vice Chairman of the Company before the appointment as the non-executive Chairman of the Company. Effective from 29 March 2014, Dr. Zeman became an independent non-executive Director of the Company. He was also a non-executive director of Wynn Resorts, Limited, from October 2002 to December 2012. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman is the Vice Patron of Hong Kong Community Chest, and serves as a director of the “Star” Ferry Company, Limited. Dr. Zeman also serves as an independent non-executive director of Pacific Century Premium Developments Limited, Sino Land Company Limited, Tsim Sha Tsui Properties Limited, Television Broadcasts Limited (TVB) and Global Brands Group Holding Limited, all of which are listed on the Hong Kong Stock Exchange.

39Annual Report 2017 Directors and Senior Management Having lived in Hong Kong for over 45 years, Dr. Zeman has been very involved in government services as well as community activities. Besides having been the Chairman of Hong Kong Ocean Park, a major theme park in Hong Kong, from July 2003 to June 2014 and is now a honorary advisor, he is also a member of the General Committee of the Hong Kong General Chamber of Commerce and Hong Kong China’s representative to the Asia-Pacific Economic Cooperation (APEC) Business Advisory Council (“ABAC HK Members”). Dr. Zeman is a member of the board of Governors of The Canadian Chamber of Commerce in Hong Kong. Dr. Zeman was a member of the Board of West Kowloon Cultural District Authority, and the chairman of its Performing Arts Committee from 2008 to 2016 and is now a honorary advisor. He is also the member of the Economic Development Commission Working Group on Convention and Exhibition Industries and Tourism of the Government of Hong Kong. In September 2014, Dr. Zeman was invited by former HKSAR Chief Executive Mr. CH Tung to be a Special Advisor to his Our Hong Kong Foundation, which is dedicated to promoting the long-term and overall interests of Hong Kong. In June 2015, Dr. Zeman was appointed as a Board Member of the Airport Authority of Hong Kong. In November 2015, Dr. Zeman was appointed to the board of directors of The Hong Kong Entrepreneurs Fund launched by Alibaba Group. In 2001, Dr. Zeman was appointed as a Justice of the Peace in Hong Kong. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011. In 2008, Dr. Zeman was awarded Business Person of the Year by the Hong Kong Business Award. In 2012, he was awarded Honorary Doctorate Degrees of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong. Mr. Jeffrey Kin-fung Lam, GBS, JP, aged 66, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam was appointed as a non-official member of the Executive Council of Hong Kong in October 2012. Mr. Lam is also a member of the National Committee of the Chinese People’s Political Consultative Conference and a member of the Legislative Council of Hong Kong. He is the Chairman of the Independent Commission Against Corruption (ICAC) Complaints Committee and Aviation Security Company Limited. He is also a member of the board of Airport Authority Hong Kong and a member of the Fight Crime Committee in Hong Kong. In April 2016, Mr. Lam was appointed as a director of the Hong Kong Mortgage Corporation Limited (HKMC). Mr. Lam is also a General Committee Member of the Hong Kong General Chamber of Commerce and the Vice-Chairman of The Hong Kong Shippers’ Council. In addition, Mr. Lam is an independent non-executive director of CC Land Holdings Limited, China Overseas Grand Oceans Group Limited, Chow Tai Fook Jewellery Group Limited, CWT International Limited (formerly known as HNA Holding Group Co. Limited) and i-Cable Communications Limited, all of which are listed on the Hong Kong Stock Exchange. He has served as the director on the board of Heifer International — Hong Kong since January 2016. Mr. Lam was also an independent non-executive director of Hsin Chong Construction Group Ltd. from August 2002 to May 2014 and Bracell Limited (formerly known as Sateri Holdings Limited) until November 2016.

40 Wynn Macau, Limited Directors and Senior Management In 1996, Mr. Lam was appointed Justice of the Peace in Hong Kong and became a member of the Most Excellent Order of the British Empire. He was awarded the honor of the Gold Bauhinia Star in July 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively. Mr. Bruce Rockowitz, aged 59, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz has been appointed as the Chief Executive Officer, Vice Chairman and Executive Director of Global Brands Group Holding Limited, a company spun off from Li & Fung Limited and listed on the Hong Kong Stock Exchange in July 2014. Mr. Rockowitz joined Li & Fung Limited as Executive Director in 2001 until June 2014. He was the President of the Li & Fung Group from 2004 to 2011, and Group President and Chief Executive Officer from 2011 to June 2014. He was also the co-founder and Chief Executive Officer of Colby International Limited, a large Hong Kong buying agent, prior to its acquisition by Li & Fung in 2000. In addition to his positions at Li & Fung and Global Brands Group, Mr. Rockowitz is a co-founder of The Pure Group, a lifestyle, fitness and yoga group operating in Hong Kong, Singapore, Taiwan and mainland China. He is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology, New York. In March 2012, he became a member of the Global Advisory Council of the Women’s Tennis Association (WTA). In 2008, Mr. Rockowitz was ranked first by Institutional Investor for Asia’s Best CEOs in the consumer category. In the years 2010 and 2011, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In the years 2012 and 2017, Mr. Rockowitz was named Asia’s Best CEO at Corporate Governance Asia’s Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization in 2012 and 2013.

41Annual Report 2017 Directors and Senior Management Mr. Nicholas Sallnow-Smith, aged 68, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith also served as the Chairman and an independent non-executive director of Link Asset Management Limited (formerly The Link Management Limited) between April 2007 and March 2016, when he also served as Chairman of Link Asset Management Limited’s Finance and Investment, and Nominations Committees. Link Asset Management Limited is the manager to Link Real Estate Investment Trust (formerly The Link Real Estate Investment Trust), which is listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of UCP Plc, which was listed on the London Stock Exchange. Prior to joining Link, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging finance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Holdings Limited from 1993 to 1998. Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Merchant Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers from 1996 to 2000, as Chairman of the Matilda Child Development Centre in 1994 and 1995 and as Chairman of the Matilda International Hospital from 2003 to 2005. He is an Executive Committee member of the Hong Kong Youth Arts Foundation, a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative), and a member of the Board of Governors of Hong Kong Philharmonic Society Ltd. He was the Chairman of Manpower Committee of the Hong Kong General Chamber of Commerce from 2014 to 2016. He was previously the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong from 2012 to 2014. He is also a Councillor of the Foundation for the Arts and Music in Asia Limited and chairman of the Lion Rock Institute. He has been a member of the Financial Reporting Council of Hong Kong since December 2012. Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees.

42 Wynn Macau, Limited

Directors and Senior Management

OUR SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group (other than our executive Directors).

Wynn Resorts (Macau) S.A.

Name	Age	Position
Frank Xiao	50	President — Marketing
Jay M. Schall	44	Senior Vice President and General Counsel#, Senior Vice President — Legal
Robert Alexander Gansmo	48	Senior Vice President — Chief Financial Officer

Wynn Macau

Name	Age	Position
Ciarán Pearse Carruthers	49	Chief Operating Officer
Frank Anthony Cassella*	40	Senior Vice President — Chief Financial Officer
Mao Ling Yeung	46	Senior Vice President — Human Resources
Stratoe Koutsouridis	54	Vice President — Casino Operations
Elizabeth Doherty	59	Assistant Vice President — Casino Operations
Craig Arthur Raymond Mitchell	56	Assistant Vice President — Slot Operations
Elsie Guerrero	61	Assistant Vice President — Wynn Club Gaming
Rory McGregor Forbes	48	Executive Director — Security Operations

Wynn Palace

Name	Age	Position
Frederic Jean-Luc Luvisutto	46	Chief Operating Officer
Kristoffer Luczak	48	Executive Vice President — Food & Beverage
Michael Francis Clifford	55	Senior Vice President — Casino Operations
Mo Yin Mok	56	Senior Vice President — Human Resources#
Dianne Fiona Dennehy	62	Senior Vice President — Main Floor Gaming
Peter James Barnes	58	Senior Vice President — Security & Corporate Investigation
Dennis Hudson^	58	Vice President — Wynn Club Gaming

Notes:

- \# Position held in the Company.
- * Transferred to a new position with the WRL Group in March 2018.
- ^ Retired effective on 1 March 2018.

43Annual Report 2017 Directors and Senior Management The biography of each member of the senior management team (other than our executive Directors) is set out below: Wynn Resorts (Macau) S.A. Mr. Frank Xiao, aged 50, is the President — Marketing of WRM, a position he has held since October 2012. Prior to this position, Mr. Xiao was the Senior Executive Vice President — Premier Marketing between August 2006 and October 2012. Mr. Xiao is responsible for providing leadership and guidance to the marketing team and staff, developing business for and promoting Wynn Macau. Prior to this position, Mr. Xiao was the Senior Executive Vice President — China Marketing for WIML and Worldwide Wynn between 2005 until 2006. Prior to joining the Group, Mr. Xiao was the Senior Vice President of Far East Marketing at MGM Grand Hotel. During his 12 years at the MGM Grand Hotel, he was promoted several times from his first position as Far East Marketing Executive in 1993. Mr. Xiao holds a Bachelor of Science Degree in Hotel Administration and a Master’s Degree in Hotel Administration from the University of Nevada, Las Vegas. Mr. Jay M. Schall, aged 44, is the Senior Vice President and General Counsel of the Company and Senior Vice President — Legal of WRM. He has held senior legal positions with WRM since May 2006. Mr. Schall has over 18 years of experience in the legal field, including over 14 years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law. Mr. Robert Alexander Gansmo, aged 48, is the Senior Vice President — Chief Financial Officer. In this position, Mr. Gansmo is responsible for the management and administration of WRM’s finance division. Prior to this position, Mr. Gansmo was the Senior Vice President — Chief Financial Officer of Wynn Palace since January 2014 and the Senior Vice President — Chief Financial Officer of Wynn Macau from April 2009 to January 2014, and the Director — Finance of Wynn Macau, a position he assumed in January 2007. Before joining WRM, Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the Director of Financial Reporting from November 2002. Prior to joining the Wynn Resorts, Limited, Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche. Mr. Gansmo graduated in 1993 from California State University, Chico, where he obtained a Bachelor of Science Degree in Business Administration with a focus on accounting.

44 Wynn Macau, Limited Directors and Senior Management Wynn Macau Mr. Ciarán Pearse Carruthers, aged 49, is the Wynn Macau Chief Operating Officer, a position he has held since January 2017. Mr. Carruthers is responsible for overseeing all operations at Wynn Macau, including gaming operations. Prior to this position, Mr. Carruthers was the Senior Vice President and Director of the Venetian and Plaza Operations for Sands China Limited. Mr. Carruthers has been in the gaming industry for 30 years and in Asia Pacific region since 1991 and Macau since 2002. Among others, Mr. Carruthers held positions as President & CEO of Asia Pacific Gaming and Chief Operating Officer of StarWorld Hotel & Casino and SVP Operations of City Clubs at Galaxy Entertainment Group Limited. He has also held a number of senior operational roles at casino resorts in South East Asia, the Philippines and the US Pacific Islands. Mr. Frank Anthony Cassella, aged 40, was the Wynn Macau Senior Vice President — Chief Financial Officer since January 2014 until he transferred to a new position with the WRL Group in March 2018. Mr. Cassella was responsible for the management and administration of Wynn Macau finance division. Prior to this position, Mr. Cassella worked at Wynn Resorts, Limited since 2006 as the Executive Director of Financial Reporting. Prior to joining Wynn Resorts, Limited, Mr. Cassella practiced as a certified public accountant with firms in Las Vegas and New York, including PricewaterhouseCoopers and KPMG. Mr. Cassella graduated from the Pennsylvania State University, where he obtained a Bachelor of Science Degree in Accounting. Ms. Mao Ling Yeung, aged 46, is the Wynn Macau Senior Vice President — Human Resources, a position she has held since January 2017. Prior to this position, Ms. Yeung was the Wynn Palace Senior Vice President — Human Resources from June 2015 to December 2016. Ms. Yeung has over 20 years of all-round human resources and organization development experience in various sectors including hospitality, luxury retail, and property within the Asia Pacific region. Prior to joining the Group, Ms. Yeung was the Regional Director of Human Resources at SSP Asia Pacific Limited, and before that, she had also held various strategic human resources leadership positions in such multinational organizations as Swire Properties Limited, Swire Hotels, Louis Vuitton Asia Pacific, Four Seasons and Shangri-La. Ms. Yeung holds a Bachelor’s Degree in Hospitality Management and a Master’s Degree in Business Administration. She is also an alumna of the Advanced Management Program from INSEAD, Fontainebleau. Mr. Stratoe Koutsouridis, aged 54 joined Wynn Macau in 2017 as Vice President — Casino Operations. He leads and oversees mass and Wynn Club Gaming operations, slot operations, casino administration, staffing, training, budgeting and business operations for Wynn Macau. Mr. Koutsouridis is a career gaming professional who has worked in casinos for more than 30 years across multiple jurisdictions in Australia, Greece, Saipan and Macau, where he has worked and resided since 2005. Prior to this position, Mr. Koutsouridis held the position of Vice President of Operations, where he managed multiple business units and departments, at Venetian Macau.

45Annual Report 2017 Directors and Senior Management Ms. Elizabeth Doherty, aged 59, is the Wynn Macau Assistant Vice President — Casino Operations, a position she has held since August 2016. Ms. Doherty is responsible for leading and overseeing the Main Floor Gaming operations. Prior to this position, she was Director of Workforce Administration at Wynn Macau from November 2007 to December 2014. She joined Wynn Macau pre-opening as a Casino Manager in June 2006. Before joining Wynn Macau, Ms. Doherty held a variety of gaming and service leadership roles in Australasia and Europe. She has over 25 years of experience in the gaming and services industry covering a broad spectrum of responsibilities including gaming operations, training and development, along with project management, safety and security. Mr. Craig Arthur Raymond Mitchell, aged 56, is the Wynn Macau Assistant Vice President — Slot Operations, a position he has held since June 2011. Mr. Mitchell is responsible for providing leadership and guidance to the slot department management team and staff. This includes establishing the operational structure, instituting departmental policies and procedures, developing slot merchandising strategies, and projecting and evaluating the revenues and expenses of the department. Prior to this position, Mr. Mitchell was the Director — Slot Operations between June 2008 and May 2011 and a Shift Manager of Slots between June 2006 and May 2008. Mr. Mitchell held management roles in various hospitality-related businesses prior to joining the Group including Gaming Manager at a Rugby Super League Club in Sydney which had 300 slot machines. From 1989, he was Operations Manager and Duty Manager at Balmain Leagues Club (Tigers), Australia. Mr. Mitchell has attended the Gaming Executive Development Program at the University of Nevada, United States. Ms. Elsie Guerrero, aged 61, is the Wynn Macau Assistant Vice President — Wynn Club Gaming, a position she has held since July 2015. Ms. Guerrero is responsible for overseeing Wynn Club Gaming operations, expansion projects, staffing and training, budgeting and business operation for Wynn Macau. Prior to this position, she was the Casino Manager at Wynn Las Vegas from April 2008 to June 2015. Ms. Guerrero started her gaming career as a Dealer at the former MGM Grand Hotel (now Bally’s) in Las Vegas in 1980, and has amassed over 35 years of experience in the casino industry. Prior to joining Wynn Las Vegas, she held the position as a Baccarat Manager at Caesar Palace Las Vegas from April 2000 to June 2007 and was part of the pre-opening team in MGM Grand Macau as a Casino Shift Manager from July 2007 to March 2008. Mr. Rory McGregor Forbes, aged 48, is the Wynn Macau Executive Director — Security Operations, a position he has held since 10 July 2014. Mr. Forbes is responsible for all aspects of Wynn Macau’s security. Prior to joining the Group, Mr. Forbes served in the Royal Hong Kong Police Force, where he enjoyed a decorated 13-year career, rising to the rank of Senior Inspector. He then spent four and a half years with The HALO Trust which specializes in mine clearance and destruction of explosive ordnance in conflict zones. Immediately prior to joining Wynn Macau, Mr. Forbes was Associate Director of Security at Venetian Macau. Mr. Forbes speaks five languages and has professional experience in executive and VIP security, crowd management and public order control. Mr. Forbes holds a Bachelor Degree in Modern Chinese and Business Studies and a Master of Science Degree in Public Policy and Management. Mr. Forbes also completed the Public Security Bureau University course in Beijing, China and the Senior Police Administration Course in Ottawa, Canada.

46 Wynn Macau, Limited Directors and Senior Management Wynn Palace Mr. Frederic Jean-Luc Luvisutto, aged 46, is the Wynn Palace Chief Operating Officer, a position he has held since January 2014. Mr. Luvisutto is responsible for overseeing all operations at Wynn Palace. Prior to this position, Mr. Luvisutto was the Managing Director of the Star Resort and Casino in Sydney, Australia. Before this he was the Managing Director of Jupiters Resort and Casino, Gold Coast, Australia. Mr. Luvisutto’s hospitality and gaming career spans over 20 years and also includes appointments as Vice President of The Signature at MGM Grand in Las Vegas and Vice President — Hotel Operations at Monte Carlo Resort and Casino in Las Vegas. Mr. Luvisutto graduated from the Lausanne Hotel Management School, Switzerland. Mr. Kristoffer Luczak, aged 48, is the Executive Vice President – Food & Beverage. Mr. Luczak is responsible for overseeing the food and beverage division at Wynn Palace and providing group management oversight of Wynn Macau including all projects related to food and beverage concepts, design, products and service. Prior to joining the Group, Mr. Luczak was the Senior Vice President of Food & Beverage of Melco Resorts & Entertainment Limited (formerly Melco Crown Entertainment Limited) where he served for more than a decade, overseeing all food and beverage strategy and directing food and beverage operations at their three integrated resorts in Macau (City of Dreams, Studio City and Altira). Mr. Luczak’s hospitality career spans 30 years, the last 20 of which he has spent in senior operations roles throughout Asia, including Raffles Hotel Singapore, The Peninsula Bangkok, Dusit Thani Bangkok and The Oberoi, Bali. Mr. Michael Francis Clifford, aged 55, is the Wynn Palace Senior Vice President – Casino Operations. Mr. Clifford is responsible for providing leadership and operational direction for Wynn Palace gaming operations. Mr. Clifford has over 26 years of experience in the gaming industry. Over his career, Mr. Clifford has gained experience in a wide range of assignments from International Marketing to Table Games, being steadily promoted into a variety of leadership positions in baccarat and main floor operations. Prior to his position, Mr. Clifford held the position of Vice President of Table Games at MGM Macau, managing 427 tables and 2,500 employees. Prior to moving to Macau, Mr. Clifford was Vice President of International Marketing at MGM Resorts International.

47Annual Report 2017 Directors and Senior Management Ms. Mo Yin Mok, aged 56, is the Senior Vice President — Human Resources of the Company, a position she has held since January 2017. Ms. Mok is responsible for overseeing and leading the human resources function of the Company. She joined Wynn Macau in June 2008 as Vice President — Human Resources and was promoted as Wynn Macau Senior Vice President — Human Resources in June 2014. Ms. Mok has an extensive 30-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front office, housekeeping, security and spa departments. Ms. Mok currently serves on the Faculty of Business Administration Advisory Board of the University of Macau and is a panel member of the Hong Kong Council for Accreditation of Academic and Vocational Qualifications. Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong. Ms. Dianne Fiona Dennehy, aged 62, is the Wynn Palace Senior Vice President — Main Floor Gaming, a position she has held since January 2015. Ms. Dennehy is responsible for leading and overseeing Wynn Palace’s Main Floor Gaming division. Prior to this position, she was the Vice President — Main Floor Gaming from September 2011 to December 2014, from September 2010 to August 2011 she was the Assistant Vice President — Main Floor Gaming, and from September 2005 through August 2010 she was the Director — Main Floor Gaming. Ms. Dennehy was responsible for the overall operations of Wynn Macau main floor table games operation. Ms. Dennehy has over 40 years of experience in the casino industry and has experience in such areas as table games operations, card room operations, cash desk, slots, VIP, guest relations, human resources, and training and development. Prior to joining the Group, Ms. Dennehy was involved in the opening of a number of casino properties in Australia, and has also opened properties in Sri Lanka, Yugoslavia and Egypt. She also has six years of experience in human resources, which she gained as the Human Resources Operations Manager at Star City, Sydney, Australia.

48 Wynn Macau, Limited Directors and Senior Management Mr. Peter James Barnes, aged 58, is the Wynn Palace Senior Vice President – Security and Corporate Investigation, a position he has held since May 2015. Mr. Barnes is responsible for all aspects of security and corporate investigations. Mr. Barnes also served as Executive Director — Security & Corporate Investigations of WRM between July 2008 and June 2012. Between July 2012 and April 2015, Mr. Barnes was Vice President Corporate Security at Galaxy Entertainment Group Limited. Mr. Barnes has 30 years of experience in the Hong Kong Police Force and has held various managerial positions involving serious crimes, homicide, organized crime and anti-riot operations. Mr. Barnes’ experience includes serving as the Divisional Commander in charge of uniformed and criminal investigation department officers in Tsimshatsui, Hong Kong, a position he held from 2004 until 2005 when he was promoted to the rank of Detective Senior Superintendent of Police in the Kowloon East region. Mr. Barnes has professional qualifications which cover security design, financial investigations, intermediate and senior command, criminal intelligence and surveillance operations. Mr. Barnes completed the 205th Session of the Federal Bureau of Investigation’s National Academy Program in Quantico, Virginia, United States. Mr. Barnes was awarded the Commanding Officer’s Commendations in 1983 and 1997. Mr. Dennis Hudson, aged 58, was the Wynn Palace Vice President — Wynn Club Gaming since July 2015 until his retirement in effective on 1 March 2018. Mr. Hudson is responsible for overseeing Wynn Club Gaming operations, expansion projects, staffing and training, budgeting and business operation for Wynn Palace. Prior to this position, he was Wynn Macau Vice President — Wynn Club Gaming from April 2012 to June 2015 and he was a Shift Manager — Wynn Club from joining Wynn Macau in April 2006 through March 2012. Mr. Hudson started his gaming career at the Playboy Victoria Sporting Club on Edgware Road in London in 1979, and has amassed over 35 years of experience in the casino industry, including senior management positions. Among others, he was a Casino Manager for Star Cruises, where he was responsible for shipboard casino operations on cruises throughout Asia from 2000 to April 2006 and he was the Director of Gaming for VIP Clubs in the Czech Republic from 1995 to 2000. OUR COMPANY SECRETARY Ms. Ho Wing Tsz, Wendy has been appointed as the company secretary of the Company with effect from 28 February 2013. She is a Director of Corporate Services Division at Tricor Services Limited, a global professional service provider specialized in integrated business, corporate and investor services. Ms. Ho is a Chartered Secretary and a Fellow of both The Hong Kong Institute of Chartered Secretaries (“HKICS”) and The Institute of Chartered Secretaries and Administrators in the United Kingdom. She has over 20 years of experience in a diversified range of corporate services and has been providing professional secretarial services to a number of listed companies, a real estate investment trust listed on the Hong Kong Stock Exchange as well as multinational, private and offshore companies. She is a holder of the Practitioner’s Endorsement from HKICS.

49Annual Report 2017 Environmental, Social and Governance Report OVERVIEW Driven by our leadership and core values, we endeavor to create shared sustainable value with all of our stakeholders. Our commitment to environmental, social and governance responsibility is an element of our broader strategy which emphasizes workplace practices, guest experience and positive contribution to local communities. SCOPE OF REPORTING In this section we address the general disclosures and certain key performance indicators set out in the Hong Kong Stock Exchange’s (“HKEx”) Environmental, Social and Governance Reporting Guide (“HKEx ESG Guide”) in respect of WRM’s core operations and activities at Wynn Macau and Wynn Palace, unless stated otherwise. The core operations and activities at Wynn Macau and Wynn Palace include the casino, hotel, food & beverage, retail, spa, meeting, entertainment and recreational offerings. The scope of our environmental, social and governance (“ESG”) reporting was reviewed by the Board. We have not disclosed key performance indicators by intensity in this report as we are in the process of studying the most appropriate measurements and refining our data collection systems for these purposes. ESG GOVERNANCE AND MANAGEMENT The Board has overall responsibility over our ESG strategy and reporting and, in this regard, is primarily assisted and advised by the Committees of the Board and senior management. Senior management in turn collaborates with various departments and committees to drive implementation and receive progress reports. Each department, in conjunction with the legal and compliance departments, is responsible for monitoring compliance with relevant laws and regulations, and compliance with company policies relevant to their area of responsibility. Our management’s efforts are also augmented by the support of the Wynn Green Team and The Wynn Employee (WE) Volunteer Team, which are described later in this report.

50 Wynn Macau, Limited Environmental, Social and Governance Report STAKEHOLDER ENGAGEMENT AND MATERIAL SUSTAINABILITY ISSUES We have identified our key stakeholders as our employees, government bodies, our guests, the local communities, non-governmental organizations, our investors and our suppliers and local small-and-medium local enterprise partnerships (“SMEs”). We consider our internal and external stakeholders as valued partners and have set up strategic, collaborative business relationships to better understand the ever-evolving needs of those impacted by the activities and decisions of our organization. Through our collaboration and the strategic communication channels in which we engage, we enhance our understanding of the views and expectations of our stakeholders, enabling us to better assess and manage the impact of our activities. Going forward, through our continuous engagement, we will be able to continuously refine our sustainability initiative. Outlined below are our key stakeholders and our methods of engagement. Meetings Briefings Regulatory filings Public and private forums Economic Performance Governance Risk and Crisis Management Emissions Energy Water Waste Workforce Practices Health & Safety Human Capital Development Human Rights Community Involvement Sourcing Responsible Gaming Privacy & Confidentiality Anti-Corruption Employees Employee support services Training and development Staff informational exhibitions Reward and recognition programs Wynn Stories (further described in the Social section) Government Bodies Customer service Marketing host and loyalty programs In-room customer feedback questionnaire Guests Earnings releases Meetings through investor relations channels Investors Volunteering events Fund raising Charitable giving Local Communities Business relationships and partnerships Small-and-medium local enterprise partnerships (SMEs) Suppliers and Local SMEs Media communications channels Public and private forums Briefings and meetings Regular volunteering events Non-Governmental Organizations Material Sustainability Topics

51Annual Report 2017 Environmental, Social and Governance Report ENVIRONMENTAL We are committed to managing our environmental impact through the development of effective infrastructure, programs and practices to continually improve our environmental performance. We have procedures in place to monitor processes and practices that enable us to reduce our environmental impact and increase our operating efficiencies. Innovations that may improve efficiencies are regularly evaluated. Our practices have been designed to address associated objectives, risks and targets. In 2017, there were no confirmed incidents of non-compliance or grievances confirmed in relation to environmental protection laws or regulations that have a significant impact on us. Objectives Our core environmental management objectives are as follows: • Mitigating emissions and resource management • Minimizing waste going to landfill or incineration • Promoting energy efficiency • Water conservation Mitigating Emissions We seek to minimize our impact on the environment and natural resources by using our resources efficiently, and by monitoring and minimizing our energy consumption thereby reducing our emissions. Our leadership promotes the efficient use of resources, including energy, water and paper, and encourages greener solutions in all aspects of our business provided that our service standards and guest experience are not compromised. Set forth below are our estimated emissions metrics for 2017:

52 Wynn Macau, Limited Environmental, Social and Governance Report ENVIRONMENTAL (CONTINUED) Emissions (vehicular only) (kg) Nitric oxides (NOX) 10,697 Sulphur oxides (SOX) 23 Particulate matter (PM) 1,057 Greenhouse Gas Emissions (tCO2e) Scope 1 – Direct emissions 15,909 Scope 2 – Indirect emissions 257,100 Total emissions 273,009 Minimizing Waste We recycle cardboard, plastic, aluminum cans, scrap iron, newspaper, soap and cooking oil. Discarded soap donated from our resorts to Clean the World provides recycled soap products to people in-need to help prevent hygiene related illness. In 2017, Wynn Macau installed a composter to reduce our food waste. The composter’s hygienization eliminates harmful pathogens and disease bacteria from compost under accredited standards. Composted food waste is reduced in weight by between 80%-90% and is used for fertilizer. The process helps reduce methane gases created by food scraps to landfill. We implemented a card scanner and monitoring system on the majority of our staff printers. Based on this initiative we have experienced a reduction in paper usage. The process helps to limit the printing of unnecessary documents and promotes a more electronic office environment. In 2017, we realized the first full year of paper usage reduction. Our use of packaging materials has not been identified as material for reporting purposes.

53Annual Report 2017 Environmental, Social and Governance Report ENVIRONMENTAL (CONTINUED) Minimizing Waste (CONTINUED) We treat hazardous waste and non-hazardous waste in accordance with local regulation. We are in the process of refining our data collection procedures for both hazardous and non-hazardous waste. Energy Efficiency The recent advancements in LED and low energy fluorescent lighting technology offered us the opportunity of switching from incandescent lighting to less energy intensive LED and low energy fluorescent lighting at Wynn Macau without compromising our superior standards or guest experience. We researched the opportunity and realized the significant costs savings potential and correlated energy savings. In 2016, we began replacing selected lighting and have experienced a reduction of our electricity usage as a result. Shuttle buses provide transport services in Macau from the borders and ferry terminals to resort destinations. With the commencement of operations at Wynn Palace in August 2016, routes were optimized realizing synergies and associated cost savings and emission reductions. In 2017, Wynn Macau formed a joint bus operation with another resort operator, which further reduced the number of buses required. We participated in several forums to communicate our initiatives and to gather information and better understand the climate in the marketplace for new potential energy saving undertakings such as: • Participation in environmental campaigns such as the Macau Energy Saving Week and “Earth Hour” organized by the World Wide Fund for Nature (WWF). • Environmental forum for the China Green Building and Energy Saving Association. We consumed an estimated 356,481 megawatts of energy in 2017. This measurement excludes off-site operations such as our warehouse and dormitories as well as outsourced services such as laundry.

54 Wynn Macau, Limited Environmental, Social and Governance Report ENVIRONMENTAL (CONTINUED) Water Conservation Water consumption is monitored and analyzed. We consumed an estimated 2,308,401 cubic meters of water in 2017, which excludes off-site operations such as our warehouse and dormitories as well as outsourced services such as laundry. We do not have any material concerns with respect to sourcing the water we require for our operations. Our water saving initiatives are as follows: • “Smart” technologies and systems using timers and water restrictors. • Installation of water aerators in the back-of-house faucets. Education, Awareness and Participation We established The Wynn Green Team, a team of employees passionate about environmental issues and protection, to, among other things, assist in raising awareness of environmental issues, promote the adherence to the principle of Reducing, Reusing and Recycling and encourage the adoption of environmentally-friendly practices. Our employees are encouraged to participate in green initiatives and training and we are supportive of efforts to enhance our environmental sustainability.

55Annual Report 2017 Environmental, Social and Governance Report SOCIAL Employment and Labor Practices Our talented and dedicated employees play an integral role in our overall success. In recognition of the importance of our employees to our business, we place great emphasis on creating a collegiate and conducive environment for our employees to excel and advance. Our desire is to have our employees achieve their highest potential, both as professionals and as individuals. To this end, our senior management is committed to providing the highest level of compassionate leadership. We respect and adhere to all applicable employment and labor related laws and regulations. In 2017, there were no incidents of non-compliance or material grievances confirmed in relation to employment and labor laws and regulations that have a significant impact on us. We also adhere to laws and regulations that relate to the prevention of child and forced labor. There have not been any actual or alleged incidents of non-compliance in connection with laws preventing child and forced labor in the history of our operations. Employment In conjunction with the employment contracts maintained with employees, we have established policies and practices in place to govern the terms of employment, including with regard to compensation, overtime compensation, dismissal or termination, working hours and rest periods. Upon joining us, employees participate in an orientation program and are provided with a Team Member Guidebook containing information about our service standards, core values, policies and practices, rules and regulations and other relevant information. Benefits In addition to salaries our employees enjoy benefits highlighted below: • Eligibility for matching contributions from us to the employee’s provident fund account. • Eligibility for share awards under our employee ownership scheme, which is further described on pages 83 to 85 of this Annual Report. • Discretionary performance bonuses. • Coverage under a comprehensive medical and dental plan. • Access to an in-house medical center. • Work-shift meals are provided in our celebrated employee dining room. OUR CORE VALUES • Care about everyone and everything • Show never-ending attention to detail • Take responsibility; don’t leave it to others • Always strive to be better

56 Wynn Macau, Limited Environmental, Social and Governance Report SOCIAL (CONTINUED) Employee Assistance Program The “Employee Assistance Program” was launched in August 2007 to help Wynn employees deal with a range of professional and personal issues affecting work performance, family and other aspects of life. Recruitment When a position becomes available, we prefer to promote from within (where possible) before expanding our search outside. Our recruitment and promotion practices adhere to the Macau government’s initiatives. We are also committed to equal opportunity for employment, advancement and training to qualified individuals regardless of race, color, religion, gender, age, national origin, mental or physical disability or marital status. Over 30 nationalities are represented by our employees. Certain recruitment programs and activities in 2017 are highlighted below: • Frequent career days and fairs are held at Wynn Macau, Wynn Palace and at other off-site locations. • Participation in career fairs organized by various tertiary education institutes in Macau. • Collaboration with various secondary and tertiary education institutes to provide internship programs to local students. • Providing career exploratory activities and learning opportunities to secondary and tertiary school students who wish to join the hospitality industry. • The development of a Career Advancement Program to accelerate fresh graduates’ preparedness into supervisory roles in Front Desk Services and Housekeeping divisions. • Establishment of Wynn Facilities Training Academy to provide well-structured vocational training to high school leavers who join as Facilities Trainees, career advancement as Technicians upon completion of the 24-month training program. • Initial launch of Wynn Facilities Graduate Management Trainee Program that targets university graduates, the 3-year program aims to develop their facilities and engineering management skills through practical application, academy learning, business cases and projects, mentoring based project assignments, people management and leadership development programs. Employee Retention We celebrated Wynn Macau’s 10th Anniversary in 2016. Over one third of our original pre-opening team employees were with us to celebrate this milestone. We hosted a special event as a gesture of our gratitude to, and in honor of more than 2,200 employees for their decade of loyal service. We also provided awards for employees celebrating their 10th anniversaries in 2017. Health and Safety We are committed to providing a safe and healthy working environment for all team members and contractors, and acknowledge that occupational health and safety is one of the key elements of the company’s operations.

57Annual Report 2017 Environmental, Social and Governance Report SOCIAL (CONTINUED) Health and Safety (CONTINUED) We have practices and guidelines in place that help us ensure that our employees have a safe working environment and are adequately protected from any occupational hazards that may exist. The code of personal conduct that our employees adhere to sets out the expected standard of conduct in all areas, including with respect to health and safety matters. Our long- established Security department-led Health and Safety Committee, composed of a cross-section of management, meets regularly to review and make decisions on the adequacy of our health and safety related practices and guidelines. We also promote awareness of health and safety issues through a variety of communication channels, including our intranet, “The WIRE”, posters in back-of- house areas, activity workshops and seminars. We respect and adhere to all applicable health and safety related laws and regulations. In 2017, there were no major incidents of non-compliance or grievances confirmed in relation to health and safety laws and regulations that have a significant impact on us. Human Capital Development Our Learning and Advancement department is dedicated to facilitating our mission of nurturing and enriching the lives of our employees by providing training and learning programs and other opportunities for personal and professional advancement. In addition to providing training in fundamental skills and in the areas of service, leadership and wellbeing, our Learning and Advancement team also seeks to inspire, challenge and coach our employees to help them accomplish their career aspirations. Listed below are highlights for 2017 from our Learning and Advancement team: • Approximately 28,000 and 20,000 hours of skills training were provided to our employees for 2017 and 2016, respectively. • More than 397 and 140 service improvement training sessions were organized in 2017 and 2016, respectively. • More than 16,538 and 16,500 learning hours were completed in our e-Learning Lab for 2017 and 2016, respectively. • Nineteen pit managers and supervisors were fully sponsored for Gaming Diploma Programs at the University of Macau. • A new batch of one-year Career Advancement Programs was launched in September, twenty Gaming Supervisors and dealers were selected, and will gain management positions in Hotel Operations and Food and Beverage. • Seventeen Personal Enrichment Programs provided nearly 400 hours of learning for both 2017 and 2016.

58 Wynn Macau, Limited Environmental, Social and Governance Report SOCIAL (CONTINUED) Human Capital Development (CONTINUED) Our employees are encouraged to share their experiences of the wonderful things that happen at the workplace. In 2014, we launched the Wynn Stories Program. Our stories celebrate “heroes” who excel at living and breathing our core values. We have developed convenient ways for our employees to submit their Wynn Stories, which are shared on our intranet, “The WIRE”, Story Cards, and in-person through Story Champions. Wynn Stories • Stories of exceptional customer service and kindness between team members are collected, written and published throughout the property. • A total of 168 (approximately 3 per week) Wynn Stories were submitted to the team in 2017. • Thirty-five stories were published and distributed as ‘Wynn Stories of the Week’. We have the Star Program in place to promote and support our employees in their pursuit of continued excellence and development. Each month, employees who perform exceptionally well are nominated to be Star Nominees. The Star Nominees are rewarded with gifts, recognition and a special luncheon in their honor and the Star Winner is congratulated with special recognition as the Star of the Month. Separately, Diamond Awards are awarded each quarter to outstanding supervisors and managers who show exceptional leadership talent under the Diamond Award Program. We also award Certificates of Achievement to employees for their dedication and exemplary service under the Certificate of Achievement Program as a gesture of our appreciation of the special accomplishment. Community We believe that donating our time, talents, skills and resources with compassion to worthy causes is a meaningful and effective way of giving back to the community. We value being a part of the Macau community and cherish the positive impact we can make on the development of Macau and its community. We frequently engage the local Macau community through a range of activities, including volunteer work, fund-raising activities and general dialog with community organizations.

59Annual Report 2017 Environmental, Social and Governance Report SOCIAL (CONTINUED) Community (CONTINUED) The WE (Wynn Employee) Volunteer Team The WE (Wynn Employee) Volunteer Team was established in 2010 as a means to harness the collective efforts of our employees to give back to the community. Through The WE Volunteer Team, we organize and participate in a wide range of events and activities, with particular focus on outreach programs concerning the elderly, children, people recovering from mental illness and vulnerable animals. The WE Volunteer Team now has over 1,078 members from a variety of departments. In 2017, The WE Volunteer Team organized and participated in over 42 community events and activities. Education and the Community We are dedicated to supporting the education of the people of Macau. In addition to our donations to the University of Macau Development Foundation and other Macau educational institutions, we sponsor scholarships in Macau universities in a bid to nurture local talents. Charitable Giving Each year, we donate money and goods to a wide variety of charities and non-profit organizations that support worthy causes such as local education promotion, children’s charities, disaster relief, the elderly and infirm, the abused, the underprivileged, the mentally or physically disabled, vulnerable animals and those in various forms of rehabilitation. During the years ended 31 December 2017 and 2016, we contributed HK$103.6 million and HK$86.7 million in direct cash donations, respectively. OPERATING PRACTICES Sourcing We have developed relationships with an extensive network of suppliers in an effort to ensure that we satisfy our procurement needs on competitive terms that meet our quality standards. We have established an approval process for our suppliers. Information about the supplier is collected and presented to the relevant departments and senior management for consideration and approval. The Procurement team works with prospective suppliers to gain an understanding about their business practices and our Corporate Investigations department conducts additional due diligence as deemed appropriate in each given case. A significant proportion of our suppliers are local suppliers from Macau or Hong Kong, which has helped us minimize our environmental impact in various ways. We also support the Macau government’s initiatives to promote the cultivation and development of local small and medium enterprises, as we recognize that locally owned SMEs play a crucial role in both boosting and diversifying Macau’s economy and ultimately to pursue a mutually beneficial business partnership for both us and the SMEs. We actively seek qualified locally owned enterprises that can provide competitive and high-quality products and services, and aim to find opportunities to assist in the development and competitiveness of local SMEs through instruction, mentoring, and other outreach activities.

60 Wynn Macau, Limited Environmental, Social and Governance Report OPERATING PRACTICES (CONTINUED) Product Responsibility We have policies, practices and strict standards to ensure that our products and services meet our quality standards. In 2017, there were no confirmed material incidents of non-compliance with any material laws and regulations concerning the provision of our products or services, including but not limited to, health and safety, product and service information, marketing communications and advertising, and privacy matters. Food Safety We have developed a set of guidelines over food hygiene and safety and regularly conduct food safety testing. Prior to establishing a business relationship with food suppliers, we conduct an evaluation of the food supplier’s suitability. All suppliers are evaluated based on the following criteria: cross contamination, personal hygiene, temperature control, cleaning and cleanliness, storage and stock rotation, pest control, training, garbage disposal, premises and equipment. Responsible Gaming We recognize the importance of responsible gaming and we are committed to supporting the Macau government’s responsible gaming initiatives. As a result, we work closely with the Macau Gaming Inspection and Coordination Bureau, the Macau Social Welfare Bureau, the Institute for the Study of Commercial Gaming of the University of Macau and non-governmental organizations to formulate and implement our best practices for promoting responsible gaming. We promote responsible gaming in a variety of ways, including: • Maintaining a Responsible Gaming Kiosk at Wynn Macau and Wynn Palace to provide a convenient and comprehensive way for our guests to access information about responsible gaming. • Posting written materials in gaming and cage areas with our responsible gaming commitments and information of responsible gaming counseling services. • Providing our employees with training on responsible gaming as part of their orientation and requiring mandatory refresher training to be completed by our employees periodically. • Providing in-depth training for a responsible gaming team that is formed by dedicated representatives of each involved department. • Placing responsible gaming posters at a designated area of the back of house. • Assisting our customers to obtain information about responsible gaming. • Providing counseling services to affected employees. • Working together with non-governmental organizations to promote responsible gaming, such as having responsible gaming road shows at the back of house area regularly.

61Annual Report 2017 Environmental, Social and Governance Report OPERATING PRACTICES (CONTINUED) Privacy and Confidentiality We have extensive policies, procedures and practices to ensure the privacy and confidentiality of relevant information including personal data. In 2017, there were no confirmed material incidents of non-compliance with any material laws and regulations concerning privacy and confidentiality matters. Anti-Corruption We have extensive policies, procedures and practices to ensure that our business operations comply with all relevant laws and regulations with respect to anti-corruption, anti-money laundering (“AML”), extortion, fraud and combating the financing of terrorism (“CFT”). It is our policy to conduct business ethically to prohibit the bribery of government officials in connection with the conduct of our business. We conduct background checks on all prospective employees prior to their employment and all of our vendors prior to engagement. Our employees are also required to adhere to our Code of Conduct and Ethics, which requires, among other things, that they act with integrity and honesty. WRM’s senior management works closely with relevant departments such as Legal, Finance, Compliance, Security and Learning and Advancement to ensure substantial and up to date training on compliance and regulatory matters (including anti-corruption, AML and CFT) is provided to our employees. The work of our Board, the Committees of the Board and the Internal Audit department as described in the Corporate Governance Report of this Annual Report also contribute to our compliance efforts. Our Compliance Committee, which was established before our operations commenced in 2006 and meets regularly, oversees our compliance and regulatory related programs. We comply with applicable record keeping and anti-corruption laws. We have also established focused sub- committees to specifically review and manage specific compliance and regulatory matters such as AML/know-your-client matters and CFT matters, and to examine the suitability of our gaming promoters on a regular basis. These sub-committees are comprised of relevant senior management and employees and meet on a regular basis to ensure that our operation teams properly implement all compliance and regulatory procedures in accordance with our own policies and applicable laws and regulations. An integrity hotline and dedicated email are hosted by an independent third party to facilitate the anonymous reporting of any suspected illegal, criminal or inappropriate activity.

62 Wynn Macau, Limited Report of the Directors The Directors present their report together with the audited financial statements for the year ended 31 December 2017. PRINCIPAL ACTIVITIES AND SUBSIDIARIES The Company and the Group are a leading developer, owner and operator of integrated destination casino resorts in Macau. The Company is a holding company and our main operating subsidiary, WRM, owns and operates the destination casino resorts “Wynn Macau” on the Macau peninsula and “Wynn Palace” in the Cotai area of Macau. A list of the Company’s subsidiaries, together with their places of incorporation, principal activities and particulars of their issued share/registered capital, is set out in note 1 to the Financial Statements. FINANCIAL RESULTS The results of the Group for the year ended 31 December 2017 are set out in the consolidated statement of profit or loss and other comprehensive income on pages 118 to 119 of this Annual Report. The financial highlights for the Group for the most recent five years are set out on page 205 of this Annual Report. BUSINESS REVIEW The business review of the Group for the year ended 31 December 2017 is set out in the Management Discussion and Analysis and the Environmental, Social and Governance Report of this Annual Report, which forms part of this report, and the paragraphs below. Environmental Sustainability The Group is committed to being environmentally responsible. We have developed and implemented programs, both in our guest offerings and our operational systems, to enhance the environmental sustainability of our operations. Innovations that improve efficiencies are also regularly tested and implemented at Wynn Macau and Wynn Palace. Further information about environmental sustainability can be found in the Environmental, Social and Governance Report of this Annual Report.

63Annual Report 2017 Report of the Directors BUSINESS REVIEW (CONTINUED) Compliance with Laws and Regulations Our senior management works closely with relevant departments such as Legal, Finance, Compliance, Security, Human Resources and Learning and Advancement to ensure that substantial and up to date training on compliance and regulatory matters is provided to our employees. The work of our Board, the Board committees and the Internal Audit department as described in the Corporate Governance Report of this Annual Report further contribute to enhance our compliance efforts. In addition to our Compliance Committee, which was established before our operations commenced in 2006 and meets regularly, we have also established focused sub-committees to specifically review and manage specific compliance and regulatory matters including anti-money laundering/know-your-client matters, anti-corruption matters and to examine the probity of our gaming promoters on a regular basis. These sub-committees are comprised of relevant senior management and employees and meet on a regular basis. As far as the Company is aware, we have complied, in all material respects, with all relevant laws and regulations, which have a significant impact on the Group. Relationship with our Employees Our talented and dedicated employees collectively play an integral role in the overall success of the Group. In recognition of the importance of our employees to our business, we place great emphasis on creating a collegiate and conducive environment for our employees to excel and advance. Our desire is to have our employees achieve their highest potential, both as professionals and as individuals. To this end, the Group’s senior management is committed to providing the highest level of compassionate leadership. As part of our culture, our employees are encouraged to share their experiences of the wonderful things that happen at the workplace. We also invest significantly in the health and wellbeing and learning and advancement of our employees, as further described in the Environmental, Social and Governance Report of this Annual Report. Our employees also benefit from our employee ownership scheme, which is described on pages 83 to 85 of this Annual Report. As of 31 December 2017, we had approximately 11,900 full- time equivalent employees.

64 Wynn Macau, Limited Report of the Directors BUSINESS REVIEW (CONTINUED) Relationship with the Community Giving back to the community in which we operate is part of who we are. We believe that donating our time, talents, skills and resources with compassion to worthy causes and dedicating ourselves for the benefit of those in need are meaningful and effective ways of giving back to the community. We value being a part of the Macau community and cherish the positive impact we can make on the development of Macau and its community. Charitable Giving Each year, we donate money and goods to a wide variety of charities and non-profit organizations that support worthy causes such as local education promotion, children’s charities, disaster relief, the elderly and infirm, the abused, the underprivileged, the mentally or physically disabled, vulnerable animals and those in various forms of rehabilitation. During the years ended 31 December 2017 and 2016, we contributed HK$103.6 million and HK$86.7 million in direct cash donations, respectively. Relationship with our Customers The Group believes in providing all our customers with unique and superior customer experiences in all our offerings at our integrated luxury resort. Our gaming and non-gaming offerings are thoughtfully designed, tailored and refined for the enjoyment of our discerning customers, who can also expect the highest standard of service from our experienced and dedicated employees. In our continuous efforts to supplement our knowledge and understanding of our customers’ needs, preferences, expectations and desires, we gather customer feedback through a variety of methods including, but not limited to, direct interaction and the use of dedicated hotlines, inquiry email and guest comment cards. Further information about our relationship with our customers can be found in the section headed “Management Discussion and Analysis — Factors Affecting our Results of Operations and Financial Condition” of this Annual Report. Relationship with our Gaming Promoters The reputation and integrity of gaming promoters with whom we engage in business activities with are important to our own reputation and ability to continue to operate in compliance with the Concession Agreement and Macau gaming laws. For this reason, we frequently gather information and intelligence about, and review our relationship with, each of our gaming promoters. Further information about our relationship with our gaming promoters can be found in the section headed “Management Discussion and Analysis — Factors Affecting our Results of Operations and Financial Condition — Gaming Promoters” of this Annual Report.

65Annual Report 2017 Report of the Directors BUSINESS REVIEW (CONTINUED) Relationship with our Suppliers We have developed relationships with an extensive network of suppliers in an effort to ensure that we satisfy our procurement needs on competitive terms that meet our high standards. We support the Macau government’s initiatives to promote the cultivation and development of local small and medium enterprises (“SMEs”) as we recognize that locally owned SMEs play a crucial role in both boosting and diversifying Macau’s economy and ultimately to pursue a mutually beneficial business partnership for both us and suppliers. We actively seek qualified locally owned enterprises that can provide competitive and high-quality products and services, and aim to find opportunities to assist in the development and competitiveness of local SMEs through instruction, mentoring, and other outreach activities. RESERVES Details of the movements in the reserves of the Company and reserves available for distribution to Shareholders as at 31 December 2017 are set out in note 31 to the Financial Statements. The distributable reserves of the Company as at 31 December 2017 are HK$8.80 billion. Movements in the reserves of the Group are reflected in the consolidated statement of changes in equity. DIVIDENDS On 17 August 2017, the Board declared an interim dividend of HK$0.21 per Share in respect of the six months ended 30 June 2017 which was paid on 15 September 2017. On 23 March 2018, the Board declared a special dividend of HK$0.75 per Share which is expected to be paid on 25 April 2018. SHARE CAPITAL Details of the movements in the share capital of the Company are set out in note 21 to the Financial Statements.

66 Wynn Macau, Limited Report of the Directors DIRECTORS Directors during the year ended 31 December 2017 Executive Directors: Mr. Stephen A. Wynn Ms. Linda Chen Mr. Ian Michael Coughlan Non-executive Directors: Mr. Matthew O. Maddox Ms. Kim Sinatra (appointed on 1 April 2017) Independent non-executive Directors: Dr. Allan Zeman Mr. Jeffrey Kin-fung Lam Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith On 7 February 2018, Mr. Stephen A. Wynn resigned as Chairman of the Board, an executive Director and Chief Executive Officer of the Company, Mr. Matthew O. Maddox was re-designated from non-executive Director to executive Director and was appointed as Chief Executive Officer of the Company, Mr. Maurice L. Wooden was appointed as a non-executive Director of the Company, and Dr. Allan Zeman was appointed as our non-executive Chairman of the Board. Re-election of Directors In accordance with article 17.18 of the Company’s articles of association, one third of our Board will retire from office by rotation at the forthcoming annual general meeting. The three directors who will retire by rotation are Mr. Matthew O. Maddox and Ms. Linda Chen, each an executive Director, and Mr. Bruce Rockowitz, an independent non-executive Director. All retiring Directors, being eligible, will offer themselves for re-election at the forthcoming annual general meeting. In accordance with article 17.2 of the Company’s articles of association, Mr. Maurice L. Wooden having been appointed by the Board as a non-executive Director effective from 7 February 2018 and being eligible, will offer himself for re-election at the forthcoming annual general meeting.

67Annual Report 2017 Report of the Directors DIRECTORS (CONTINUED) Re-election of Directors (continued) Pursuant to Code Provision A.4.3 of the Code, if an independent non-executive Director serves more than 9 years, his further appointment should be subject to a separate resolution to be approved by the Shareholders. As such, although each of Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Mr. Jeffrey Kin-fung Lam will be serving as an independent non-executive Director for more than nine years on 16 September 2018, the Board considers that each of Mr. Nicholas Sallnow- Smith, Mr. Bruce Rockowitz and Mr. Jeffrey Kin-fung Lam is a person of integrity and independent in judgement and character. They are independent of management and free from any business or other relationships or circumstances which could materially interfere with the exercise of their independent judgement. The Board considers that each of Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Mr. Jeffrey Kin-fung Lam meets the independent guidelines set out in Rule 3.13 of the Listing Rules, and is of the view that their independence is not affected by their tenure with the Company. The Board believes that their valuable knowledge, experience in the Group’s business, their professional knowledge and general business acumen will continue to generate significant contribution to the Board, the Company and the Shareholders as a whole. Directors’ Service Contracts None of the Directors proposed for re-election at the forthcoming annual general meeting has a service contract with the Company which is not determinable by the Company within one year without payment of compensation, other than statutory compensation. Directors’ Emoluments Details of the remuneration of the Directors are set out in note 25 to the Financial Statements. None of the Directors waived or agreed to waive any emoluments during the year ended 31 December 2017. Directors’ Interests in Transactions, Arrangements or Contracts and Competing Businesses To the knowledge of the Board, there were no transactions, arrangements or contracts of significance in relation to the Group’s business subsisting at the end of the year or during the year ended 31 December 2017 in which any member of the Group was a party and in which a Director or his/her connected entity, was materially interested. To the knowledge of the Board, none of our Directors had any interest in any business in Macau which competed with our Company’s business during the year ended 31 December 2017.

68 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS During the year ended 31 December 2017, the Group engaged in certain transactions with Wynn Resorts, Limited (its controlling shareholder) and Wynn Resorts, Limited’s subsidiaries (excluding the Group) (together, the “WRL Group”) which constitute connected transactions under the Listing Rules. Wynn Resorts, Limited is considered a “connected person” under the Listing Rules by virtue of it being the holding company (an “associate” as defined in the Listing Rules) of WM Cayman Holdings Limited I (which, holding more than 10% of the Company’s share capital, is a substantial shareholder and “connected person” of the Group). Pursuant to the Listing Rules, any member of the WRL Group is also considered an “associate” of WM Cayman Holdings Limited I and a “connected person” of the Group. Any transaction between the Group and the WRL Group is accordingly a connected transaction. Continuing Connected Transactions During the year ended 31 December 2017, the following non-exempt connected transactions were in effect between the Group and the WRL Group, such transactions being subject to disclosure requirements (including disclosure in this Annual Report) under the Listing Rules: Worldwide Wynn Employment Framework Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM each entered into an employment framework agreement with Worldwide Wynn, a wholly-owned subsidiary of Wynn Resorts, Limited, under which Worldwide Wynn provides certain U.S. residents based in or to be based in Macau (“U.S. Resident Staff”) to the Group through secondment arrangements. The U.S. Resident Staff have formal employment arrangements with the Group through the secondment arrangements. The secondment arrangements were put in place to ensure that each U.S. Resident Staff is, in addition to the provision of his or her services to the Group, employed by a U.S.- incorporated entity in order to allow such person to continue to enjoy certain benefits relating to pension, personal income tax and health and life insurance. The secondment arrangements benefit the Group by allowing the Group to attract and retain U.S. Resident Staff. Pricing. Under the employment framework agreements, Worldwide Wynn is to be reimbursed for the cost of the secondments (including salaries and benefits of the seconded employee) and is entitled to receive a fee of 5% of the aggregate cost of the secondment of the employee during the secondment period, for its role in the arrangement. Approximately HK$170.7 million was charged to the Group by Worldwide Wynn under this arrangement during the year ended 31 December 2017.

69Annual Report 2017 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Worldwide Wynn Employment Framework Agreements (continued) Term. The employment framework agreements were due to expire on 31 December 2017. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 5 December 2017 the renewal of these agreements for a further term of three years from 1 January 2018 to 31 December 2020 and the respective annual caps set for the years ending 31 December 2018, 2019 and 2020. Marketing and Secondment Services Framework Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM each entered into a marketing and secondment service framework agreement with WIML, an affiliate of Wynn Resorts, Limited. Pursuant to the agreements, WIML will (1) provide, directly and through its authorized agents, marketing services to WRM, including the development, implementation and operation of an international promotional and marketing plan for WRM’s casino resorts, and (2) provide certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) to the Group through secondment arrangements. Marketing efforts conducted through a uniform marketing plan for all casino resorts bearing the “WYNN” brand name ensure that a consistent image and style is and will be adopted globally. The secondment arrangements were put in place to ensure that each Foreign Resident Staff is, in addition to the provision of his or her services to the Group, employed by an appropriate offshore entity in order to allow such person to continue to enjoy certain benefits relating to pension, personal income tax and health and life insurance. Pricing. Under the marketing and secondment service framework agreements, the fee for the services provided by WIML is based on a cost and expense reimbursement basis plus a fee of 5% of the aggregate costs and expenses incurred by WIML in the performance of its services. Approximately HK$47.8 million was charged to the Group by WIML under this arrangement during the year ended 31 December 2017.

70 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Marketing and Secondment Services Framework Agreements (continued) Term. The marketing and secondment services framework agreements were due to expire on 31 December 2017. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 5 December 2017 the renewal of these agreements for a further term of three years from 1 January 2018 to 31 December 2020 and the respective annual caps set for the years ending 31 December 2018, 2019 and 2020. Design Services Framework Agreement Nature and purpose of transaction. On 19 September 2009, WRM entered into a design services framework agreement with Wynn Design & Development, a subsidiary of Wynn Resorts, Limited, under which Wynn Design & Development would provide certain design services for WRM’s projects in Macau, including the development, design and construction oversight of Wynn Palace and enhancement and renovation works at Wynn Macau and Encore. Pricing. Under the design services framework agreement, the fee for the services provided by Wynn Design & Development is based on a cost and expense reimbursement basis incurred by Wynn Design & Development for the provision of its service. Approximately HK$10.2 million was charged to WRM by Wynn Design & Development under this arrangement during the year ended 31 December 2017. Term. The design services framework agreement were due to expire on 31 December 2017. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreement is automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 5 December 2017 the renewal of the agreement for a further term of three years from 1 January 2018 to 31 December 2020 and the respective annual caps set for the years ending 31 December 2018, 2019 and 2020.

71Annual Report 2017 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Corporate Allocation Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into a corporate allocation agreement and an amended and restated corporate allocation agreement, respectively, with Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited: (1) provides the Company and WRM with access to its employees in a number of non-gaming departments, including corporate treasury, legal, financial accounting and audit, corporate risk management and information systems, for the purposes of ensuring that the Company and WRM each complies with the reporting, legal, tax, accounting and disclosure requirements that are applicable to NASDAQ-listed Wynn Resorts, Limited and Wynn Resorts, Limited’s subsidiaries (including the Group), and (2) allows the Company and WRM to use aircraft assets owned by Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group). Similarly, the Company and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) to use any aircraft assets that they could own in the future and to have access to the services of any of its respective employees provided that such services do not materially interfere with such employee’s obligations to and responsibilities with the Group. No aircraft assets are currently owned by the Company or WRM. Pricing. Under the corporate allocation agreements, the annual fee for the services (other than for the use of the aircraft assets) provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of the services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any financial year. For services provided by employees of the Company and WRM, Wynn Resorts, Limited shall pay for the services based on a cost (including salaries and benefits for such employees during the period when such services are being rendered) and expense reimbursement basis. Approximately HK$123.3 million was charged to WRM by Wynn Resorts, Limited during the year ended 31 December 2017 for Wynn Resorts, Limited’s services. Approximately HK$5.1 million was charged to the Group by Wynn Resorts, Limited during the year ended 31 December 2017 for the use of aircraft assets. For the same periods, Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) did not require WRM’s services under the reciprocal arrangement.

72 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Corporate Allocation Agreements (continued) Term. The corporate allocation agreements entered into by each of the Company and WRM with Wynn Resorts, Limited were due to expire on 31 December 2017. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreement is automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 5 December 2017 the renewal of the agreement for a term of three years from 1 January 2018 to 31 December 2020 and the respective annual caps set for the years ending 31 December 2018, 2019 and 2020. Intellectual Property License Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into an intellectual property license agreement and an amended and restated intellectual property license agreement, respectively, with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, a subsidiary of Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited and Wynn Resorts Holdings, LLC grant the Company and WRM the license to use certain intellectual property, including certain trademarks, domain names, “WYNN” related trademarks, copyrights and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU”, “ENCORE” and “WYNN PALACE” as well as trademarks of the Chinese characters representing “WYNN.” Pricing. Under the intellectual property license agreements, the license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the intellectual property gross monthly revenues, or (2) US$1.5 million (approximately HK$11.7 million) per month. License fees payable to Wynn Resorts Holdings, LLC were calculated based on 3% of intellectual property gross monthly revenues given such revenues justified payments in excess of US$1.5 million (approximately HK$11.7 million) per month. Gross revenues for the year ended 31 December 2017 were HK$46.76 billion and approximately HK$1.41 billion was charged by Wynn Resorts, Limited to WRM under this arrangement during the year ended 31 December 2017.

73Annual Report 2017 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Intellectual Property License Agreements (continued) Term. The intellectual property license agreements entered into by each of the Company and WRM with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC have a perpetual term but may be terminated in the following circumstances: (1) Wynn Resorts, Limited ceases to hold or have the right to exercise more than 50% of the voting rights to the Shares in the Company or WRM; (2) there is a material breach of, or non-compliance with the terms of, the relevant intellectual property license agreement by the Company, WRM or any relevant members of the Group that are authorized to use the licensed intellectual property rights (“Relevant Subsidiaries”); or (3) (I)(i) there is a suspension or revocation of privileged gaming licenses issued by governmental authorities, or (ii) Wynn Resorts Holdings, LLC, in good faith, deems that the acts of the Company, WRM or any Relevant Subsidiary jeopardizes any such privileged gaming licenses or gaming business activities of Wynn Resorts, Limited, Wynn Resorts Holdings, LLC or its affiliates (in each case, a “Relevant Event”); and (II) the Relevant Event continues for 30 consecutive days after written notice of the occurrence of the Relevant Event has been provided to the Company, WRM or the Relevant Subsidiaries, as the case may be. Prior written consent of the Company, WRM or the Relevant Subsidiaries, as the case may be, is required if Wynn Resorts, Limited or Wynn Resorts Holdings, LLC seeks to terminate any agreement that grants Wynn Resorts Holdings, LLC the intellectual property rights. A waiver from the announcement and independent shareholders’ approval requirements, as required under the Listing Rules, for the initial term of the agreements, which will expire on 26 June 2022, has been granted by the Hong Kong Stock Exchange.

74 Wynn Macau, Limited

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Continuing Connected Transactions (continued)

Summary

The aggregate amount paid by the Group during the year ended 31 December 2017, the annual caps for the year ended 31 December 2017, and the annual caps for the years ending 31 December 2018, 2019 and 2020, in respect of the disclosable continuing connected transactions are set out in detail below.

Annual Cap Tables

Disclosable continuing connected transactions	Aggregate amount paid to counter party for the year ended 31 December 2017		Annual Cap for the year ended 31 December 2017		Annual Cap for the year ending 31 December[(1)]					
					2018		2019		2020	
	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$
					(in millions)					
1. Worldwide Wynn Employment Framework Agreements	**170.7**	**21.9**	**254.7**	**32.8**	227.5	29.2	250.2	32.1	275.2	35.3
2. Marketing and Secondment Services Framework Agreements	**47.8**	**6.1**	**59.8**	**7.7**	62.5	8.0	69.9	9.0	78.8	10.1
3. Design Services Framework Agreement	**10.2**	**1.3**	**171.9**	**22.1**	75.6	9.7	79.3	10.2	83.3	10.7

Note:

(1) The applicable annual cap will be the higher of the US$ limit and the HK$ limit.

Annual Report 2017 | 75

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Continuing Connected Transactions (continued)

Summary (continued)

Annual Cap Tables (continued)

Disclosable continuing connected transactions	Aggregate amount paid to counter party for the year ended 31 December 2017		Annual Cap for the year ended 31 December 2017		Annual Cap for the year ending 31 December[(1)]					
					2018		2019		2020	
	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$
					(in millions)					
4. Corporate Allocation Agreements										
* Wynn Resorts, Limited providing the services to us	128.4	16.5	276.8	35.7	278.5	35.7	278.5	35.7	278.5	35.7
* Our Group providing the services to Wynn Resorts, Limited	—	—	18.6	2.4	18.7	2.4	18.7	2.4	18.7	2.4
5. Intellectual Property License Agreements	1,405.3	180.3	1,405.3	180.3	The higher of (1) 3% of the intellectual property gross monthly revenues; or (2) US$1.5 million per month.					

Note:

(1) The applicable annual cap will be the higher of the US$ limit and the HK$ limit.

Under Chapter 14A of the Listing Rules, the above transactions constitute non-exempt continuing connected transactions of the Group and require disclosure in the annual report of the Company.

76 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Summary (continued) Ernst & Young, the Company’s auditor, were engaged to report on the Group’s continuing connected transactions in accordance with Hong Kong Standard on Assurance Engagements 3000 (Revised) Assurance Engagements Other Than Audits or Reviews of Historical Financial Information and with reference to Practice Note 740 Auditor’s Letter on Continuing Connected Transactions under the Hong Kong Listing Rules issued by the Hong Kong Institute of Certified Public Accountants. Ernst & Young have issued their unqualified letter containing the findings and conclusions in respect of the continuing connected transactions disclosed above by the Group in accordance with Rule 14A.56 of the Listing Rules. A copy of the auditor’s letter has been provided by the Company to the Hong Kong Stock Exchange. In addition, all of the non-exempt continuing connected transactions of the Company disclosed herein constitute related party transactions set out in note 27 to the Financial Statements. The independent non-executive Directors of the Company have reviewed these transactions and the independent auditor’s report, and confirmed that the non-exempt continuing connected transactions have been entered into: (a) in the ordinary and usual course of business of the Group; (b) on normal commercial terms or better; and (c) according to the relevant agreements on terms that are fair and reasonable and in the interests of the Shareholders of the Company as a whole. The Directors confirm that the Company has complied with the requirements of Chapter 14A of the Listing Rules in respect of all of its continuing connected transactions.

77Annual Report 2017 Report of the Directors MANAGEMENT CONTRACTS No contracts concerning the management and administration of the whole or any substantial part of the business of the Company were entered into or existed for the year ended 31 December 2017. MAJOR CLIENTS AND SUPPLIERS Our clients are individual players and our five largest clients, together, generate substantially less than 30% of the Group’s total operating revenues for the year ended 31 December 2017. We depend on our suppliers to provide us with products and services such as security and surveillance systems, retail goods, gaming equipment and accessories, ferry tickets, food and beverage products and construction and other administrative services. In 2017, our five largest suppliers were Companhia de Electricidade de Macau — CEM, S.A., Rolex (Hong Kong) Limited, Shun Tak and CITS Coach (Macao) Limited, Wills Hong Kong Ltd. and Angel Playing Cards Macau Ltd. which accounted for approximately 9%, 4%, 3%, 3% and 3% of our total purchases, respectively. Save as disclosed above, to the knowledge of the Board, none of our Directors, their respective associates or any of our Shareholders (which to the knowledge of the Directors own more than 5% of the Company’s issued share capital) had any material interest in any of our top five suppliers in 2017.

78 Wynn Macau, Limited Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION As at 31 December 2017, the interests and short positions of each Director and the chief executive of the Company (being Mr. Stephen A. Wynn) in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notified to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors of the Company were as follows: (a) Interests in the Company Name of Director Personal Interest Family Interest Corporate Interest Other Interest Total Number of Shares Approximate Percentage of Shareholding Allan Zeman 346,000 (Long Position) (Note 1) — — — 346,000 (Long Position) (Note 1) 0.01% 1,657,000 (Long Position) (Note 1) — — — 1,657,000 (Long Position) (Note 1) — Nicholas Sallnow-Smith — 10,000 (Long Position) (Note 2) — 276,000 (Long Position) (Note 2) 286,000 (Long Position) (Note 2) 0.01% 1,727,000 (Long Position) (Note 2) — — — 1,727,000 (Long Position) (Note 2) — Bruce Rockowitz 384,000 (Long Position) (Note 3) — — — 384,000 (Long Position) (Note 3) 0.01% 1,619,000 (Long Position) (Note 3) — — — 1,619,000 (Long Position) (Note 3) — Jeffrey Kin-fung Lam 2,003,000 (Long Position) (Note 4) — — — 2,003,000 (Long Position) (Note 4) —

79Annual Report 2017 Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (a) Interests in the Company (continued) Notes: (1) Dr. Allan Zeman holds 346,000 Shares in his personal capacity. Pursuant to the Company’s share option scheme, Dr. Allan Zeman is interested in share options for 1,657,000 Shares as at 31 December 2017. (2) Mr. Nicholas Sallnow-Smith is deemed to hold 276,000 Shares jointly with his spouse, Ms. Lora Sallnow-Smith. Ms. Lora Sallnow-Smith was interested in 10,000 Shares. Mr. Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Company’s share option scheme, Mr. Sallnow- Smith is interested in share options for 1,727,000 Shares as at 31 December 2017. (3) Mr. Bruce Rockowitz holds 384,000 Shares in his personal capacity. Pursuant to the Company’s share option scheme, Mr. Rockowitz is interested in share options for 1,619,000 Shares as at 31 December 2017. (4) Pursuant to the Company’s share option scheme, Mr. Jeffrey Kin-fung Lam is interested in share options for 2,003,000 Shares as at 31 December 2017.

80 Wynn Macau, Limited Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (b) Interests in associated corporations — Wynn Resorts, Limited Name of Director Personal Interest Family Interest Corporate Interest Other Interest Total Number of Shares Approximate Percentage of Shareholding Stephen A. Wynn — 10,500 (Long Position) (Note 1) — 12,131,707 (Long Position) (Note 1) 12,142,207 (Long Position) (Note 1) 11.79% Ian Michael Coughlan 90,818 (Long Position) (Note 2) — — — 90,818 (Long Position) (Note 2) 0.09% Linda Chen 62,431 (Long Position) (Note 3) — — — 62,431 (Long Position) (Note 3) 0.06% 190,000 (Long Position) (Note 3) — — — 190,000 (Long Position) (Note 3) — Matthew O. Maddox 334,654 (Long Position) (Note 4) — — — 334,654 (Long Position) (Note 4) 0.32% 85,000 (Long Position) (Note 4) — — — 85,000 (Long Position) (Note 4) — Kim Sinatra 210,334 (Long Position) (Note 5) — — — 210,334 (Long Position) (Note 5) 0.20% 75,000 (Long Position) (Note 5) — — — 75,000 (Long Position) (Note 5) —

81Annual Report 2017 Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (b) Interests in associated corporations — Wynn Resorts, Limited (continued) Notes: (1) Mr. Stephen A. Wynn is deemed interested in 12,131,707 shares in the common stock of Wynn Resorts, Limited (“WRL Shares”) held by Wynn Family Limited Partnership (Delaware, U.S.A.). Mr. Wynn, in his capacity as trustee of the Stephen A. Wynn Revocable Trust U/D/T dated 24 June 2010, is the sole manager of Wynn GP, LLC (Delaware, U.S.A.), which is the general partner of Wynn Family Limited Partnership. Mr. Wynn’s spouse was interested in 10,500 WRL Shares. Mr. Wynn has disclaimed his interest in these shares but is deemed to be interested in them under the SFO. (2) Mr. Ian Michael Coughlan was interested in 90,818 WRL Shares. On 16 January 2018, Mr. Coughlan was granted 10,667 WRL Shares under the WRL Omnibus Plan and disposed of 672 WRL Shares. (3) Ms. Linda Chen was interested in (i) 62,431 WRL Shares; and (ii) 190,000 stock options for WRL Shares. (4) Mr. Matthew O. Maddox was interested in (i) 334,654 WRL Shares; and (ii) 85,000 stock options for WRL Shares. (5) Ms. Kim Sinatra was interested in (i) 210,334 WRL shares; and (ii) 75,000 stock options for WRL Shares.

82 Wynn Macau, Limited Report of the Directors SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY As at 31 December 2017, the Company had been notified of the following substantial shareholders’ interests and short positions in the Shares and underlying Shares of the Company, which have been recorded in the register of substantial shareholders required to be kept by the Company pursuant to section 336 of Part XV of the SFO. These interests are in addition to those disclosed above in respect of the Directors and chief executives of the Company. Shares of HK$0.001 each in the Company Name Capacity/Nature of Interest Number of Shares Percentage of the issued share capital of the Company WM Cayman Holdings Limited I (Note) Beneficial interest 3,750,000,000 (Long Position) 72.17% Wynn Group Asia, Inc. (Note) Interest of a controlled Corporation 3,750,000,000 (Long Position) 72.17% Wynn Resorts, Limited (Note) Interest of a controlled Corporation 3,750,000,000 (Long Position) 72.17% Note: WM Cayman Holdings Limited I is a wholly-owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly-owned by Wynn Resorts, Limited. Therefore, Wynn Group Asia, Inc. and Wynn Resorts, Limited are deemed or taken to be interested in 3,750,000,000 Shares which are beneficially owned by WM Cayman Holdings Limited I. Save as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had a substantial interest or short positions in the Shares or underlying Shares of the Company as at 31 December 2017.

83Annual Report 2017 Report of the Directors REMUNERATION POLICY As at 31 December 2017, the Group had approximately 11,900 full-time equivalent employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifications, competence and contribution to the Group. Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group. The Company also has a provident fund set up for its employees, an employee ownership scheme and a share option scheme. Further details on the Company’s employee ownership scheme and share option scheme are set out below. EMPLOYEE OWNERSHIP SCHEME On 30 June 2014, the Company adopted the employee ownership scheme with the purpose of aligning employees’ interests with those of the Group, and encouraging and retaining them to make contributions to the long-term growth and profits of the Group. The resolutions to, among other things, approve and adopt the employee ownership scheme and grant an employee ownership scheme mandate to the Directors of the Company to allot, issue, procure the transfer of and otherwise deal with up to 50,000,000 Shares in connection with the employee ownership scheme during the relevant period (as defined in the Company’s circular dated 9 April 2014) were passed at the Company’s annual general meeting in May 2014. Further resolutions were passed at the Company’s annual general meeting in June 2017 to, among other things, effectively extend the aforementioned relevant period until the conclusion of the Company’s upcoming annual general meeting in 2018.

84 Wynn Macau, Limited Report of the Directors EMPLOYEE OWNERSHIP SCHEME (CONTINUED) Shares will be acquired by an independent trustee at the cost of the Company or Shares will be allotted to the independent trustee under the employee ownership scheme mandate granted or to be granted by the Shareholders of the Company at general meetings from time to time and be held in trust for the awarded persons (“Selected Participant”), other than a connected person of the Company or an associate of a connected person of the Company, until the end of each vesting period. A summary of the terms of the employee ownership scheme is set out below: Number of Shares Available under the Employee Ownership Scheme The Company can allot, issue, procure the transfer of and otherwise deal with a maximum of 50,000,000 Shares in connection with the employee ownership scheme. As at the date of this Annual Report, there were 15,154,883 Award Shares outstanding under with the employee ownership scheme, representing approximately 30.31% of the maximum Shares available under the employee ownership scheme. 34,845,117 Shares remain available for future Awards under the employee ownership scheme, representing approximately 0.67% of the total number of issued Shares of the Company as at the date of this Annual Report. Maximum Entitlement of Participant The total number of non-vested Shares awarded to a Selected Participant under the employee ownership scheme shall not exceed 0.5% of the total number of issued Shares from time to time. Duration and Termination The employee ownership scheme is valid and effective unless and until terminated on the earlier of: (i) the 10th anniversary date of the adoption date of the scheme (the “Award Period”); and (ii) such date of early termination as determined by the Board provided that such termination does not affect any subsisting rights of any Selected Participant. Operation The Board shall select any Eligible Person to be a Selected Participant and award non-vested Shares during the Award Period. The Company shall, as soon as reasonably practicable from the grant of award date, for the purposes of satisfying the Awards, issue and allot Shares to the Trustee and/ or transfer to the Trust the necessary funds and instruct the Trustee to acquire Shares through on-market transactions at the prevailing market price.

85Annual Report 2017 Report of the Directors EMPLOYEE OWNERSHIP SCHEME (CONTINUED) Restrictions No award may be made to the Selected Participants and no direction or recommendation shall be given to the Trustee with respect to a grant of an Award under the employee ownership scheme: (i) where any director of the Company is in possession of unpublished inside information in relation to the Company or where dealings by directors of the Company are prohibited under any code or requirement of the Listing Rules or any applicable laws, rules or regulations; (ii) during the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and (iii) during the period of 30 days immediately preceding the publication date of the half-year results or, if shorter, the period from the end of the relevant half-year period up to the publication date of the results. Vesting and Lapse The Award to be vested is subject to vesting criteria and conditions or periods to be determined by the Board from time to time, subject to all applicable law. In the event a Selected Participant ceases to be an Eligible Person on or prior to the relevant vesting date and the Award in respect of the relevant vesting date shall lapse or be forfeited pursuant to the employee ownership scheme, such Award shall not vest on the relevant vesting date and the Selected Participant shall have no claims against the Company or the Trustee, unless the Board determines otherwise at its absolute discretion. Voting Rights The Trustee shall not exercise the voting rights in respect of any Shares held under the Trust (including but not limited to the Award Shares, the returned Shares, any bonus Shares and any scrip Shares). Share Awards Grants During the year ended 31 December 2017, the Company had awarded a total of 2,726,097 non-vested Shares to Eligible Persons under the employee ownership scheme. The awards were satisfied by the Trustee acquiring Shares on-market or by returned Shares. Subsequent to 31 December 2017, the Company awarded a total of 504,000 non-vested Shares to Eligible Persons under the employee ownership scheme. The awards were satisfied by the Trustee acquiring Shares on-market or by returned Shares. Other details of the scheme are disclosed in note 23 to the Financial Statements.

86 Wynn Macau, Limited Report of the Directors SHARE OPTION SCHEME The Company approved the adoption of a share option scheme on 16 September 2009 with its implementation conditional on the Company’s Listing on the Hong Kong Stock Exchange. The purpose of the share option scheme is to reward participants, which may include Directors and employees of the Group, who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefit of the Company and its Shareholders as a whole. The options granted under the share option scheme do not give immediate ownership of the underlying Shares as they require payment of a subscription price which is based on the then prevailing market price of the Shares. During the year ended 31 December 2017, share options for a total of 1,208,000 Shares were granted (2016: options for a total of 1,932,000 Shares). A summary of the terms of the share option scheme is set out below: Number of Shares Available for Issue under the Share Option Scheme A maximum of 518,750,000 Shares are available for issuance under the share option scheme pursuant to a shareholders’ resolution passed at the 2010 annual general meeting, representing approximately 9.98% of the total number of issued Shares of the Company as at the date of this Annual Report. Since the passing of the relevant shareholders’ resolution at the 2010 annual general meeting, options for up to 7,012,000 Shares have been granted under the share option scheme, representing approximately 1.35% of the maximum Shares available under the share option scheme and 0.13% of the total number of issued Shares of the Company as at the date of this Annual Report. Maximum Entitlement of Participant The maximum number of Shares issued and to be issued upon exercise of the share options granted to each participant under the share option scheme (including both exercised and outstanding share options) in any 12-month period shall not (when aggregated with any Shares subject to share options granted during such period under any other share option schemes of the Company other than those share options granted pursuant to specific approval by the Shareholders in a general meeting) exceed one percent of the Shares in issue for the time being. Where any further grant of share options to a participant would result in the Shares issued and to be issued upon exercise of all share options granted and to be granted to such person (including exercised, cancelled and outstanding share options) in the 12-month period up to and including the date of such further grant representing in aggregate over one percent of the Shares in issue, such further grant must be separately approved by Shareholders in general meeting with such participant and his associates abstaining from voting.

87Annual Report 2017 Report of the Directors SHARE OPTION SCHEME (CONTINUED) Exercise Period Subject to any restrictions applicable under the Listing Rules and notwithstanding the terms of grant thereof, a share option may be exercised by the grantee in accordance with the terms of the share option scheme at any time during the period to be determined and notified by the Board to each grantee at the time of making an offer of the grant of a share option which shall not expire later than 10 years from the date on which it is granted. The minimum period in which a share option must be held before it can be exercised is determined and notified by the Board to each grantee. Payment on Acceptance of Share Option An amount of HK$1.00 must be paid as consideration for the grant of a share option and such payment must be made within 28 days from the date the share option grant offer is made by the Board. Determination of Exercise Price The exercise price is determined by the Board in its absolute discretion but in any event shall not be less than the highest of: (i) the closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange on the date of the granting of the share option which must be a business day in Hong Kong; (ii) the average closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange for the five business days immediately preceding the date of the granting of the share option; and (iii) the nominal value of the Shares. Life of the Share Option Scheme The Company’s share option scheme is effective for a period of 10 years from 16 September 2009.

88 Wynn Macau, Limited

Report of the Directors

SHARE OPTION SCHEME (CONTINUED)

2017 Share Option Grants

The following table discloses movements in the Company's share options outstanding during the year ended 31 December 2017. Other details of the scheme are disclosed in note 23 to the Financial Statements.

		Number of share options						
Name of Director	Date of grant of share options[1]	As at 1 January 2017	Granted during the year[2]	Exercised during the year[3]	Expired/ lapsed/ canceled during the year	As at 31 December 2017	Exercise period of share options	Exercise price of share options per Share (HK$)
Dr. Allan Zeman	25 March 2010	250,000	—	(250,000)	—	—	25 March 2011 to 24 March 2020	10.92
	17 May 2011	100,000	—	—	—	100,000	17 May 2012 to 16 May 2021	25.96
	5 June 2012	190,000	—	—	—	190,000	5 June 2013 to 4 June 2022	19.04
	16 May 2013	200,000	—	—	—	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	—	—	—	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	317,000	—	—	—	317,000	21 May 2016 to 20 May 2025	15.46
	25 May 2016	483,000	—	(96,000)	—	387,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	—	302,000	—	—	302,000	1 June 2018 to 31 May 2027	17.64
Mr. Nicholas Sallnow-Smith	25 March 2010	50,000	—	—	—	50,000	25 March 2011 to 24 March 2020	10.92
	17 May 2011	100,000	—	—	—	100,000	17 May 2012 to 16 May 2021	25.96
	5 June 2012	114,000	—	—	—	114,000	5 June 2013 to 4 June 2022	19.04
	16 May 2013	200,000	—	—	—	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	—	—	—	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	317,000	—	—	—	317,000	21 May 2016 to 20 May 2025	15.46
	25 May 2016	483,000	—	—	—	483,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	—	302,000	—	—	302,000	1 June 2018 to 31 May 2027	17.64

89Annual Report 2017 Report of the Directors SHARE OPTION SCHEME (CONTINUED) 2017 Share Option Grants (continued) Number of share options Name of Director Date of grant of share options(1) As at 1 January 2017 Granted during the year(2) Exercised during the year(3) Expired/ lapsed/ canceled during the year As at 31 December 2017 Exercise period of share options Exercise price of share options per Share (HK$) Mr. Bruce Rockowitz 25 March 2010 50,000 — (50,000) — — 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 152,000 — — — 152,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 317,000 — — — 317,000 21 May 2016 to 20 May 2025 15.46 25 May 2016 483,000 — (96,000) — 387,000 25 May 2017 to 24 May 2026 11.58 1 June 2017 — 302,000 — — 302,000 1 June 2018 to 31 May 2027 17.64 Mr. Jeffrey Kin-fung Lam 25 March 2010 250,000 — — — 250,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 190,000 — — — 190,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 317,000 — — — 317,000 21 May 2016 to 20 May 2025 15.46 25 May 2016 483,000 — — — 483,000 25 May 2017 to 24 May 2026 11.58 1 June 2017 — 302,000 — — 302,000 1 June 2018 to 31 May 2027 17.64 Total 6,290,000 1,208,000 (492,000) — 7,006,000 The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant.

90 Wynn Macau, Limited Report of the Directors SHARE OPTION SCHEME (CONTINUED) 2017 Share Option Grants (continued) Notes: (1) Share options granted pursuant to the Company’s share option scheme (2) The closing price of the Company’s Shares immediately before the date on which the options were granted during the period was HK$17.30. (3) The weighted average closing price of the Company’s Shares immediately before the dates on which the options were exercised during the year was HK$16.80. PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES Neither the Company, nor any of its subsidiaries purchased, sold or redeemed any of the Group’s listed securities during the year ended 31 December 2017. SUFFICIENCY OF PUBLIC FLOAT Based on the information available to the Company and within the knowledge of the Directors, as at the date of this Annual Report, the Company maintained the prescribed public float under the Listing Rules. PRE-EMPTIVE RIGHTS There are no provisions for pre-emptive rights under the laws of the Cayman Islands or under the Company’s articles of association that require the Company to offer new Shares on a pro-rata basis to its existing Shareholders. AUDITOR Our external auditor, Ernst & Young, will retire and a resolution for their reappointment as auditor of the Company will be proposed at the forthcoming annual general meeting of the Company. LITIGATION The Group did not have any material litigation outstanding as at 31 December 2017. The litigation matters set out below are disclosed on a voluntary basis and as with all litigation, no assurances can be provided as to the outcome thereof.

91Annual Report 2017 Report of the Directors LITIGATION (CONTINUED) Macau Litigation Related to Okada WRM and certain individuals who are or were directors of WRM and/or the Company (collectively, the “Wynn Macau Parties”) were named as defendants in a lawsuit filed in the Court of First Instance of Macau (the “Macau Court”) by Mr. Kazuo Okada (“Okada”), Aruze USA, Inc. and Universal Entertainment Corp. (collectively, the “Okada Parties”). The principal allegations in the lawsuit were that the redemption of the Okada Parties’ shares in WRL was improper and undervalued, that the previously disclosed payment by WRM to an unrelated third party in consideration of relinquishment by that party of certain rights in and to any future development on the land in Cotai where Wynn Palace is located was unlawful and that the Company’s previously disclosed donation by WRM to the University of Macau Development Foundation was unlawful. The Okada Parties sought the dissolution of WRM and compensatory damages. The Company made a voluntary announcement in respect of this lawsuit on 3 July 2015. On 11 July 2017, the Macau Court dismissed all the claims made by the Okada Parties against the Wynn Macau Parties as unfounded and imposed a fine of MOP41,500 (approximately HK$40,000) on the Okada Parties for being vexatious litigants. In addition, the Macau Court ordered the Okada Parties to pay Court fees and lawyer fees of the Wynn Macau Parties. The Okada Parties appealed the Macau Court’s decision and on 21 December 2017, the Wynn Macau Parties filed its response to the appeal with the Court of Appeal of Macau. On 8 March 2018, Universal Entertainment Corp. and Aruze USA, Inc. (collectively, the “Universal Parties”) agreed to effectively withdraw as parties from these legal proceedings pursuant to the settlement agreement and mutual release entered into by, among others, the Universal Parties and Wynn Resorts, Limited. The Company made a voluntary announcement regarding the settlement agreement and mutual release on 9 March 2018. These proceedings may continue with respect to Mr. Kazuo Okada as he is not a party to the settlement agreement and mutual release. The Company intends to vigorously defend WRM and the other defendants in the lawsuits. Macau Litigation Related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses.

92 Wynn Macau, Limited Report of the Directors LITIGATION (CONTINUED) Macau Litigation Related to Dore (continued) The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. The Company has sought advice from counsel in Macau, and based on such advice, the Company believes the claims are devoid of merit and are unfounded. The Company intends to vigorously defend WRM in the lawsuits. PERMITTED INDEMNITY PROVISION Pursuant to the Company’s articles of association, every Director shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities incurred or sustained by him as a Director in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted. The Company has arranged appropriate directors’ and officers’ liability insurance for the Directors and officers of the Group to the extent permitted by law. Such permitted indemnity provisions were in force during the course of the financial year ended 31 December 2017 and remained in force as of the date of this Annual Report. WRM EXECUTIVE DIRECTOR WRM, as a gaming concessionaire, is required by Macau law to have an executive director serving on its board of directors who is a Macau permanent resident and holds at least 10% of the voting shares and capital in WRM. The appointment of the executive director and of any successor is ineffective without the approval of the Macau government. Ms. Linda Chen meets the aforementioned requirements and currently serves as WRM’s Executive Director. The WRM shares held by Ms. Linda Chen provide in aggregate a nominal preferential annual dividend and capital distribution rights of up to one Macau pataca. To facilitate the appointment of the executive director, WRM indemnifies the executive director to the extent permitted by law against any and all actions, suits, proceedings, claims, demands, costs and expenses which may be made against, incurred or payable by the executive director in connection with the executive director’s position as a member of the board of directors of WRM and shareholder of WRM, and the executive director’s service in such capacity under applicable agreements. EQUITY-LINKED AGREEMENTS Other than the employee ownership scheme and the share option scheme as disclosed above, no equity-linked agreements were entered into by the Company during the year or subsisted at the end of the financial year ended 31 December 2017.

93Annual Report 2017 Report of the Directors CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 Under the terms of the Wynn Macau Credit Facilities, it is an event of default if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities. In addition, the terms of the WML Notes contain a change of control provision that would, if triggered, give rise to a right in favor of the holders of the WML Notes to require the Company to repurchase such notes. The circumstances that will constitute a change of control includes the consummation of any transaction that results in any party other than Mr. Stephen A. Wynn and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL. A related party of Mr. Wynn for these purposes includes any immediate family member or former spouse of Mr. Wynn or any entity or vehicle where Mr. Wynn and/or any immediate family member or former spouse of Mr. Wynn hold 51% or more of the controlling interest. Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules. COOPERATION WITH THE CCAC In July 2014, the Company was contacted by the Commission Against Corruption of Macau (the “CCAC”) requesting certain information related to the Company’s land in the Cotai area of Macau. The Company has cooperated with the CCAC’s request.

94 Wynn Macau, Limited Report of the Directors CHANGES IN INFORMATION OF DIRECTORS Pursuant to Rule 13.51B(1) of the Listing Rules, the changes in information of Directors of the Company for the year ended 31 December 2017 and up to the date of this Report of the Directors are set out below: (a) Mr. Matthew O. Maddox was appointed as the Chief Executive Officer of the Company and re-designated as an Executive Director of the Company on 7 February 2018. Mr. Maddox was appointed as the Chief Executive Officer of Wynn Resorts, Limited on 6 February 2018. Mr. Maddox ceased to be a member of the remuneration committee of the Company on 23 March 2018. (b) Mr. Stephen A. Wynn resigned as the Finance Chairman of the Republican National Committee on 17 January 2018. Mr. Wynn resigned as Chairman of the Board, an executive Director and Chief Executive Officer of the Company on 7 February 2018. Mr. Wynn resigned as Chairman and Chief Executive Officer of Wynn Resorts, Limited on 6 February 2018. (c) Mr. Maurice L. Wooden was appointed as a non-executive Director of the Company on 7 February 2018. (d) Dr. Allan Zeman was appointed as the non-executive Chairman of the Company on 7 February 2018. (e) Mr. Jeffrey Kin-fung Lam was appointed as independent non-executive director of i-Cable Communications Limited effective 15 September 2017. (f) Mr. Bruce Rockowitz resigned as the director and non-executive chairman of The Pure Group effective 18 December 2017. (g) Mr. Nicholas Sallnow-Smith resigned as director of the East Asian History of Science Foundation Hong Kong in September 2017. On behalf of the Board Allan Zeman Chairman Hong Kong, 23 March 2018

95Annual Report 2017 Corporate Governance Report CORPORATE GOVERNANCE PRACTICES Our commitment to integrity and dedication to maintaining and ensuring high standards of corporate governance are fundamental to our ability to conduct our business and sustain the respect of the investment community and the people who regulate our industry. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code and are regularly reviewed and developed in the interests of the Company, its Shareholders and other stakeholders. The Company has complied with the code provisions in the Code for the year ended 31 December 2017 except for the following deviation from provision A.2.1 and E.1.2 of the Code. Mr. Stephen A. Wynn as our Chairman and Chief Executive Officer Code provision A.2.1 of the Code stipulates that the roles of chairman and chief executive officer should be separate and should not be performed by the same individual. The Company has complied with code provision A.2.1 of the Code since 7 February 2018 upon the appointment of Mr. Matthew O. Maddox as the Chief Executive Officer of the Company and Dr. Allan Zeman as the Chairman of the Board. Prior to 7 February 2018, Mr. Wynn, the founder of the Company and WRM, had served as the Chairman and Chief Executive Officer of the Company. The Board had determined that the combination of these roles held singularly by Mr. Wynn was in the best interest of the Company and all Shareholders. The Board believes that the issue of whether to combine or separate the offices of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. Mr. Wynn’s combined role promoted unified leadership and direction for the Board and executive management. The combined role of Mr. Wynn as both Chairman and Chief Executive Officer was balanced by the Company’s governance structure, policies and controls. Annual General Meeting Under code provision E.1.2, the chairman of the board should attend the annual general meetings of the Company. Mr. Wynn, our former Chairman, was unable to travel internationally to attend the Company’s annual general meeting held on 1 June 2017 while recovering from an orthopedic procedure.

96 Wynn Macau, Limited Corporate Governance Report MODEL CODE The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions, which was most recently updated in March 2017. The terms of such code are no less exacting than those set out in the Model Code. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the year ended 31 December 2017. QUARTERLY REPORTING BY WYNN RESORTS, LIMITED Our ultimate controlling shareholder, Wynn Resorts, Limited, is listed on the NASDAQ global select market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to file quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly financial information (including financial information about the Macau segments of Wynn Resorts, Limited, which are operated by the Company). Such information will be presented in accordance with U.S. GAAP. At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the press release pertaining to the Group. Such announcement will also include a quarterly income statement for the Group presented in accordance with IFRS. In addition to the quarterly press release, Wynn Resorts, Limited also files quarterly reports with the SEC. Simultaneously with the filing of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the quarterly report pertaining to the Group. BOARD OF DIRECTORS Role of the Board The Board governs the Company and is responsible for overall leadership of the Group. The Board works to promote the success of the Group through oversight and direction of the Group’s business dealings and has delegated the general day-to-day operations of the Group’s business to the executive Directors and management team. The Board determines the overall strategic priorities for the Company, reviews and approves budgetary affairs and oversees and monitors the overall performance of management. The Board is provided with all necessary resources including the advice of external auditor, external attorneys and other independent professional advisors as needed.

97Annual Report 2017 Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Board Composition The Company has a Board with a balanced composition of executive and non-executive Directors (including independent non-executive Directors). As at the date of this Annual Report, the Board was composed as follows: • Executive Directors: Mr. Matthew O. Maddox, Mr. Ian Michael Coughlan, and Ms. Linda Chen; • Non-executive Directors: Ms. Kim Sinatra and Mr. Maurice L. Wooden; and • Independent non-executive Directors: Dr. Allan Zeman, Mr. Jeffrey Kin-fung Lam, Mr. Bruce Rockowitz and Mr. Nicholas Sallnow-Smith. Mr. Stephen A. Wynn was Chairman of the Board, an executive Director and Chief Executive Officer of the Company during the year ended 31 December 2017 until his resignation on 7 February 2018. There is no particular relationship (including financial, business, family or other material or relevant relationship) between members of the Board in the year ended 31 December 2017 and up to the date of this Annual Report.

98 Wynn Macau, Limited

Corporate Governance Report

BOARD OF DIRECTORS (CONTINUED)

Board Meetings and the General Meeting Held in 2017

In 2017, the Company convened four regular Board meetings. The attendance record of the Directors at the meetings of the Board is set out below.

Name of Director	Number of Board meetings attended/held during 2017	Attendance rate
EXECUTIVE DIRECTORS		
Mr. Stephen A. Wynn (resigned on 7 February 2018)	4/5#	75%
Mr. Matthew O. Maddox (re-designated from a non-executive Director to an executive Director on 7 February 2018)	5/5	100%
Mr. Ian Michael Coughlan*	5/5	100%
Ms. Linda Chen*	5/5	100%
NON-EXECUTIVE DIRECTORS		
Ms. Kim Sinatra^	3/3	100%
Mr. Maurice L. Wooden** (appointed on 7 February 2018)	—	—
INDEPENDENT NON-EXECUTIVE DIRECTORS		
Dr. Allan Zeman*	5/5	100%
Mr. Jeffrey Kin-fung Lam	5/5	100%
Mr. Bruce Rockowitz*	5/5	100%
Mr. Nicholas Sallnow-Smith*	5/5	100%

\# In addition, Mr. Wynn's proxy attended one meeting on his behalf.

* Attended the Company's annual general meeting held on 1 June 2017.

^ Ms. Kim Sinatra was appointed as a non-executive Director effective 1 April 2017.

** Mr. Maurice L. Wooden was appointed as a non-executive Director on 7 February 2018.

At least four regular board meetings are convened each year.

In accordance with code provision A.2.7 of the Code, apart from the regular board meetings above, the Chairman of the Board also held meetings with the non-executive Directors (including independent non-executive Directors) without the presence of executive Directors during the year ended 31 December 2017.

99Annual Report 2017 Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Independent non-executive Directors The Company has received from each of the independent non-executive Directors an annual confirmation of his independence pursuant to Rule 3.13 of the Listing Rules and considers each of them to be independent. Each of the independent non-executive Directors was appointed for a two- year term effective 1 April 2016. Non-executive Directors Mr. Matthew O. Maddox has been appointed as a non-executive Director for a three-year term effective 1 April 2016. On 7 February 2018, Mr. Matthew O. Maddox was re-designated from a non-executive Director to an executive Director. Ms. Kim Sinatra has been appointed as a non-executive Director for a three-year term effective 1 April 2017. Mr. Maurice L. Wooden has been appointed as a non-executive Director for a three-year term effective 7 February 2018. Appointment and Re-election of Directors Please refer to information in “Nomination and Corporate Governance Committee” as set below regarding the process of appointment of Directors in the Company. In addition to the aforesaid term of appointment of directors in the Company, all the Directors are subject to retirement by rotation at least once every three years and any new Director appointed to fill a casual vacancy or as an addition to the Board shall be re-elected at the next following annual general meeting after appointment. Continuous Professional Development of Directors Each Director has kept abreast of his or her responsibilities as a director of the Company and of the conduct, business activities and development of the Company. The Company acknowledges the importance of Directors participating in appropriate continuous professional development to develop and refresh their knowledge and skills to ensure that their contribution to the Board remains informed and relevant. Internally-facilitated briefings for Directors have been arranged and reading material on relevant topics have been issued to the Directors, where appropriate.

100 Wynn Macau, Limited Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Continuous Professional Development of Directors (continued) The Company organized various briefings conducted by Mr. Jay M. Schall, the Senior Vice President and General Counsel of the Company, for all Directors on relevant topics such as directors’ duties and responsibilities, corporate governance and amendments to the Listing Rules. In addition, some Directors attended seminars and training sessions presented by professional institutions. During the year ended 31 December 2017, trainings on the following topics were offered to the Directors: 1. Directors’ duties and responsibilities 2. Corporate governance 3. Update on Hong Kong Listing Rules amendments 4. Corporate laws, compliance laws and regulations 5. Anti-bribery/corruption Directors Topics of Training Attended Executive Directors Mr. Matthew O. Maddox (re-designated from a non- executive director to an executive Director on 7 February 2018) 1, 2, 3, 4 and 5 Mr. Ian Michael Coughlan 1, 2, 3, 4 and 5 Ms. Linda Chen 1, 2, 3, 4 and 5 Mr. Stephen A. Wynn (resigned on 7 February 2018) 1, 2, 3, 4 and 5 Non-Executive Directors Ms. Kim Sinatra^ 1, 2, 3, 4 and 5 Mr. Maurice L. Wooden* — Independent Non-Executive Directors Dr. Allan Zeman 1, 2, 3, 4 and 5 Mr. Jeffrey Kin-fung Lam 1, 2, 3, 4 and 5 Mr. Bruce Rockowitz 1, 2, 3, 4 and 5 Mr. Nicholas Sallnow-Smith 1, 2, 3, 4 and 5 ^ Ms. Kim Sinatra was appointed as a non-executive Director effective 1 April 2017. * Mr. Maurice L. Wooden was appointed as a non-executive Director on 7 February 2018.

101Annual Report 2017 Corporate Governance Report BOARD COMMITTEES The Board has received appropriate delegation of its functions and powers and has established appropriate Board committees, with specific written terms of reference in order to manage and monitor specific aspects of the Group’s affairs. The terms of reference of the Board Committees are posted on the websites of the Company and the Hong Kong Stock Exchange and are available to the Shareholders upon request. The Board and the Board committees are provided with all necessary resources including the advice of external auditor, external attorneys and other independent professional advisors as needed. Audit and Risk Committee The Company has set up an audit and risk committee in compliance with Rule 3.21 of the Listing Rules, the primary duties of which are to review and supervise the financial reporting process, internal control system and risk management system of the Group, maintain an appropriate relationship with the Company’s auditor, review and approve connected transactions, and provide advice and comments to the Board. The audit and risk committee consists of three members: Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Dr. Allan Zeman, all of whom are independent non-executive Directors. Mr. Nicholas Sallnow-Smith is the chairman of the audit and risk committee. The audit and risk committee held four meetings during the year ended 31 December 2017. The attendance record of these meetings is set out below. Name of committee member Number of meetings attended/held during 2017 Attendance rate Mr. Bruce Rockowitz 4/4 100% Mr. Nicholas Sallnow-Smith 4/4 100% Dr. Allan Zeman 4/4 100%

102 Wynn Macau, Limited Corporate Governance Report BOARD COMMITTEES (CONTINUED) Audit and Risk Committee (continued) During the meetings, the audit and risk committee met with the external auditor, the internal audit department and senior management, reviewed the financial statements, results announcements and reports for the year ended 31 December 2016 and for the six months ended 30 June 2017, the accounting principles and practices adopted by the Group and the relevant audit findings, reviewed and discussed with the auditor of a report on the adequacy and effectiveness of the Company’s financial reporting system, internal control system and risk management system and associated procedures and considered the internal audit plan and report and reviewed and adopted new terms of the audit and risk committee. There are no material uncertainties relating to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. There is no disagreement between the Board and the audit and risk committee regarding the selection and appointment of external auditor. Remuneration Committee The Company has set up a remuneration committee, the primary duties of which are to assist the Board in determining the policy and structure for the remuneration of Directors, evaluating the performance of Directors and senior management, reviewing incentive schemes and Directors’ service contracts and fixing the remuneration packages for all Directors and senior management. Pursuant to the delegated authority of the Board, the remuneration packages of Directors and senior management may be determined by the remuneration committee in accordance with the committee’s written terms of reference. Determination of such matters is based on the Group’s performance and the Directors’ and senior management members’ respective contributions to the Group. During the year ended 31 December 2017, the remuneration committee consisted of four members: Mr. Matthew O. Maddox*, a non-executive Director, and Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Mr. Jeffrey Kin-fung Lam, all of whom are independent non-executive Directors. Mr. Nicholas Sallnow-Smith is the chairman of the remuneration committee. * Mr. Maddox ceased to be a member effective from 23 March 2018.

103Annual Report 2017 Corporate Governance Report BOARD COMMITTEES (CONTINUED) Remuneration Committee (continued) The remuneration committee held two meetings during the year ended 31 December 2017. The attendance record of these meetings is set out below. Name of committee member Number of meetings attended/held during 2017 Attendance rate Mr. Jeffrey Kin-fung Lam 2/2 100% Mr. Bruce Rockowitz 2/2 100% Mr. Nicholas Sallnow-Smith 2/2 100% Mr. Matthew O. Maddox* 2/2 100% During the meetings, the remuneration committee made recommendations of the performance- based remuneration and bonuses to the senior management of the Group. Details of the remuneration of each Director of the Company for the year ended 31 December 2017 are set out in note 25 to the financial statements contained in this Annual Report. The remuneration of the members of senior management by band for the year ended 31 December 2017 is set out below: Number of members of senior management HK$1,000,001 to HK$5,000,000 9 HK$5,000,001 to HK$10,000,000 3 HK$10,000,001 to HK$15,000,000 3 HK$20,000,001 to HK$25,000,000 2 Total 17 * Mr. Maddox ceased to be a member effective from 23 March 2018.

104 Wynn Macau, Limited Corporate Governance Report BOARD COMMITTEES (CONTINUED) Nomination and Corporate Governance Committee The Company has set up a nomination and corporate governance committee, the primary duties of which are to identify, screen and recommend to the Board appropriate candidates to serve as directors of the Company, to oversee the process for evaluating the performance of the Board, to develop and recommend to the Board nomination guidelines for the Company, to review the training and continuous professional development of Directors and senior management, to review and monitor the Company’s policies and practices on compliance with legal and regulatory matters, to develop a set of corporate governance principles for the Company, which shall be consistent with any applicable laws, regulations and listing standards and to review the Company’s compliance with the Code. In reviewing the composition of the Board, the nomination and corporate governance committee considers the skills, knowledge and experience and also the desirability of maintaining a balanced composition of executive and non-executive Directors (including independent non- executive Directors). The nomination and corporate governance committee consists of three members: Mr. Nicholas Sallnow-Smith, Mr. Jeffrey Kin-fung Lam and Dr. Allan Zeman, all of whom are independent non- executive Directors. Mr. Jeffrey Kin-fung Lam is the chairman of the nomination and corporate governance committee. The nomination and corporate governance committee held two meetings during the year ended 31 December 2017. The attendance record of the said meeting is set out below. Name of committee member Number of meetings attended/held during 2017 Attendance rate Mr. Jeffrey Kin-fung Lam 2/2 100% Mr. Nicholas Sallnow-Smith 2/2 100% Dr. Allan Zeman 2/2 100%

105Annual Report 2017 Corporate Governance Report BOARD COMMITTEES (CONTINUED) Nomination and Corporate Governance Committee (continued) The nomination and corporate governance committee has assessed the independence of the existing independent non-executive Directors and recommended the re-appointment of the retiring Directors at the annual general meeting for the year ended 31 December 2017 of the Company. The nomination and corporate governance committee also reviewed and agreed on measurable objectives for implementing diversity on the Board. The measurable objectives identified by the nomination and corporate governance committee include: a material number of members of the Board should have gaming industry experience; certain members of the Board should have experience with companies with an international presence and exposure; and certain members of the Board should have experience with conducting businesses in the Asia Pacific region. The nomination and corporate governance committee is satisfied that the composition of the Board is sufficiently diverse. The nomination and corporate governance committee also reviewed the structure, size and composition of the Board as well as the Company’s policies and practices on compliance with corporate governance practices under the legal and regulatory requirements. In accordance with article 17.18 of the Company’s articles of association, one third of our Board will retire from office by rotation at the forthcoming annual general meeting. The three directors who will retire by rotation are Mr. Matthew O. Maddox and Ms. Linda Chen, each an executive Director and Mr. Bruce Rockowitz, an independent non-executive Director. All retiring Directors, being eligible, will offer themselves for re-election at the forthcoming annual general meeting. In accordance with article 17.2 of the Company’s article of association, Mr. Maurice L. Wooden having been appointed by the Board as a non-executive Director effective from 7 February 2018 and being eligible, will offer himself for re-election at the forthcoming annual general meeting. FINANCIAL REPORTING Directors’ Responsibility The Directors acknowledge their responsibility for the preparation and true and fair presentation of the Financial Statements in accordance with International Financial Reporting Standards and the disclosure requirements of the Hong Kong Companies Ordinance. This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and the true and fair presentation of the Financial Statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. The Directors are not aware of any material uncertainties relating to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern as at 31 December 2017. Accordingly, the Directors have prepared the Financial Statements for the year ended 31 December 2017 on a going concern basis.

106 Wynn Macau, Limited Corporate Governance Report FINANCIAL REPORTING (CONTINUED) Auditor’s Responsibility A statement by the external auditor of the Company, Ernst & Young, is included in the Independent Auditor’s Report on pages 110 to 117 of this Annual Report. Auditor’s Remuneration Fees for auditing services provided by our external auditor, Ernst & Young, for the year ended 31 December 2017 are included in note 3.2 to the Financial Statements. There were no non-auditing services provided by our external auditor for the year ended 31 December 2017. RISK MANAGEMENT AND INTERNAL CONTROLS The Board has overall responsibility for overseeing the risk management and internal control systems of the Group and ensuring the effectiveness of these systems at least annually, which are designed to provide reasonable, but not absolute, assurance against material misstatement or loss, and to manage rather than eliminate risks of failure in achieving our objectives. As an integral part of the Board’s function and strategic decision making process, the Board evaluates the risks faced by the Group and determines the risk exposure acceptable to the Group for the purposes of achieving its objectives. Management is responsible for designing, implementing and monitoring appropriate risk management and internal control systems. The processes for developing the framework for our risk management and internal control systems involve the collaborative efforts of management which possess a wide range of skills, knowledge and experience as a result of the diverse nature of risk. Such risks include financial risk, political risk, market risk, compliance risk and operational risk. As part of this framework, management periodically reports to the audit and risk committee and the Board on market trends, business operations and performance, corporate activities, developments and other relevant information. Management has been trained to identify and handle information which may be considered material inside information. In accordance with our policies and practices, which comply with the relevant legal and regulatory requirements, such information is reported to the audit and risk committee and the Board in a timely manner to facilitate the formulation of the appropriate response. Furthermore, procedures including pre- clearance on dealing in the Group’s securities by designated members of management, notification of regular blackout and securities dealing restrictions to relevant Directors and employees and dissemination of information on a need-to-know basis have been implemented by the Group to help ensure proper handling of inside information within the Group. Supporting this framework is the Company’s internal audit department, which was established and functioning prior to the commencement of operations of the Group.

107Annual Report 2017 Corporate Governance Report RISK MANAGEMENT AND INTERNAL CONTROLS (CONTINUED) The internal audit department is responsible for conducting independent reviews of the adequacy and effectiveness of the risk management and internal controls systems of the Group. The internal audit department prepares an annual audit plan based on applicable regulatory requirements and risk assessments for the consideration and approval of the audit and risk committee. Upon approval, audit work and testing is performed during the course of the year in accordance with the audit plan. The internal audit department communicates the audit findings and recommendations for remedial action (if any) with relevant management and performs follow-up work (as necessary) to confirm that adequate remedial action has been taken. The internal audit department reports its findings and conclusions, typically on a quarterly basis, to the audit and risk committee, which in turn provides feedback to management, the internal audit department and the Board as appropriate. During the year ended 31 December 2017, no material internal control deficiency that might have an adverse impact on the financial position or operations of the Group was detected. In respect of the year ended 31 December 2017, the Board reviewed the scope and quality of management’s risk management and internal control systems, and through the review and findings of the audit and risk committee and the internal audit department, considered that (i) the Group’s risk management and internal control systems were effective and the Group had complied with the provisions on risk management and internal controls as set forth in the Code; and (ii) the resources, staff qualifications and experience, training programs and budget of the Group’s accounting, internal audit and financial reporting functions were adequate. DIRECTORS’ AND OFFICERS’ INSURANCE The Company has arranged for appropriate insurance cover in respect of legal actions against our Directors and officers acting in such a capacity on behalf of the Company. COMPANY SECRETARY Ms. Ho Wing Tsz Wendy of Tricor Services Limited (“Tricor”), our external service provider of company secretarial services, is company secretary and authorized representative of the Company. Tricor’s primary contact person at the Company is Mr. Jay M. Schall, Senior Vice President and General Counsel of the Company. For the year ended 31 December 2017 and up to the date of this Annual Report, Ms. Ho Wing Tsz Wendy has taken no less than 15 hours of relevant professional training to update her skills and knowledge.

108 Wynn Macau, Limited Corporate Governance Report SHAREHOLDERS’ RIGHTS Convening of Extraordinary General Meeting by Shareholders Pursuant to article 13.3 of the Company’s articles of association, the Board may, whenever it thinks fit, convene an extraordinary general meeting. Extraordinary general meetings shall also be convened by two or more Shareholders depositing a written requisition at the principal office of the Company in Hong Kong or, in the event the Company ceases to have such a principal office, the registered office, specifying the objects of the meeting and signed by the requisitionists. The requisitionists should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings. General meetings may also be convened on the written requisition of a Shareholder which is a recognized clearing house (or its nominee(s)) deposited at the principal office of the Company in Hong Kong or, in the event the Company ceases to have such a principal office, the registered office specifying the objects of the meeting and signed by the requisitionist. The requisitionist should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings. If the Board does not within 21 days from the date of deposit of the requisition proceed to convene the meeting to be held within a further 21 days, the requisitionist(s) themselves or any of them representing more than one-half of the total voting rights of all of them, may convene the general meeting in the same manner, as nearly as possible, as that in which meetings may be convened by the Board provided that any meeting so convened shall not be held after the expiration of three months from the date of deposit of the requisition, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of the Board shall be reimbursed to them by the Company. Procedures for Shareholders to propose a person for election as a Director of the Company The procedures for Shareholders to propose a person for election as a Director of the Company were reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The procedures are available for viewing on our Company’s website at www.wynnmacaulimited.com. INVESTOR RELATIONS Shareholders’ Enquiries and Proposals Enquiries from Shareholders for the Board or the Company, or proposals from Shareholders for consideration at shareholders’ meetings may be directed to Wynn Macau Investor Relations: By post: Wynn Macau, Investor Relations, Rua Cidade de Sintra, NAPE, Macau By fax: (853) 2832 9966 By e-mail: inquiries@wynnmacau.com

109Annual Report 2017 Corporate Governance Report INVESTOR RELATIONS (CONTINUED) Shareholders’ Enquiries and Proposals (continued) The enquiries and proposals received by the Company are handled on a case-by-case basis after due consideration by the investors relations team, relevant management and the Board, as appropriate. Changes to the contact details above will be communicated through our Company’s website at www.wynnmacaulimited.com, which also contains information and updates on the Company’s business developments and operations, as well as press releases and financial information. Shareholders’ Communication Policy The Company’s shareholders’ communication policy was reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The shareholders’ communication policy is available for viewing on our Company’s website at www.wynnmacaulimited.com. Changes in Articles of Association The Company’s current articles of association were conditionally adopted on 16 September 2009, effective on the Company’s Listing, and are available for viewing on the websites of the Company and the Hong Kong Stock Exchange. There have been no changes in the Company’s articles of association since the Listing. Shareholder Meetings The Company held its annual general meeting for the year ended 31 December 2016 in the Tulip & Lotus Meeting Rooms at Wynn Palace on 1 June 2017. The resolutions for consideration at the said meeting were voted by poll pursuant to the Listing Rules and the poll results were posted on the websites of the Hong Kong Stock Exchange and the Company shortly after the said meeting. Key Shareholder Dates Key shareholder dates for 2018 are: • June 2018: annual general meeting; • August 2018: release of announcement of interim results in respect of the six months ending 30 June 2018; and • September 2018: release of interim report in respect of the six months ending 30 June 2018.

110 Wynn Macau, Limited Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) OPINION We have audited the consolidated financial statements of Wynn Macau, Limited (the “Company”) and its subsidiaries (the “Group”) set out on pages 118 to 204, which comprise the consolidated statement of financial position as at 31 December 2017, and the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies. In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2017, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (“IFRSs”) and have been properly prepared in compliance with the disclosure requirements of the Hong Kong Companies Ordinance. BASIS FOR OPINION We conducted our audit in accordance with Hong Kong Standards on Auditing (“HKSAs”) issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report. We are independent of the Group in accordance with the HKICPA’s Code of Ethics for Professional Accountants (the “Code”), and we have fulfilled our other ethical responsibilities in accordance with the Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

111Annual Report 2017 Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) KEY AUDIT MATTERS Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. For each matter below, our description of how our audit addressed the matter is provided in that context. We have fulfilled the responsibilities described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the consolidated financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the accompanying consolidated financial statements.

112 Wynn Macau, Limited Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) KEY AUDIT MATTERS (CONTINUED) Key audit matter How our audit addressed the key audit matter Allowance for doubtful accounts Referring to note 2.5 to the Group’s consolidated financial statements for significant accounting judgments and estimates, an estimated allowance for doubtful accounts is maintained to reduce the Group’s receivables to their carrying amount, which approximates their fair value. Management evaluates the estimated allowance based on specific reviews of customer accounts as well as experience with collection trends in the casino industry and current economic and business conditions. Management’s continued refinement of the allowance for doubtful accounts based on known customer information and changes in a region’s economy or legal systems can provide significant change in the estimate between periods. Further disclosure on the Group’s trade receivables and allowance for doubtful accounts is disclosed in note 14 to the consolidated financial statements. We evaluated and tested the design and operating effectiveness of the controls over the accounting process of allowance for doubtful accounts. We evaluated management’s assumption and judgment by comparing to the historical collection trends. We considered the support for credits granted to gaming patrons and/or their subsequent settlement when performing analysis of receivables’ aging brackets and write-offs as a percentage of gross trade receivables. In addition, we corroborated management’s representations with the source data for specific reserves made for certain casino patrons, performed ratio analysis on the Group’s allowance for doubtful accounts; and re-calculated the allowance for doubtful accounts using management’s model and considered the adequacy of the provision. We assessed the adequacy of the Group’s disclosure regarding allowance for doubtful accounts.

113Annual Report 2017 Independent Auditor’s Report Key audit matter How our audit addressed the key audit matter Classification of gaming promoters’ commission Referring to notes 2.5 and 3.2 to the Group’s consolidated financial statements for significant accounting judgments and estimates, gaming promoters introduce premium VIP casino players to the Group’s resorts. In exchange for their services, the Group pays the gaming promoters a percentage of the gross gaming win generated by each gaming promoter as commissions. Significant management judgment was involved in determining the classification of commissions between the portion returned to the VIP casino player by the gaming promoters, which are netted against casino revenue, and the portion used by the gaming promoter for operations of their business, which are included in other operating expenses. We evaluated and tested the design and operating effectiveness of the controls over the classification for the commission paid to the gaming promoters. We tested the underlying data, including VIP win percentage and commission rate. We also compared the practice among others in the same industry. We re-calculated the amount of commissions netted against casino revenue and included in operating expense using the Group’s methodology. We assessed the adequacy of the Group’s disclosure regarding the classification of gaming promoters’ commission. To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) KEY AUDIT MATTERS (CONTINUED)

114 Wynn Macau, Limited Independent Auditor’s Report OTHER INFORMATION INCLUDED IN THE ANNUAL REPORT The directors of the Company are responsible for the other information. The other information comprises the information included in the Annual Report, other than the consolidated financial statements and our auditor’s report thereon. Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. RESPONSIBILITIES OF THE DIRECTORS FOR THE CONSOLIDATED FINANCIAL STATEMENTS The directors of the Company are responsible for the preparation of the consolidated financial statements that give a true and fair view in accordance with IFRSs and the disclosure requirements of the Hong Kong Companies Ordinance, and for such internal control as the directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the directors of the Company are responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors of the Company either intend to liquidate the Group or to cease operations or have no realistic alternative but to do so. The directors of the Company are assisted by the Audit Committee in discharging their responsibilities for overseeing the Group’s financial reporting process. To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability)

115Annual Report 2017 Independent Auditor’s Report AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Our report is made solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with HKSAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. As part of an audit in accordance with HKSAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the directors. To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability)

116 Wynn Macau, Limited Independent Auditor’s Report • Conclude on the appropriateness of the directors’ use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern. • Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation. • Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion. We communicate with the Audit Committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

117Annual Report 2017 Independent Auditor’s Report We also provide the Audit Committee with a statement that we have complied with relevant ethical requirements regarding independence and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with the Audit Committee, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. The engagement partner on the audit resulting in this independent auditor’s report is Chow Chiu Mei, Loletta. Ernst & Young Certified Public Accountants Hong Kong 23 March 2018 To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

118 Wynn Macau, Limited Financial Statements Consolidated Statement of Profit or Loss and Other Comprehensive Income For the year ended 31 December 2017 2016 HK$ HK$ Notes (in thousands) Operating revenues Casino 33,631,257 20,552,497 Rooms 421,466 246,558 Food and beverage 528,529 329,712 Retail and other 1,459,366 970,711 36,040,618 22,099,478 Operating costs and expenses Gaming taxes and premiums 16,736,688 10,013,231 Staff costs 3.1 4,611,673 3,947,835 Other operating expenses 3.2 6,413,172 4,257,669 Depreciation and amortization 3.3 2,775,977 1,591,397 Property charges and other 3.4 133,464 24,814 30,670,974 19,834,946 Operating profit 5,369,644 2,264,532 Finance revenues 3.5 14,964 24,174 Finance costs 3.6 (1,269,784) (838,055) Net foreign currency differences (169,773) (6,051) Changes in fair value of interest rate swaps 4 (8,202) 3,359 Loss on extinguishment of debt (223,928) — (1,656,723) (816,573) Profit before tax 3,712,921 1,447,959 Income tax expense 5 12,427 12,427 Net profit attributable to owners of the Company 3,700,494 1,435,532

119Annual Report 2017 Financial Statements Consolidated Statement of Profit or Loss and Other Comprehensive Income For the year ended 31 December 2017 2016 HK$ HK$ Notes (in thousands) Other comprehensive income Other comprehensive income to be reclassified to profit or loss in subsequent periods: Currency translation reserve (208) 480 Other comprehensive income for the year (208) 480 Total comprehensive income attributable to owners of the Company 3,700,286 1,436,012 Basic and diluted earnings per Share 7 HK$0.71 HK$0.28

120 Wynn Macau, Limited Financial Statements Consolidated Statement of Financial Position As at 31 December 2017 2016 HK$ HK$ Notes (in thousands) Non-current assets Property and equipment and construction in progress 9 33,504,269 35,858,056 Leasehold interests in land 10 1,686,452 1,782,623 Goodwill 11 398,345 398,345 Deposits for acquisition of property and equipment 35,092 18,342 Other non-current assets 12 791,819 910,186 Restricted cash and cash equivalents 16 6,032 9,842 Total non-current assets 36,422,009 38,977,394 Current assets Inventories 13 331,644 338,023 Trade and other receivables 14 676,669 733,001 Prepayments and other current assets 15 133,787 128,596 Interest rate swaps 4 — 8,189 Amounts due from related companies 27 181,086 156,561 Restricted cash and cash equivalents 16 10,854 12,267 Cash and cash equivalents 17 5,239,690 2,591,442 Total current assets 6,573,730 3,968,079 Current liabilities Accounts payable 18 681,147 525,501 Interest-bearing borrowings 20 449,259 — Construction and retentions payables 456,299 1,167,082 Other payables and accruals 19 9,968,876 5,866,015 Amounts due to related companies 27 261,601 202,298 Income tax payables 12,427 12,427 Other current liabilities 46,690 55,763 Total current liabilities 11,876,299 7,829,086 Net current liabilities (5,302,569) (3,861,007) Total assets less current liabilities 31,119,440 35,116,387

121Annual Report 2017 Financial Statements Consolidated Statement of Financial Position As at 31 December 2017 2016 HK$ HK$ Notes (in thousands) Non-current liabilities Interest-bearing borrowings 20 27,674,046 32,169,888 Construction retentions payable 1,862 1,244 Other payables and accruals 19 265,992 325,022 Other long-term liabilities 176,782 167,169 Total non-current liabilities 28,118,682 32,663,323 Net assets 3,000,758 2,453,064 Equity Equity attributable to owners of the Company Issued capital 21 5,196 5,196 Share premium account 22 267,315 161,746 Shares held for employee ownership scheme 21 (112,062) (109,000) Reserves 22 2,840,309 2,395,122 Total equity 3,000,758 2,453,064 Approved and authorized for issue by the Board on 23 March 2018. Matthew O. Maddox Ian Michael Coughlan Director Director

122 Wynn Macau, Limited

Financial Statements

Consolidated Statement of Changes in Equity

	Notes	Issued Capital HK$	Share Premium Account HK$ (Note 22)	Shares Held for Employee Ownership Scheme HK$	Share Option Reserve* HK$	Other Reserves*# HK$	Statutory Reserve* HK$ (Note 22)	Retained Earnings* HK$	Currency Translation Reserve* HK$	Total Equity HK$
		Attributable to owners of the Company				(in thousands)				
As at 1 January 2016		5,196	161,746	(50,184)	522,926	554,740	48,568	2,842,459	16,828	4,102,279
Net profit for the year		–	–	–	–	–	–	1,435,532	–	1,435,532
Changes in currency translation reserve		–	–	–	–	–	–	–	480	480
Total comprehensive income for the year		–	–	–	–	–	–	1,435,532	480	1,436,012
Share-based payments	23	–	–	–	100,525	–	–	–	–	100,525
Shares purchased for employee ownership scheme	21	–	–	(58,816)	–	–	–	–	–	(58,816)
Dividend payable for employee ownership scheme		–	–	–	–	–	–	(17,673)	–	(17,673)
Special dividend declared and paid	6	–	–	–	–	–	–	(3,109,263)	–	(3,109,263)
As at 31 December 2016 and 1 January 2017		**5,196**	**161,746**	**(109,000)**	**623,451**	**554,740**	**48,568**	**1,151,055**	**17,308**	**2,453,064**
Net profit for the year		–	–	–	–	–	–	3,700,494	–	3,700,494
Changes in currency translation reserve		–	–	–	–	–	–	–	(208)	(208)
Total comprehensive income for the year		–	–	–	–	–	–	3,700,494	(208)	3,700,286
Share-based payments	23	–	–	–	115,825	–	–	–	–	115,825
Exercise of share options		–	7,360	–	(1,861)	–	–	–	–	5,499
Transfer to share premium upon vesting of awards under the employee ownership scheme		–	98,209	3	(98,212)	–	–	–	–	–
Shares purchased for employee ownership scheme	21	–	–	(3,065)	–	–	–	–	–	(3,065)
Returned dividend from forfeited awards under the employee ownership scheme		–	–	–	–	–	–	2,433	–	2,433
Dividends declared	6	–	–	–	–	–	–	(3,273,284)	–	(3,273,284)
As at 31 December 2017		**5,196**	**267,315**	**(112,062)**	**639,203**	**554,740**	**48,568**	**1,580,698**	**17,100**	**3,000,758**

* These reserve accounts comprise the consolidated reserves of HK$2.8 billion and HK$2.4 billion in the consolidated statements of financial position as at 31 December 2017 and 2016, respectively.

\# "Other reserves" as at 1 January 2017 is composed of HK$194.3 million of issued capital of WRM and HK$360.4 million of issued capital of Wynn Resorts International, Ltd..

123Annual Report 2017 Financial Statements Consolidated Statement of Cash Flows For the year ended 31 December 2017 2016 HK$ HK$ Notes (in thousands) Operating activities Profit before tax 3,712,921 1,447,959 Adjustments to reconcile profit before tax to net cash flows from operating activities: Depreciation of property and equipment 3.3 2,680,647 1,496,067 Amortization of leasehold interests in land 3.3 95,330 95,330 Property charges and other 3.4 133,464 24,814 (Reversal of provision)/provision for doubtful accounts, net 3.2 (56,090) 8,486 Expense of share-based payments 3.1 111,061 117,894 Changes in fair value of interest rate swaps 8,202 (3,359) Finance revenues 3.5 (14,964) (24,174) Finance costs 3.6 1,269,784 838,055 Loss on extinguishment of debt 223,928 — Net foreign currency differences 169,773 6,051 Working capital adjustments: Decrease/(increase) in inventories 6,379 (158,194) Decrease/(increase) in trade and other receivables 112,470 (286,498) Decrease/(increase) in prepayments and other assets 54,502 (140,588) Increase in accounts payable 163,488 236,846 Increase in other payables, accruals and other liabilities 3,970,601 1,782,889 Increase in net amounts due to related companies 38,182 416,683 Income taxes paid (12,427) (15,049) Net cash flows generated from operating activities 12,667,251 5,843,212 Investing activities Purchases of property and equipment and other assets, net of construction and retentions payables (1,261,136) (6,789,643) Proceeds from sale of property and equipment and other assets 6,206 5,691 Proceeds from insurance claims 78,036 — Interest received 14,916 26,899 Net cash flows used in investing activities (1,161,978) (6,757,053) Financing activities Decrease/(increase) in restricted cash and cash equivalents 5,223 (6,141) Proceeds from borrowings 11,951,431 3,883,272 Repayment of borrowings (16,069,224) (3,110,156) Payments of debt financing costs (396,322) (18,503) Shares purchased for employee ownership scheme 21 (3,065) (58,816) Proceeds from exercise of share options 5,499 — Payment of land premiums — (124,015) Interest paid (1,079,418) (685,732) Dividends paid 6 (3,272,494) (3,109,263) Net cash flows used in financing activities (8,858,370) (3,229,354) Net increase/(decrease) in cash and cash equivalents 2,646,903 (4,143,195) Cash and cash equivalents as at 1 January 2,591,442 6,731,356 Effect of foreign exchange rate changes, net 1,345 3,281 Cash and cash equivalents as at 31 December 17 5,239,690 2,591,442

124 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 1. CORPORATE AND GROUP INFORMATION The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered office address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide. The Group owns and operates hotel and casino resorts in Macau, namely Wynn Macau and Wynn Palace. WRM conducts gaming activities in our casinos in Macau under a concession contract signed with the Macau government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022. The Group also owns a land concession for approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”) for a term of 25 years from May 2012. The Group opened Wynn Palace, an integrated resort, situated on the Cotai Land on 22 August 2016. WM Cayman Holdings Limited I owns approximately 72% of the shares of the Company and approximately 28% of the shares of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

Annual Report 2017 | 125

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2017

1. CORPORATE AND GROUP INFORMATION (CONTINUED)

Information about subsidiaries

The following is a list of subsidiaries of the Company as at 31 December 2017:

Name	Place of Incorporation/ Operation	Principal Activities	Nominal Value of Issued Share/ Registered Capital	Interest Held
WM Cayman Holdings Limited II	Cayman Islands	Investment holding	Ordinary shares — US$1	100%
Wynn Resorts International, Ltd.	Isle of Man	Investment holding	Ordinary shares — GBP2	100%
Wynn Resorts (Macau) Holdings, Ltd.	Isle of Man	Investment holding	Ordinary shares — Class A shares: GBP343 — Class B shares: GBP657	100%
Wynn Resorts (Macau), Limited	Hong Kong	Investment holding	Ordinary shares — HK$100	100%
Wynn Resorts (Macau) S.A.	Macau	Operator of hotel casino and related gaming businesses	Share capital — MOP200,100,000	100%**
Palo Real Estate Company Limited	Macau	Development, design and preconstruction activities	Share capital — MOP1,000,000	100%
WML Finance I Limited	Cayman Islands	Entity facilitates lending within the Group	Ordinary shares — US$1	100%
WML Corp. Ltd.	Cayman Islands	Investment holding	Ordinary shares — US$1	100%*

126 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 1. CORPORATE AND GROUP INFORMATION (CONTINUED) Information about subsidiaries (continued) * Shares directly held by the Company ** 10% of the shares were held by a Macau-resident investor which entitle the holder to 10% of the voting and social rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 90% of the shares held by the Group are entitled to 90% of the voting rights and 100% of the profit participation or economic interest. None of the subsidiaries had any debt securities outstanding at the end of the year or at any time during the year. Contribution to Trust The Company has consolidated an operating entity within the Group without any legal interests. Due to the implementation of the employee ownership scheme of the Group mentioned in note 23, the Company has set up a structured entity, Trust, and its particulars are as follows: Structured Entity Principal Activities Trust Administering and holding the Company’s Shares acquired for the employee ownership scheme, which is set up for the benefits of eligible persons of the scheme

127Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.1 BASIS OF PREPARATION These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These financial statements also comply with the accounting principles generally accepted in Hong Kong and the disclosure requirements of the Hong Kong Companies Ordinance relating to the preparation of financial statements. They have been prepared on a historical cost basis, except for derivative financial instruments, which have been measured at fair value as further explained in note 2.2. These financial statements are presented in Hong Kong dollars and all values are rounded to the nearest thousand (HK$’000) except when otherwise indicated. As at 31 December 2017, the Group had cash and cash equivalents of HK$5.24 billion. These cash and cash equivalents have not been earmarked for any specific use other than for general corporate purposes and repayments on the Group’s debt obligations. As at 31 December 2017, the Group had a net current liability position of HK$5.30 billion. The Group expects it will generate positive cash flows in the coming twelve months and may obtain or renew its bank loan facilities and, or seek other sources of funding, wherever needed, to meet its financial liabilities as and when they fall due. The Group believes it has sufficient working capital to finance its operations and financial obligations. Basis of consolidation The consolidated financial statements comprise the financial statements of the Company and its subsidiaries for the year ended 31 December 2017. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee (i.e., existing rights that give the Group the current ability to direct the relevant activities of the investee). The subsidiaries are fully consolidated from the date on which control is transferred to the Group, and will continue to be consolidated until the date that such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies.

128 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.1 BASIS OF PREPARATION (CONTINUED) Basis of consolidation (continued) On 15 May 2014, the Board of Directors approved an employee ownership scheme under which shares may be awarded to employees of the Group in accordance with the related terms and conditions. Pursuant to the rules of the employee ownership scheme, the Group has set up a Trust for the purpose of administering the employee ownership scheme and holding the awarded shares before they vest. As the Group has control over the Trust, the Directors of the Company consider that it is appropriate to consolidate the Trust. Transactions, balances, dividends and unrealized gains on transactions between group companies are eliminated in full on consolidation. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Fair value measurement The Group measures its derivative financial instruments at fair value at the end of each reporting period. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

129Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Fair value measurement (continued) All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole: Level 1 — based on quoted prices (unadjusted) in active markets for identical assets or liabilities Level 2 — based on valuation techniques for which the lowest level input that is significant to the fair value measurement is observable, either directly or indirectly Level 3 — based on valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable For assets and liabilities that are recognized in the financial statements on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. Goodwill Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred, the amount recognized for non-controlling interests and any fair value of the Group’s previously held equity interests in the acquiree over the identifiable net assets acquired and liabilities assumed. If the sum of this consideration and other items is lower than the fair value of the net assets of the subsidiary acquired, the difference is, after reassessment, recognized in the consolidated statement of profit or loss and other comprehensive income as a gain on bargain purchase. Goodwill arising on acquisition is recognized in the consolidated statement of financial position as an asset, initially measured at cost and subsequently at cost less any accumulated impairment losses. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. The Group performs its annual impairment test of goodwill as at 31 December. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each cash-generating unit (“CGU”) of the Group, or groups of CGUs, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units.

130 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Goodwill (continued) Impairment is determined by assessing the recoverable amount of the CGU or the group of CGUs to which the goodwill relates. Where the recoverable amount of the CGU or the group of CGUs is less than the carrying amount, an impairment loss is recognized. An impairment loss recognized for goodwill is not reversed in a subsequent period. Where goodwill has been allocated to a CGU or a group of CGUs and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the CGU retained. Foreign currencies These consolidated financial statements are presented in Hong Kong dollars, which is the Company’s functional and presentation currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Foreign currency transactions recorded by the entities in the Group are initially recorded using their respective functional currency rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency rates of exchange ruling at the end of the reporting period. Differences arising on settlement or translation of monetary items are recognized in the consolidated statement of profit or loss and other comprehensive income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the dates when the fair values were measured. The gain or loss arising on translation of a non-monetary item is treated in line with the recognition of the gain or loss on change in fair value of the item. The functional currencies of subsidiaries are currencies other than the Hong Kong dollar. As at the end of the reporting period, the assets and liabilities of these entities are translated into Hong Kong dollars at the exchange rates prevailing at the end of the reporting period and their statements of profit or loss are translated into Hong Kong dollars at the weighted average exchange rates for the year. The resulting exchange differences are recognized in other comprehensive income and accumulated in the currency translation reserve.

131Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Related parties A party is considered to be related to the Group if: (a) the party is a person or a close member of that person’s family and that person: (i) has control or joint control over the Group; (ii) has significant influence over the Group; or (iii) is a member of the key management personnel of the Group or of a parent of the Group; or (b) the party is an entity where any of the following conditions applies: (i) the entity and the Group are members of the same group; (ii) one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity); (iii) the entity and the Group are joint ventures of the same third party; (iv) one entity is a joint venture of a third entity and the other entity is an associate of the third entity; (v) the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group; (vi) the entity is controlled or jointly controlled by a person identified in (a); (vii) a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and (viii) the entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to the parent of the Group.

132 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Property and equipment Property and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. The cost of an item of property and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after items of property and equipment have been put into operation, such as repair and maintenance costs, are recognized in the consolidated statement of profit or loss and other comprehensive income in the period in which they are incurred. When significant parts of property and equipment are required to be replaced at intervals, the Group recognizes such parts as individual assets with specific useful lives and depreciates them accordingly. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the equipment as a replacement if the recognition criteria are satisfied. The present value of the expected cost for the decommissioning of an asset after its use is included in the cost of the asset if the recognition criteria for a provision are met. Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over its estimated useful life. The estimated useful lives used are as follows: Buildings and improvements 10 to 45 years Furniture, fixtures and equipment 3 to 5 years Leasehold improvements (shorter of remaining lease period and estimated useful life) 1 to 5 years An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of an asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of profit or loss and other comprehensive income when the asset is derecognized. Residual values, useful lives and methods of depreciation are reviewed at least at each financial year end and adjusted prospectively, if appropriate. Construction in progress represents assets under development or construction, which are stated at cost less any impairment losses, and are not depreciated. Cost comprises the direct costs of construction and capitalized borrowing costs on related borrowed funds during the period of construction. Construction in progress is reclassified to the appropriate category of property and equipment when completed and ready for use.

133Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Leasehold interests in land Leasehold interests in land under operating leases are payments made on entering into or acquiring land-use rights over extended periods of time. The total lease payments are amortized on a straight-line basis over the lease terms in accordance with the expected pattern of consumption of the economic benefits embodied in the land-use right. Borrowing costs Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use are capitalized as part of the cost of the respective assets. The capitalization of such borrowing costs ceases when the assets are substantially ready for their intended use. All other borrowing costs are expensed in the period in which they are incurred. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds. Impairment of non-financial assets The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or a CGU’s fair value less costs of disposal and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or a CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using pre-tax discount rates that reflect current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators. The Group bases its impairment calculations on detailed budgets and forecast calculations, which are prepared separately for each of the Group’s CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. For longer periods, a long-term growth rate is calculated and applied to projected future cash flows after the fifth year.

134 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Impairment of non-financial assets (continued) Impairment losses are recognized in the consolidated statement of profit or loss and other comprehensive income in those expense categories consistent with the function of the impaired assets. For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such an indication exists, the Group estimates the asset’s or CGU’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment losses been recognized for the asset in prior years. Such reversal is recognized in the consolidated statement of profit or loss and other comprehensive income unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase. Investments and other financial assets Financial assets are classified, at initial recognition, as financial assets at fair value through profit or loss, or loans and receivables, as appropriate. When financial assets are recognized initially, they are measured at fair value plus transaction costs that are attributable to the acquisition of the financial assets, except in the case of financial assets recorded at fair value through profit or loss. The Group determines the classification of its financial assets on initial recognition and, where allowed and appropriate, re-evaluates this designation at each financial year end. All regular way purchases and sales of financial assets are recognized on the trade date, which is the date that the Group commits to purchase or sell the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

135Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Investments and other financial assets (continued) Subsequent measurement of loans and receivables Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, loans and receivables (including trade and other receivables, deposits, amounts due from related companies and cash and cash equivalents) are subsequently measured at amortized cost using the effective interest rate (“EIR”) method less any allowances for impairments. Gains and losses are recognized in the consolidated statement of profit or loss and other comprehensive income when the loans and receivables are derecognized or impaired, as well as through the amortization process. Impairment of financial assets The Group assesses at each statement of financial position date whether there is objective evidence that a financial asset or a group of financial assets is impaired. Assets carried at amortized cost If there is objective evidence that an impairment loss on assets carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced through use of an allowance account and the loss is recognized in the consolidated statement of profit or loss and other comprehensive income. If, in a subsequent period, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If a write-off is later recovered, the recovery is credited to other expenses in the consolidated statement of profit or loss and other comprehensive income. In relation to trade receivables, a provision for impairment is made when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Group will not be able to collect all of the amounts due under the original terms of the transaction. The carrying amount of the receivables is reduced through the use of an allowance account. Impaired debts are derecognized when they are assessed as uncollectible.

136 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Inventories Inventories are valued at the lower of cost and net realizable value. Cost is determined on the first-in, first-out, weighted average or specific identification methods as appropriate. Net realizable value is based on estimated selling prices less estimated costs to be incurred on completion and disposal. Cash and cash equivalents Cash and cash equivalents in the consolidated statement of financial position and the consolidated statement of cash flows comprise cash at banks and on hand and short term deposits with an original maturity of three months or less, which are not restricted as to use. Financial liabilities The Group’s financial liabilities are classified as financial liabilities at fair value through profit or loss and as other financial liabilities, which include accounts payable, construction and retentions payables, other payables, amounts due to related companies, interest-bearing borrowings, and other current and long-term liabilities and are subsequently measured at amortized cost, using the EIR method unless the effect of discounting would be immaterial, in which case they are stated at cost. Interest-bearing loans and borrowings All loans and borrowings are initially recognized at fair value less directly attributable transaction costs, and have not been designated as “fair value through profit or loss”. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost, using the EIR method. Gains and losses are recognized in the consolidated statement of profit or loss and other comprehensive income when the liabilities are derecognized as well as through the EIR amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR method. The EIR amortization is included in finance costs in the consolidated statement of profit or loss and other comprehensive income.

137Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Derivative financial instruments The Group used derivative financial instruments, such as interest rate swaps and foreign currency forward contracts, to manage interest rate and foreign currency risks, respectively. Such derivative financial instruments were initially recognized at fair value on the date a derivative contract was entered into and were subsequently remeasured at fair value. Fair value was estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instrument and other market conditions and, therefore, was subject to significant estimation and a high degree of variability of fluctuation between periods. The Group adjusted this amount by applying a non-performance valuation after considering the Group’s creditworthiness or the creditworthiness of the Group’s counterparties at each settlement date. Derivatives were carried as assets when the fair value was positive and as liabilities when the fair value was negative. All gains or losses arising from changes in fair value on derivatives were taken directly to the consolidated statement of profit or loss and other comprehensive income as none of the derivatives qualify for hedge accounting. The fair value of interest rate swap contracts and foreign currency forward contracts were determined by using appropriate valuation techniques. Current versus non-current classification Derivative instruments that are not designated as effective hedging instruments are classified as current or non-current or separated into current and non-current portions based on an assessment of the facts and circumstances (i.e., the underlying contracted cash flows).

138 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Derecognition of financial assets and liabilities Financial assets A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Group’s consolidated statement of financial position) when: • the rights to receive cash flows from the asset have expired; or • the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay cash flow receipts in full without material delay to a third party under a “pass-through” arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset. When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if and to what extent it has retained the risks and rewards of ownership of the asset. When it has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of the Group’s continuing involvement. In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay. Financial liabilities A financial liability is derecognized when the obligation under the liability is discharged or cancelled, or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the consolidated statement of profit or loss and other comprehensive income.

139Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Offsetting of financial instruments Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously. Provisions Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statement of profit or loss and other comprehensive income net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost in the consolidated statement of profit or loss and other comprehensive income. Pensions and other post employment benefits The Group operates a defined contribution retirement benefit scheme (the “Scheme”). The Scheme allows eligible employees to contribute 5% of their salary to the Scheme and the Group matches the contributions with an equal amount. The assets of the Scheme are held separately from those of the Group in an independently administered fund. The Group’s matching contributions vest to the employees at 10% per year with full vesting in ten years. Forfeitures of unvested contributions are used to reduce the Group’s liability for its contributions payable under the Scheme. The contributions are charged to the consolidated statement of profit or loss and other comprehensive income as they become payable in accordance with the rules of the Scheme.

140 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Share-based payments Employees (including senior executives and directors) of the Group receive remuneration in the form of share-based payments; whereby, employees render services as consideration for equity instruments in the form of common shares or options to purchase common shares of the ultimate parent company, Wynn Resorts, and beginning in September 2009, the Company. In situations where equity instruments are issued and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured as the difference between the fair value of the share-based payment transactions and the fair value of any identifiable goods or services received at the grant date. This is then capitalized or expensed as appropriate. Equity-settled transactions The cost of equity-settled transactions with employees, for awards granted after 7 November 2002, is measured by reference to the fair value at the date on which they are granted. The fair value is determined by using an appropriate pricing model, further details of which are given in note 23. The cost of equity-settled transactions is recognized in employee benefit expense, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (the “vesting date”). The cumulative expense recognized for equity- settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The charge or credit to the consolidated statement of profit or loss and other comprehensive income for a period represents the movement in cumulative expense recognized as of the beginning and end of that period and is recognized in staff costs. Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions.

141Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Share-based payments (continued) Equity-settled transactions (continued) For awards that do not ultimately vest because non-market performance and/or service conditions have not been met, no expense is recognized. When awards include a market or non-vesting condition, the transactions are treated as vesting irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied. Where the terms of an equity-settled award are modified, as a minimum an expense is recognized as if the terms had not been modified, if the original terms of the award are met. In addition, an expense is recognized for any modification that increases the total fair value of the share-based payment, or is otherwise beneficial to the employee as measured at the date of modification. Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph. All cancellations of equity-settled transaction awards are treated equally. The dilutive effect of outstanding options and non-vested shares are reflected as additional share dilution in the computation of diluted earnings per share. As disclosed in note 23 to the financial statements, the Group has set up the Trust for the employee ownership scheme, where the Trust purchases Shares issued by the Group and the consideration paid by the Company, including any directly attributable incremental costs, is presented as “Shares held for employee ownership scheme” and deducted from the Group’s equity. Leases The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement at its inception and whether the fulfillment of the arrangement is dependent on the use of a specific asset or the arrangement conveys a right to use the asset.

142 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Leases (continued) Group as a lessee Leases where substantially all the risks and benefits of ownership of the asset are not transferred to the Group and remain with the lessor are classified as operating leases. Operating lease payments are recognized as an operating expense in the consolidated statement of profit or loss and other comprehensive income on the straight-line basis over the lease terms. Group as a lessor When an asset is leased out under an operating lease, the asset is included in the consolidated statement of financial position based on the nature of the asset. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income. Contingent rents are recognized as revenue in the period in which they are earned. Revenue recognition Revenue is recognized to the extent that it is probable the economic benefits will flow to the Group and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duties. Casino revenues are measured by the aggregate net difference between gaming wins and losses. Revenues are recognized net of certain sales incentives. Accordingly, the Group’s casino revenues are reduced by commissions, accrued complimentaries and points earned in customer loyalty programs. Rooms, food and beverage, retail and other operating revenues are recognized when services are performed or the retail goods are sold. Deposits received from customers in advance on rooms or other services are recorded as liabilities until the services are provided to the customers.

143Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Revenue recognition (continued) The retail value of rooms, food and beverage, and retail and other services furnished to guests without charge is excluded from total operating revenues in the accompanying consolidated statement of profit or loss and other comprehensive income. The amounts of such promotional allowances excluded from total operating revenues are as follows: For the year ended 31 December 2017 2016 HK$ HK$ (in thousands) Rooms 1,512,294 1,046,785 Food and beverage 645,587 394,199 Retail and other 85,398 62,831 2,243,279 1,503,815 Retail and other revenue includes rental income which is recognized on a time proportion basis over the lease terms. Contingent rental income is recognized when the right to receive such rental income is established according to the lease agreements. Finance revenue is accrued on a time basis by reference to the principal outstanding and at the applicable interest rates.

144 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Taxes Current income tax Current income tax assets and liabilities are measured at the amounts expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the Group operates. Deferred income tax Deferred income tax is provided using the liability method on temporary differences at the end of the reporting period between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred income tax liabilities are recognized for all taxable temporary differences, except: • when the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and • in respect of taxable temporary differences associated with investments in subsidiaries, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

145Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Taxes (continued) Deferred income tax (continued) Deferred income tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are only recognized to the extent that it is probable that taxable profits will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized, except: • when the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and • in respect of deductible temporary differences associated with investments in subsidiaries, deferred income tax assets are recognized only to the extent it is probable the temporary differences will reverse in the foreseeable future and taxable profits will be available against which the temporary differences can be utilized. The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at the end of each reporting period and are recognized to the extent it has become probable that future taxable profits will allow the deferred tax asset to be recovered. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the end of the reporting period. Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

146 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Gaming taxes and premiums According to the Concession Agreement granted by the Macau government and the relevant legislation, the Group is required to pay a 35% gaming tax on gross gaming win. The Group is also required to pay an additional 4% of gross gaming win as public development and social related contributions. The Group also makes certain variable and fixed payments to the Macau government based on the number of slot machines and table games in operation on a monthly and yearly basis, respectively. These expenses are reported as “gaming taxes and premiums” in the consolidated statement of profit or loss and other comprehensive income. Fine art The Group’s fine art is stated at cost less any accumulated impairment. Any fine art impairment is assessed based on the CGU to which it belongs. No impairment has been recognized for the years ended 31 December 2017 and 2016. Fine art is derecognized upon disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of profit or loss and other comprehensive income when the asset is derecognized. Dividends Final dividends are recognized as a liability when they are approved by the shareholders in a general meeting. Interim/special dividends are simultaneously proposed and declared because the Company’s memorandum and articles of association grant the Directors the authority to declare interim/ special dividends. Consequently, interim/special dividends are recognized immediately as a liability when they are proposed and declared. Statutory reserve In accordance with the provisions of the Macau Commercial Code, Wynn Macau, Limited’s subsidiaries incorporated in Macau are required to transfer a minimum of 10% of their annual net profit to a legal reserve until that reserve equals 25% of their issued capital. This reserve is not distributable to shareholders.

147Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.3 IMPACT OF REVISED IFRSs The Group has adopted the following revised IFRSs for the first time for the current year’s financial statements. Amendments to IAS 7 Disclosure Initiative Amendments to IAS 12 Recognition of Deferred Tax Assets for Unrealized Losses The adoption of the above revised standards has no significant financial effect on these financial statements. Disclosure has been made in note 29 to the financial statements upon the adoption of amendments to IAS 7, which require an entity to provide disclosures that enable users of financial statements to evaluate changes in liability arising from financing activities, including both changes arising from cash flows and non-cash changes.

148 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.4 ISSUED BUT NOT YET EFFECTIVE IFRSs The Group has not applied the following new and revised IFRSs, that have been issued but are not yet effective, in these financial statements. Amendments to IFRS 2 Classification and Measurement of Share-based Payment Transactions1 IFRS 9 Financial Instruments1 Amendments to IFRS 9 Prepayment Features with Negative Compensation2 IFRS 15 Revenue from Contracts with Customers1 Amendments to IFRS 15 Clarifications to IFRS 15 Revenue from Contracts with Customers1 IFRS 16 Leases2 IFRIC Interpretation 22 Foreign Currency Transactions and Advance Consideration1 Annual Improvements 2014-2016 Cycle Amendments to IFRS 1 and IAS 281 Annual Improvements 2015-2017 Cycle Amendments to IFRS 3, IFRS 11, IAS 12 and IAS 232 IFRIC Interpretation 23 Uncertainty over Income Tax Treatments2 Amendments to IAS 40 Transfers of Investment Property1 1 Effective for annual periods beginning on or after 1 January 2018 2 Effective for annual periods beginning on or after 1 January 2019 Further information about those IFRSs that are expected to be applicable to the Group is as follows: In July 2014, the IASB issued the final version of IFRS 9, bringing together all phases of the financial instruments project to replace IAS 39 and all previous versions of IFRS 9. The standard introduces new requirements for classification and measurement, impairment and hedge accounting. The Group will adopt IFRS 9 from 1 January 2018. The Group will not restate comparative information and will recognize any transition adjustments against the opening balance of equity at 1 January 2018. The Group assessed and expected impacts relate to the classification and measurement and the impairment requirements as follows: (a) Classification and measurement The Group does not expect that the adoption of IFRS 9 will have a significant impact on the classification and measurement of its financial assets.

149Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.4 ISSUED BUT NOT YET EFFECTIVE IFRSs (CONTINUED) (b) Impairment IFRS 9 requires an impairment on debt instruments recorded at amortized cost or at fair value through other comprehensive income, lease receivables, loan commitments and financial guarantee contracts that are not accounted for at fair value through profit or loss under IFRS 9, to be recorded based on an expected credit loss model either on a twelve-month basis or a lifetime basis. The Group will apply the simplified approach and record lifetime expected losses that are estimated based on the present values of all cash shortfalls over the remaining life of all of its trade receivables and other receivables. The Group has determined that the adoption of IFRS 9 will not have a significant impact on the provision for impairment on its trade receivables. IFRS 15 establishes a new five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. The principles in IFRS 15 provide a more structured approach for measuring and recognizing revenue. The standard also introduces extensive qualitative and quantitative disclosure requirements, including disaggregation of total revenue, information about performance obligations, changes in contract asset and liability account balances between periods and key judgments and estimates. The standard will supersede all current revenue recognition requirements under IFRSs. Either a full retrospective application or a modified retrospective adoption is required on the initial application of the standard. In April 2016, the IASB issued amendments to IFRS 15 to address the implementation issues on identifying performance obligations, application guidance on principal versus agent and licences of intellectual property, and transition. The Group will adopt IFRS 15 from 1 January 2018 and plans to adopt the full retrospective approach. The Company continues to assess the impact of IFRS 15 on its consolidated financial statements. Adoption of this standard will change the presentation of, and accounting for, goods and services provided to customers without charge. The Group has assessed that these goods and services are distinct and are considered as separate performance obligations under IFRS 15. The corresponding revenues will be allocated from casino revenues with the majority of the impact resulting in a decrease in casino revenues and an increase in rooms, food and beverage and retail and other revenues. Additionally, certain commission arrangements with third parties will be reclassified out of operating expenses and netted against revenue. Upon retrospective application on 1 January 2018, management estimates the previously reported operating revenues and operating expense amounts for the years ended 31 December 2017 and 2016, will be decreased by amounts not expected to exceed HK$2.08 billion and HK$1.16 billion, respectively, primarily due to changes in the accounting for certain commissions. The adoption of IFRS 15 is not expected to have a material impact on the Group’s financial position as at 31 December 2016 and 2017 or net profit for the years ended 31 December 2016 and 2017.

150 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.4 ISSUED BUT NOT YET EFFECTIVE IFRSs (CONTINUED) IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to recognize assets and liabilities for most leases. The standard includes two recognition exemptions for lessees – leases of low-value assets and short-term leases. At the commencement date of a lease, a lessee will recognize a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset). The right-of-use asset is subsequently measured at cost less accumulated depreciation and any impairment losses unless the right- of-use asset meets the definition of investment property in IAS 40, or relates to a class of property, plant and equipment to which the revaluation model is applied. The lease liability is subsequently increased to reflect the interest on the lease liability and reduced for the lease payments. Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset. Lessees will also be required to remeasure the lease liability upon the occurrence of certain events, such as change in the lease term and change in future lease payments resulting from a change in an index or rate used to determine those payments. Lessees will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset. Lessor accounting under IFRS 16 is substantially unchanged from the accounting under IAS 17. Lessors will continue to classify all leases using the same classification principle as in IAS 17 and distinguish between operating leases and finance leases. IFRS 16 requires lessees and lessors to make more extensive disclosures than under IAS 17. Lessees can choose to apply the standard using either a full retrospective or a modified retrospective approach. The Group expects to adopt IFRS 16 from 1 January 2019. The Group is currently assessing the impact of IFRS 16 upon adoption and is considering whether it will choose to take advantage of the practical expedients available and which transition approach and reliefs will be adopted. Upon adoption of IFRS 16, certain amounts included in note 26 may need to be recognized as new right-of-use assets and lease liabilities. Further analysis, however, will be needed to determine the amount of new rights of use assets and lease liabilities to be recognized, including, but not limited to, any amounts relating to leases of low-value assets and short term leases, other practical expedients and reliefs chosen, and new leases entered into before the date of adoption.

151Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES The preparation of the Group’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and their accompanying disclosures and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates may result in outcomes that may require a material adjustment to the carrying amount of the asset or liability affected in the future. Key sources of estimation uncertainty and critical judgments in applying the Group’s accounting policies, which have a significant effect on the financial statements are set out below. Useful lives of property and equipment The useful lives of assets are based on management’s estimations. Management considers the impact of changes in technology, customer service requirements, availability of capital funding and the required return on assets and equity to determine the optimum useful life expectation for each of the individual categories of property and equipment. The estimations of residual values of assets are also based on management’s judgments as to whether the assets will be sold or used to the end of their useful lives and what their condition will be like at that time. Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over its estimated useful life. Management’s periodic reviews on the estimations made could result in changes in depreciable lives and, therefore, depreciation expense in future periods. Impairment of non-financial assets Management is required to make judgments concerning the cause, timing and amount of impairments. In the identification of impairment indicators, management considers the impact of changes in current competitive conditions, cost of capital, availability of funding, technological obsolescence, discontinuance of services and other circumstances that could indicate that an impairment exists. The Group applies the impairment assessments to its separate CGUs. This requires management to make significant judgments concerning the existence of impairment indicators, identification of separate CGUs’ remaining useful lives of assets and estimates of projected cash flows and fair values less costs of disposal. For non- financial assets other than goodwill, management’s judgments are also required when assessing whether a previously recognized impairment loss should be reversed. Where impairment indicators exist, the determination of the recoverable amount of a CGU requires management to make assumptions to determine the fair value less costs of disposal and value in use. In addition, for goodwill, the recoverable amount is estimated annually whether or not there is any indication of impairment.

152 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Key assumptions on which management has based its determinations of fair values less costs of disposal include the existence of binding sale agreements, and for the determination of values in use include projected revenues, gross margins, and average revenue per asset component, capital expenditures, expected customer base and market share. Management is also required to choose suitable discount rates in order to calculate the present values of those cash flows. Changes in key assumptions on which the recoverable amounts of assets are based could significantly affect the Group’s financial condition and results of operations. Impairment of accounts receivable Management evaluates the reserve for bad debts based on specific reviews of customer accounts as well as experience with collection trends in the casino industry and current economic and business conditions. As customer payment experience evolves, management will continue to refine the estimated reserve for bad debts. Accordingly, the associated charge for provision for doubtful accounts may fluctuate. Because individual customer account balances can be significant, the reserve and the provision can change significantly between periods, as customer information becomes known or as changes in a region’s economy or legal systems occur. Refer to note 14 for the carrying amount of the allowances for accounts receivables as at the respective year ends. Segment reporting Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-makers, who are responsible for allocating resources and assessing performance of the operating segments and making strategic decisions. For management purposes, during the year ended 31 December 2017, the Group reviews Wynn Macau and Wynn Palace as two reportable segments. Fair value estimation — financial assets and liabilities Financial assets and liabilities are recognized or disclosed at fair values. The fair values of financial instruments traded in active markets are based on quoted market prices. In assessing the fair values of non-traded instruments, discounted cash flows or market assessments are used. The nominal values less any estimated credit realizable value adjustments for financial assets and liabilities with a maturity of less than one year, including trade and other receivables, other payables or current borrowings, are assumed to approximate their fair values. Management determines these assumptions by reviewing current market rates, making industry comparisons and reviewing conditions relevant to the Group.

153Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Fair value estimation — Black-Scholes pricing model The Group uses the Black-Scholes pricing model to value Wynn Resorts, Limited’s and Wynn Macau, Limited’s grants of options issued. The Black-Scholes pricing model uses assumptions of expected volatility, risk-free interest rates, the expected terms of options granted, and expected rates of dividends. Changes in these assumptions could materially affect the estimated fair values. Expected volatility is based on implied and historical factors related to Wynn Resorts, Limited’s and Wynn Macau, Limited’s common stock. Expected term represents the weighted average time between the option’s grant date and its exercise date. The risk-free interest rate used is equal to the U.S. Treasury yield curve and the Hong Kong Exchange Fund Bills for the WRL Omnibus Plan and Wynn Macau, Limited’s share option scheme, respectively, at the time of grant for the period equal to the expected term. Income taxes Income taxes represent the sum of income taxes currently payable and any deferred taxes. The calculation of deferred income taxes and any associated tax reserve is subject to a significant amount of judgment. The Group’s income tax returns may be examined by governmental authorities. Accordingly, the Group reviews any potentially unfavorable tax outcome and, when an unfavorable outcome is identified as probable and can be reasonably estimated, a tax reserve is established. Gaming promoters’ commission allocation A significant amount of the Group’s casino play is brought to the Group by gaming promoters, as gaming promoters introduce premium VIP casino players to the Group’s resorts. In exchange for the gaming promoters’ services, the Group pays the gaming promoters a commission, which is a percentage of the gross gaming win generated by each gaming promoter. Management is required to make judgment concerning the classification of commissions between the portion returned to the VIP casino players by the gaming promoters, which are netted against the Group’s casino revenue, and the portion used by the gaming promoters for operations of their businesses, which are included in the Group’s other operating expenses. In determining the allocation percentage between the profit or loss accounts, management considers the commissions paid to gaming promoters, historical VIP table games win and inquiries made to the gaming promoters by management regarding their commissions returned to VIP players. Accordingly, management reviews the estimations of such allocation percentage annually. Further details of the total amount of commissions paid to gaming promoters that are included in other operating expenses are given in note 3.2.

154 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 3. OTHER REVENUES AND EXPENSES 3.1 Staff costs For the year ended 31 December 2017 2016 HK$ HK$ (in thousands) Wages and salaries 3,915,266 3,297,689 Retirement plan contributions 124,214 101,211 Expense of share-based payments 111,061 117,894 Employee relations and training 19,189 46,059 Social security costs 11,895 12,254 Other costs and benefits 430,048 372,728 4,611,673 3,947,835 “Other costs and benefits” includes residential rental expense for operating staff of approximately HK$72.8 million for the year ended 31 December 2017 (2016: HK$65.2 million).

155Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.2 Other operating expenses For the year ended 31 December 2017 2016 HK$ HK$ (in thousands) Gaming promoters’ commissions 1,920,979 1,025,887 License fees 1,405,287 846,486 Cost of sales 565,455 339,008 Advertising and promotions 529,805 363,029 Repairs and maintenance 404,639 276,576 Operating supplies and equipment 399,293 290,489 Utilities and fuel 344,385 280,002 Contracted services 302,513 262,429 Corporate support services and other 128,365 140,803 Operating rental expenses 59,114 63,770 Other support services 55,933 40,210 Auditor’s remuneration 8,187 6,949 (Reversal of provision)/provision for doubtful accounts, net (56,090) 8,486 Other expenses 345,307 313,545 6,413,172 4,257,669

156 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.3 Depreciation and amortization For the year ended 31 December 2017 2016 HK$ HK$ (in thousands) Depreciation of property and equipment 2,680,647 1,496,067 Amortization of leasehold interests in land 95,330 95,330 2,775,977 1,591,397 Depreciation and amortization expenses of approximately HK$3,783,000 and HK$841,000, respectively, for the year ended 31 December 2017 (2016: HK$3,423,000 and HK$841,000, respectively) are excluded from the table above and are classified as staff costs and included in other costs and benefits in note 3.1 to the financial statements. Such balances are related to a home purchased by WRM for use by one of the Group’s executives as described in note 27 to the financial statements. 3.4 Property charges and other For the year ended 31 December 2017 2016 HK$ HK$ (in thousands) Loss on disposals and abandonment of assets, net 185,073 24,814 Other casualty loss 26,427 — Proceeds from insurance claims (78,036) — 133,464 24,814

157Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.5 Finance revenues For the year ended 31 December 2017 2016 HK$ HK$ (in thousands) Interest income from cash at banks 14,964 24,174 3.6 Finance costs For the year ended 31 December 2017 2016 HK$ HK$ (in thousands) Interest expense 1,109,451 1,128,575 Amortization of debt financing costs 134,323 130,625 Bank fees for unused facilities 26,010 11,786 Less: capitalized interest — (432,931) 1,269,784 838,055 No interest was capitalized during the year ended 31 December 2017. For the year ended 31 December 2016, interest was capitalized using a weighted average rate of 2.90%

158 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 4. INTEREST RATE SWAPS The Group had three interest rate swap agreements. Under two of the swap agreements, the Group paid a fixed interest rate of 0.73% on total Hong Kong dollar borrowings of approximately HK$3.95 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. As at 31 December 2016, these two interest rate swaps fixed the interest rate on such amount at 2.23% to 2.98%. Under the third swap agreement, the Group paid a fixed interest rate of 0.6763% on U.S. dollar borrowings of US$243.8 million (approximately HK$1.91 billion) incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. As at 31 December 2016, this interest rate swap fixed the interest rate on such amount at 2.18% to 2.93%. All three of the above swap agreements expired in July 2017. The carrying values of the interest rate swaps on the consolidated statement of financial position approximated their fair values as at 31 December 2016. The fair value approximated the amount that the Group would pay or receive if these contracts were settled at the respective valuation dates. Fair value was estimated based upon current and predictions of future interest rate levels along a yield curve, the remaining duration of the instrument and other market conditions and, therefore, was subject to significant estimation and a high degree of variability of fluctuation between periods. The Group adjusted this amount by applying a non-performance valuation, considering its creditworthiness or the creditworthiness of its counterparties at the settlement dates, as applicable. These transactions did not qualify for hedge accounting and accordingly, changes in fair value were charged to the consolidated statement of profit or loss and other comprehensive income.

159Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 5. INCOME TAX EXPENSE The major components of the income tax expense for the years ended 31 December 2017 and 2016 were: For the year ended 31 December 2017 2016 HK$ HK$ (in thousands) Income tax expense: current — overseas 12,427 12,427 No provision for Hong Kong profits tax for the year ended 31 December 2017 has been made as there was no assessable profit generated in Hong Kong (2016: nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (2016: 12%). The tax position for the years ended 31 December 2017 and 2016 reconciles to profit before tax as follows: For the year ended 31 December 2017 2016 HK$ % HK$ % (in thousands, except for percentages) Profit before tax 3,712,921 1,447,959 Tax at the applicable income tax rate 445,551 12.0 173,755 12.0 Income not subject to tax (939,393) (25.2) (545,982) (37.7) Macau dividend tax 12,427 0.3 12,427 0.9 Deferred tax not recognized 360,745 9.7 276,334 19.1 Others 133,097 3.5 95,893 6.6 Effective tax expense for the year 12,427 0.3 12,427 0.9

160 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 5. INCOME TAX EXPENSE (CONTINUED) The Group incurred Macau tax losses of approximately HK$2.50 billion, HK$2.46 billion and HK$964.6 million during the tax years ended 31 December 2017, 2016 and 2015, respectively. These tax losses will expire in 2020, 2019, and 2018, respectively. As at 31 December 2017, the Group’s deferred tax assets relating to the pre-opening costs and other, University of Macau Development Foundation contribution, share-based payment plan, executive compensation, fixed assets and tax loss carryforwards and others amounting to HK$1.06 billion (2016: HK$769.3 million) were not recognized as the Group determined it was not probable that future taxable profits will be available against which the deferred tax assets could be utilized. On 15 October 2015, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits (the “Tax Holiday”) effective through 31 December 2020. Accordingly, the Group was exempted from the payment of approximately HK$491.3 million in such tax for the year ended 31 December 2017 (2016: HK$211.1 million). The Group’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau special gaming tax and other levies in accordance with its Concession Agreement. In August 2016, WRM renewed the WRM Shareholder Dividend Tax Agreement with the Macau government that provided for annual payments of MOP12.8 million (approximately HK$12.4 million) to the Macau government in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits for each of the years 2016 through 2020. The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examination by tax authorities in the locations where it operates. The Group’s 2013 to 2016 Macau Complementary Tax returns remain subject to examination by the Financial Services Bureau of the Macau government (the “Financial Services Bureau”). In April 2016, the Financial Services Bureau examined the 2011 and 2012 Macau Complementary Tax returns of Palo. In June 2016, the Financial Services Bureau issued its final tax assessments for Palo for the years 2011 and 2012 and the examination resulted in no change to the tax returns. In March 2017 and July 2017, the Financial Services Bureau commenced examination of the WRM and Palo’s 2013 and 2014 Macau Complementary tax returns. In February 2018, the Financial Services Bureau issued its final tax assessments for Palo for the years 2013 and 2014 and the examination resulted in no change to the tax returns. Since the examinations for WRM is in its initial stages, the Group is unable to determine if it will conclude within the next 12 months. The Group believes that its liability for uncertain tax positions is adequate with respect to these years.

161Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 5. INCOME TAX EXPENSE (CONTINUED) Quarterly, the Group undertakes reviews for any potentially unfavorable tax outcomes and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. As at 31 December 2017, the Group had unrecognized tax losses of HK$5.93 billion (2016: HK$4.11 billion) and the Group believes that these unrecognized tax losses are adequate to offset any adjustments that might be proposed by the Macau tax authorities. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters. 6. DIVIDENDS For the year ended 31 December 2017 2016 HK$ HK$ (in thousands) 2016 special dividend of nil (2015: HK$0.60 per Share) — 3,109,263 2016 final dividend of HK$0.42 per Share declared (2015: nil) 2,182,121 — 2017 interim dividend of HK$0.21 per Share declared (2016: nil) 1,091,163 — 3,273,284 3,109,263 On 23 March 2018, the Board declared a special dividend of HK$0.75 per Share which is expected to be paid on 25 April 2018.

162 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 7. EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY The calculation of basic earnings per Share for the year ended 31 December 2017 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares in issue of 5,181,324,925 during the year (2016: 5,180,191,705), excluding Shares reserved and purchased for the Company’s employee ownership scheme. 125,000 Shares (2016: Shares of 5,500,800) were purchased and no Shares (2016: nil) were issued and reserved for the Company’s employee ownership scheme during the year. 3,318,500 Shares vested under the Company’s employee ownership scheme during the year. The calculation of diluted earnings per Share for the year ended 31 December 2017 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares of 5,189,138,935 (2016: 5,181,398,605) including the weighted average number of Shares in issue of 5,181,324,925 during the year (2016: 5,180,191,705) plus the weighted average number of potential Shares of 7,814,010 (2016: 1,206,900) arising from the deemed exercise of share options and deemed vesting of awards under the Company’s employee ownership scheme (see also note 23). 8. SEGMENT INFORMATION The Group’s principal operating activities occur in Macau, which is the sole geographic area in which the Group is domiciled. The Group reviews the results of operations for each of its operating segments. Wynn Macau and Encore at Wynn Macau are managed as a single integrated resort and are aggregated as one operating segment, which is also a reportable segment (“Wynn Macau”). Wynn Palace, which opened on 22 August 2016, is managed as an operating segment and a separate reportable segment. The Group identifies each integrated resort as a reportable segment considering operations within each integrated resort have similar economic characteristics, type of customers, types of services and products, the regulatory environment of the operations and the Group’s organizational and management reporting structure. Other Macau primarily represents cash held at the Company. For the year ended 31 December 2017 2016 HK$ HK$ (in thousands) Net Revenue Wynn Macau 19,366,039 17,571,496 Wynn Palace 16,674,579 4,527,982 Total 36,040,618 22,099,478

163Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 8. SEGMENT INFORMATION (CONTINUED) For the year ended 31 December 2017 2016 HK$ HK$ Notes (in thousands) Adjusted EBITDA Wynn Macau 5,099,814 4,521,787 Wynn Palace 3,397,708 583,637 8,497,522 5,105,424 Other operating costs and expenses Depreciation and amortization 3.3 2,775,977 1,591,397 Pre-opening costs# — 1,003,521 Property charges and other 3.4 133,464 24,814 Share-based payments 3.1 111,061 117,894 Wynn Macau, Limited corporate expenses 107,376 103,266 Operating profit 5,369,644 2,264,532 Non-operating income and expenses Finance revenues 3.5 14,964 24,174 Finance costs 3.6 (1,269,784) (838,055) Net foreign currency differences (169,773) (6,051) Change in fair value of interest rate swaps 4 (8,202) 3,359 Loss on extinguishment of debt (223,928) — Profit before tax 3,712,921 1,447,959 Income tax expense 5 12,427 12,427 Net profit attributable to owners of the Company 3,700,494 1,435,532 # Pre-opening costs represent personnel and other costs incurred prior to the opening of Wynn Palace and are expensed as incurred. Wynn Palace opened on 22 August 2016.

164 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 8. SEGMENT INFORMATION (CONTINUED) For the year ended 31 December 2017 2016 HK$ HK$ (in thousands) Capital expenditures Wynn Palace 900,056 6,553,333 Wynn Macau 361,080 236,310 Total 1,261,136 6,789,643 As at 31 December 2017 2016 HK$ HK$ (in thousands) Total assets Wynn Palace 31,359,875 33,320,609 Wynn Macau 10,386,475 9,537,765 Other Macau 1,249,389 87,099 Total 42,995,739 42,945,473 As at 31 December 2017 2016 HK$ HK$ (in thousands) Non-current assets Macau 36,414,420 38,964,048 Foreign countries 7,589 13,346 Total 36,422,009 38,977,394

Annual Report 2017 | 165

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2017

9. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

A summary of the property and equipment and construction in progress is set forth below.

	Buildings and Improvements HK$	Furniture Fixtures and Equipment HK$	Leasehold Improvements HK$ (in thousands)	Construction in Progress HK$	Total Property and Equipment HK$
Cost:					
As at 1 January 2016	10,310,836	2,835,083	81,545	24,621,753	37,849,217
Additions	2,844,954	354,286	—	3,116,917	6,316,157
Transfers	25,156,182	2,513,448	1,051	(27,670,681)	—
Abandonments/disposals	(68,796)	(79,288)	(55,244)	(5,118)	(208,446)
As at 31 December 2016 and 1 January 2017	38,243,176	5,623,529	27,352	62,871	43,956,928
Additions	87,324	133,224	893	392,842	614,283
Transfers	149,429	114,460	392	(264,281)	—
Adjustment to project costs	(90,709)	(1,656)	—	4	(92,361)
Abandonments/disposals	(173,665)	(81,012)	(1,537)	(7,716)	(263,930)
As at 31 December 2017	**38,215,555**	**5,788,545**	**27,100**	**183,720**	**44,214,920**
Depreciation:					
As at 1 January 2016	4,466,954	2,251,057	59,308	—	6,777,319
Depreciation charged for the year	1,067,823	416,401	15,266	—	1,499,490
Abandonments/disposals	(46,320)	(76,554)	(55,063)	—	(177,937)
As at 31 December 2016 and 1 January 2017	5,488,457	2,590,904	19,511	—	8,098,872
Depreciation charged for the year	1,927,544	754,116	2,770	—	2,684,430
Abandonments/disposals	(12,874)	(58,294)	(1,483)	—	(72,651)
As at 31 December 2017	**7,403,127**	**3,286,726**	**20,798**	**—**	**10,710,651**
Net carrying amount:					
As at 31 December 2017	**30,812,428**	**2,501,819**	**6,302**	**183,720**	**33,504,269**
As at 31 December 2016	32,754,719	3,032,625	7,841	62,871	35,858,056
As at 1 January 2016	5,843,882	584,026	22,237	24,621,753	31,071,898

166 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 10. LEASEHOLD INTERESTS IN LAND The Group has the leasing rights for certain land on the Macau peninsula under a 25-year concession, which will expire in August 2029, granted by the Macau government in return for the payment of a premium, all installments of which were paid before 31 December 2009. In 2011, the Group formally accepted the draft terms and conditions of a 25-year land concession from the Macau government for the Cotai Land. The land premium comprises a down payment, made in December 2011, and eight additional semi-annual payments bearing interest at 5% per annum. The first of the eight semi-annual payments was paid in November 2012, six months after the publication of the Cotai Land concession in the official gazette of Macau and the final payment was made in April 2016. With the completion of Wynn Palace on 22 August 2016, the Group is required to make annual lease payments of MOP8.6 million (approximately HK$8.4 million). Land concessions in Macau are generally renewable for additional periods, subject to applicable legislation. Leasehold interests in land which recognize the premiums and other capitalized costs are set forth below. As at 31 December 2017 2016 HK$ HK$ (in thousands) Cost: As at beginning and end of the year 2,384,022 2,384,022 Amortization: As at beginning of the year 601,399 505,228 Amortization charge for the year 96,171 96,171 As at end of the year 697,570 601,399 Net carrying amount 1,686,452 1,782,623

167Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 11. GOODWILL In September 2004, the Group acquired all of the 17.5% indirect ownership interests in WRM held by third parties, in exchange for 1,333,333 shares of Wynn Resorts, Limited’s common stock. As a result of the acquisition, WRM became an indirectly wholly-owned subsidiary of the Group. In accordance with the Group’s accounting policy for the acquisition of non-controlling interests, the assets and liabilities of WRM were not restated to reflect their fair values at the date of the acquisition. The difference between the purchase price and the non-controlling share of the assets and liabilities reflected within the consolidated statement of financial position of HK$398.3 million at the date of the acquisition was recorded as goodwill. The recoverable amount of a CGU has been determined based on value-in-use calculations. These calculations use pre-tax cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows beyond the five-year period are extrapolated using an estimated weighted average growth rate of 3% that is determined based on past performance and expectations for market development. The weighted average growth rate used is consistent with the forecasts used in the industry. The discount rate applied to the cash flow projections is 8.10% (2016: 7.60%). The discount rate used is pre-tax and reflects specific risks relating to the Group. During the year ended 31 December 2017, there was no impairment of any of its CGUs containing goodwill with indefinite useful lives (2016: nil).

168 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 12. OTHER NON-CURRENT ASSETS Other non-current assets consisted of the following as at 31 December 2017 and 2016: As at 31 December 2017 2016 HK$ HK$ (in thousands) Fine art 387,565 387,565 China, glass, silverware and other 217,602 278,070 Prepayment and deposits 185,632 243,531 Memberships 1,020 1,020 791,819 910,186 13. INVENTORIES Inventories consisted of the following as at 31 December 2017 and 2016: As at 31 December 2017 2016 HK$ HK$ (in thousands) Operating supplies 154,924 133,671 Retail merchandise 109,324 133,134 Food and beverage 67,396 71,218 331,644 338,023

169Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 14. TRADE AND OTHER RECEIVABLES Trade and other receivables consisted of the following as at 31 December 2017 and 2016: As at 31 December 2017 2016 HK$ HK$ (in thousands) Casino 575,415 806,824 Retail leases and other 167,007 91,155 Hotel 15,951 30,309 758,373 928,288 Less: allowance for doubtful accounts (81,704) (195,287) Total trade and other receivables, net 676,669 733,001 An aged analysis of trade and other receivables is as follows: As at 31 December 2017 2016 HK$ HK$ (in thousands) Within 30 days 291,910 241,472 31 to 60 days 53,490 121,638 61 to 90 days 121,791 90,837 Over 90 days 291,182 474,341 758,373 928,288 Less: allowance for doubtful accounts (81,704) (195,287) Net trade and other receivables 676,669 733,001

170 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 14. TRADE AND OTHER RECEIVABLES (CONTINUED) The advanced commissions included in the trade and other receivables are on terms requiring settlement within five business days of the month following the advance. Except for the advanced commission, the trade and other receivables are generally repayable within 14 days. As at 31 December 2017, trade and other receivables with a gross value of HK$758.4 million (2016: HK$928.3 million) were partially impaired and provided for. Movements in the provision for impairment of receivables of the Group, which were collectively impaired, are as follows: HK$ (In thousands) As at 1 January 2016 220,023 Charge for the year, net 8,486 Amounts written off, net (33,222) As at 31 December 2016 and 1 January 2017 195,287 Reversal of provision for the year, net (56,090) Amounts written off, net (57,493) As at 31 December 2017 81,704 15. PREPAYMENTS AND OTHER CURRENT ASSETS Prepayments and other current assets consisted of the following as at 31 December 2017 and 2016: As at 31 December 2017 2016 HK$ HK$ (in thousands) Prepayments 86,713 97,682 Deposits 47,074 30,914 133,787 128,596 None of the above assets are either past due or impaired. The financial assets included in the above balances relate to deposits for which there have been no recent histories of defaults.

171Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 16. RESTRICTED CASH AND CASH EQUIVALENTS As at 31 December 2017, the Group had total restricted cash and cash equivalents of HK$16.9 million (2016: HK$22.1 million) reserved at the Trust to fund the WML employee ownership scheme. 17. CASH AND CASH EQUIVALENTS Cash and cash equivalents consisted of the following as at 31 December 2017 and 2016: As at 31 December 2017 2016 HK$ HK$ (in thousands) Cash at banks and short-term deposits 4,161,136 1,613,935 Cash on hand 1,078,554 977,507 5,239,690 2,591,442 The cash and cash equivalents are denominated in the following currencies: As at 31 December 2017 2016 HK$ HK$ (in thousands) HK$ 3,741,502 1,969,899 US$ 1,419,639 549,706 MOP 68,704 64,649 Euro 3,626 1,800 Renminbi 3,546 2,827 Other 2,673 2,561 5,239,690 2,591,442 Cash deposited at banks earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates.

172 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 18. ACCOUNTS PAYABLE During 2017 and 2016, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at 31 December 2017 and 2016, based on invoice dates, is as follows: As at 31 December 2017 2016 HK$ HK$ (in thousands) Within 30 days 544,819 391,409 31 to 60 days 53,427 44,384 61 to 90 days 33,503 30,352 Over 90 days 49,398 59,356 681,147 525,501 19. OTHER PAYABLES AND ACCRUALS Other payables and accruals consisted of the following as at 31 December 2017 and 2016: As at 31 December 2017 2016 HK$ HK$ (in thousands) Current: Outstanding chip liabilities 4,839,965 2,102,057 Customer deposits 2,545,531 1,758,819 Gaming taxes payable 1,565,075 1,175,553 Donation payable 77,670 77,670 Others 940,635 751,916 9,968,876 5,866,015 Non-current: Donation payable 265,992 325,022 Total 10,234,868 6,191,037

173Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 20. INTEREST-BEARING BORROWINGS As at 31 December 2017 2016 Notes HK$ HK$ (in thousands) Bank loans, secured (a) 17,970,353 22,003,178 Senior notes, unsecured (b) 10,553,330 10,498,819 28,523,683 32,501,997 Less: debt financing costs, net (400,378) (332,109) Total interest-bearing borrowings 28,123,305 32,169,888 The borrowings are repayable as follows: As at 31 December 2017 2016 Notes HK$ HK$ (in thousands) Bank loans: (a) In the next twelve months 449,259 — In the second to fifth years, inclusive 17,521,094 22,003,178 17,970,353 22,003,178 Less: debt financing costs, net (188,084) (250,622) 17,782,269 21,752,556 Senior notes: (b) In the second to fifth years, inclusive — 10,498,819 After the fifth year 10,553,330 — Less: debt financing costs, net (212,294) (81,487) 10,341,036 10,417,332

174 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 20. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (a) Bank loans, secured Wynn Macau Credit Facilities As at 31 December 2017, the Wynn Macau Credit Facilities consisted of approximately HK$23.82 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$17.97 billion equivalent fully funded senior term loan facility and an approximately HK$5.85 billion equivalent senior revolving credit facility. There is also an option to upsize the total senior secured credit facilities by approximately an additional HK$7.80 billion equivalent (US$1.00 billion) under the Wynn Macau Credit Facilities and related agreements upon the satisfaction of various conditions. The borrowings under the Wynn Macau Credit Facilities were used to refinance WRM’s indebtedness in 2015 and for a variety of purposes, including to fund the construction and development of Wynn Palace and for general corporate purposes. The HK$17.97 billion equivalent term loan facility is repayable in graduating installments of between 2.50% to 7.33% of the principal amount on a quarterly basis commencing December 2018, with a final installment of 50% of the principal amount repayable in September 2021. The final maturity of any outstanding borrowings from the revolving credit facility is September 2020, by which time any outstanding borrowings from the revolving loans must be repaid. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo. The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The circumstances giving rise to an event of default includes if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities. The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder.

175Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 20. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (a) Bank loans, secured (continued) Wynn Macau Credit Facilities (continued) In connection with the initial financing of the Wynn Macau project, the Group entered into a bank guarantee reimbursement agreement with Banco Nacional Ultramarino, S.A. (“BNU”) to secure a guarantee currently in the amount of MOP300 million (approximately HK$291.3 million) until 180 days after the end of the term of the Concession Agreement. This guarantee, which is for the benefit of the Macau government, assures certain aspects of the Group’s performance under the Concession Agreement, including the payment of premiums, fines and indemnities for any material failures to perform under the terms of the Concession Agreement. BNU, as issuer of the guarantee, is currently secured by a second priority security interest in the senior lender collateral package. After repayment of all indebtedness under the WRM’s credit facilities, the Group is obligated to promptly, upon demand by BNU, repay any claims made on the guarantee by the Macau government. The Group paid an annual fee to BNU of approximately MOP2.3 million (approximately HK$2.2 million) for the guarantee during 2017. As at 31 December 2017, the Group had HK$5.85 billion in funding available under the revolving credit facility of the Wynn Macau Credit Facilities. WMLF Revolving Credit Facility During 2016, WMLF entered into an agreement as the borrower for a revolving credit facility for up to HK$3.87 billion (approximately US$495.2 million) with Bank of China Limited, Macau Branch as the lender. Borrowings under the WMLF Revolving Credit Facility are required to be secured by pledged US$ deposits to be placed by WRL in a pledged account at Bank of China Limited, Macau Branch. Borrowings under the WMLF Revolving Credit Facility are used for working capital requirements and general corporate purposes. The final maturity of any outstanding borrowings under the WMLF Revolving Credit Facility is 18 July 2018, by which time any outstanding borrowings must be repaid in full. The borrowings under the WMLF Revolving Credit Facility bear interest initially at 1.50% per annum, such rate calculated as the interest rate paid by Bank of China Limited, Macau Branch to WRL in respect of the US$ deposits in the pledged account at Bank of China Limited, Macau Branch plus a margin of 0.40%. Under the terms of the agreement, mandatory repayment is required upon a change in control or material adverse effect (as defined in the agreement). As at the 31 December 2017, the Group had no outstanding amounts under the WMLF Revolving Credit Facility and the full HK$3.87 billion available. (b) Senior notes, unsecured On 20 September 2017, the Company completed the issuance of 4.875% senior notes due 2024 with an aggregate principal amount of US$600 million (approximately HK$4.69 billion) (the “WML 2024 Notes”) and 5.5% senior notes due 2027 with an aggregate principal amount of US$750 million (approximately HK$5.86 billion) (the “WML 2027 Notes” and together with the WML 2024 Notes, the “WML Notes”). The Company used the net proceeds from the WML Notes and cash on hand to fund the cost of extinguishing the WML 2021 Notes. Interest on the WML Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018.

176 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 20. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (b) Senior notes, unsecured (continued) At any time prior to 1 October 2020 and 1 October 2022, the Company may redeem the WML 2024 Notes and WML 2027 Notes, respectively, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the WML Notes or (b) a “make-whole” amount as determined by an independent investment banker in accordance with the terms of the indentures for the WML Notes, dated as of 20 September 2017 (the “WML Indentures”). In either case, the redemption price would include accrued and unpaid interest. In addition, at any time prior to 1 October 2020, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2024 Notes and the WML 2027 Notes, at a redemption price equal to 104.875% of the aggregate principal amount of the WML 2024 Notes and 105.5% of the aggregate principal amount of the WML 2027 Notes, as applicable. On or after 1 October 2020 and 1 October 2022, the Company may redeem the WML 2024 Notes and WML 2027 Notes, respectively, in whole or in part, at a premium decreasing annually from 102.438% and 102.75%, respectively, of the applicable principal amount to 100% of the applicable principal amount, plus accrued and unpaid interest. If the Company undergoes a Change of Control (as defined in the WML Indentures), it must offer to repurchase the WML Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. The circumstances that will constitute a Change of Control includes the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to Mr. Stephen A. Wynn or a related party of Mr. Wynn, the consummation of any transaction that results in any party other than Mr. Wynn and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of Wynn Resorts, Limited and the first day on which a majority of the members of the Board are not continuing directors. A related party of Mr. Wynn under the WML Indentures includes any immediate family member or former spouse of Mr. Wynn or any entity or vehicle where Mr. Wynn and/or any immediate family member or former spouse of Mr. Wynn hold 51% or more of the controlling interest. Continuing directors under the WML Indentures means either (i) the Directors as of the date the WML Notes were issued or (ii) Directors that were nominated for election, were elected or appointed to the Board with the approval of a majority of the continuing directors at the time of such nomination, election or appointment. In addition, the Company may redeem the WML Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, in response to any change in or amendment to certain tax laws or tax positions. Further if a holder or beneficial owner of the WML Notes fails to meet certain requirements imposed by any Gaming Authority (as defined in the WML Indentures), the Company may require the holder or beneficial owner to dispose of or redeem its WML Notes. Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same scope as it does on the date of the WML Notes issuance, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML Notes will have the right to require the Company to repurchase all or any part of such holders’ WML Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

177Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 21. ISSUED CAPITAL AND SHARES HELD FOR EMPLOYEE OWNERSHIP SCHEME As at 31 December 2017 2016 HK$ HK$ (in thousands) Authorized: 20,000,000,000 Shares of HK$0.001 each 20,000 20,000 Issued and fully paid: 5,196,017,000 (2016: 5,195,525,000) Shares of HK$0.001 each 5,196 5,196 As at 31 December 2017, the total number of issued Shares included 4,192,500 Shares (2016: 7,511,000 Shares) held under the employee ownership scheme (note 23). During the year ended 31 December 2017, the Trust acquired 125,000 Shares (2016: 5,500,800 Shares) for HK$3.1 million (2016: HK$58.8 million), which was deducted from shareholders’ equity. 22. SHARE PREMIUM ACCOUNT AND RESERVES The Group’s share premium account mainly represents the difference between the nominal value of the shares of the subsidiaries acquired pursuant to the Group Reorganization prior to the Listing of the Company’s Shares, over the nominal value of the Company’s Shares issued in exchange therefore with adjustments arising from the Group Reorganization. The amount of the Group’s reserves and the movements therein for the current and prior years are presented in the consolidated statement of changes in equity on page 122 of the financial statements. In accordance with the provisions of the Macau Commercial Code, the Company’s subsidiaries incorporated in Macau are required to transfer a minimum of 10% of the annual net profit to a legal reserve until that reserve equals 25% of their issued capital. The Company’s subsidiaries met this statutory requirement and WRM continues to maintain the required reserve of HK$48.6 million in “statutory reserve”. This reserve is not distributable to the respective shareholders.

178 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 23. SHARE-BASED PAYMENT PLAN The Company’s share option scheme The Company established a share option scheme on 16 September 2009 for the purpose of rewarding participants, which may include Directors and employees of the Group who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefit of the Company and its Shareholders as a whole. Under the rules of the share option scheme, the maximum number of Shares which can be issued upon exercise of all options granted under the share option scheme of the Company shall not, in the absence of Shareholders’ approval, in aggregate exceed 10% in nominal amount of the aggregate of Shares in issue on the date of the listing of the Shares on the Hong Kong Stock Exchange (the “Scheme Mandate Limit”); and the Scheme Mandate Limit may be renewed subject to Shareholders’ approval. A maximum of 518.8 million Shares (2016: 518.8 million Shares) have been reserved for issuance under the share option scheme. The options granted under the share option scheme do not give immediate ownership of the underlying Shares as they require payment of a subscription price, which is based on the then prevailing market price of the Shares on the respective grant date. The following share options were outstanding under the share option scheme during the year: Number of options Weighted average exercise price Weighted average exercise term (HK$) (Years) Outstanding as at 1 January 2016 4,358,000 20.36 7.3 Granted during the year 1,932,000 11.58 9.4 Outstanding as at 31 December 2016 and 1 January 2017 6,290,000 17.66 7.3 Granted during the year 1,208,000 17.64 9.4 Exercised during the year (492,000) 11.18 — Outstanding as at 31 December 2017 7,006,000 18.11 6.9 Shares exercisable as at 31 December 2017 3,074,000 20.81 5.3 Shares exercisable as at 31 December 2016 2,485,200 20.20 5.4

179Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 23. SHARE-BASED PAYMENT PLAN (CONTINUED) The Company’s share option scheme (continued) The fair value of the share options granted during the year was estimated at HK$3.87 per option (2016: HK$2.41 per option) based on the Black-Scholes pricing model. The following table lists the significant inputs used in estimating the fair value per option on the date of grant. 2017 2016 Expected dividend yield 5.7% 6.3% Expected stock price volatility 41.5% 42.6% Risk-free interest rate 1.1% 1.0% Expected average life of options (years) 6.5 6.5 Share price on the date of grant (HK$ per Share) 17.64 11.58 Exercise price (HK$ per Share) 17.64 11.58 Changes in subjective input assumptions could materially affect the fair value estimate. The Company’s employee ownership scheme On 30 June 2014, the Company approved and adopted the employee ownership scheme. The employee ownership scheme allows for the grant of non-vested Shares of the Company’s common stock to eligible employees. The employee ownership scheme is administered by the Company’s Board of Directors and has been mandated under the plan to allot, issue and procure the transfer of a maximum of 50,000,000 Shares. The Board of Directors has discretion on the vesting and service requirements, exercise price and other conditions, subject to certain limits. The fair value of the awarded non-vested Shares was calculated based on the market price of the Company’s Shares at the respective grant date.

180 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 23. SHARE-BASED PAYMENT PLAN (CONTINUED) The Company’s employee ownership scheme (continued) Number of Shares Weighted Average Grant Date Fair Value (HK$) Non-vested as at 1 January 2016 8,446,838 27.43 Granted during the year 6,599,024 10.74 Forfeited during the year (1,036,728) 18.70 Non-vested as at 31 December 2016 and 1 January 2017 14,009,134 20.21 Granted during the year 2,726,097 17.33 Vested during the year (3,318,500) 29.60 Forfeited during the year (1,574,024) 15.49 Non-vested as at 31 December 2017 11,842,707 17.55 WRL Omnibus Plan On 16 May 2014, Wynn Resorts, Limited adopted the Wynn Resorts, Limited 2014 omnibus incentive plan (the “WRL Omnibus Plan”) after approval from its stockholders. The WRL Omnibus Plan allows for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other share-based awards to the same eligible participants as the WRL’s 2002 stock incentive plan, as amended and restated (the “WRL 2002 Plan”). Under the approval of the WRL Omnibus Plan, no new awards may be made under the WRL 2002 Plan. Under the WRL 2002 Plan, a maximum of 12,750,000 shares of the WRL’s common stock was reserved for issuance. The outstanding awards under the WRL 2002 Plan were transferred to the WRL Omnibus Plan and will remain pursuant to their existing terms and related award agreements. WRL reserved 4,409,390 shares of its common stock for issuance under the WRL Omnibus Plan. These shares were transferred from the remaining available amount under the WRL 2002 Plan. As at the date of this Annual Report, 3,029,569 shares remain available for the grant of stock options or non-vested shares of WRL’s common stock.

181Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 23. SHARE-BASED PAYMENT PLAN (CONTINUED) WRL Omnibus Plan (continued) The WRL Omnibus Plan is administered by the compensation committee of WRL’s board of directors. The compensation committee has discretion under the WRL Omnibus Plan regarding which type of awards to grant, the vesting and service requirements, exercise price and other conditions, in all cases subject to certain limits. For stock options, the exercise price of stock options must be at least equal to the fair market value of the stock on the date of grant and the maximum term of such an award is ten years. A summary of option activity under the plan as at 31 December 2017 and 2016 and the changes during the years then ended as it relates to the Group are presented below: Number of options Weighted average exercise price Weighted average exercise term (HK$) (Years) Outstanding as at 1 January 2016 426,380 603 2.9 Transferred during 2016 (7,245) 614 Outstanding as at 31 December 2016 and 1 January 2017 419,135 603 1.8 Exercised during 2017 (271,100) 756 Transferred during 2017 20,125 619 Outstanding as at 31 December 2017 168,160 371 1.4 Shares exercisable as at 31 December 2017 116,320 383 1.4 Shares exercisable as at 31 December 2016 345,875 654 1.7

182 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 23. SHARE-BASED PAYMENT PLAN (CONTINUED) WRL Omnibus Plan (continued) Since no options were granted under the WRL Omnibus Plan for the years ended 31 December 2017 and 2016, the disclosures of the weighted average fair value of options granted at the measurement date and, in turn, the significant inputs used in estimating the fair value per option are not applicable. The total intrinsic value of the options exercised for the year ended 31 December 2017 was HK$77.4 million. There were no options exercised during the year ended 31 December 2016. Non-vested shares under the WRL Omnibus Plan A summary of the status of the WRL Omnibus Plan’s non-vested shares as at 31 December 2017 and 2016 and changes during the years then ended as it relates to the Group is set out below: Number of Shares Weighted Average Grant Date Fair Value (HK$) Non-vested as at 1 January 2016 193,600 893 Granted during the year 115,890 592 Forfeited during the year (60,000) 964 Vested during the year (197,465) 727 Transferred during the year (2,025) 837 Non-vested as at 31 December 2016 and 1 January 2017 50,000 770 Granted during the year 50,070 901 Vested during the year (45,070) 849 Non-vested as at 31 December 2017 55,000 833

183Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 24. PENSIONS AND OTHER POST-EMPLOYMENT BENEFIT PLANS In April 2005, the Group established a defined contribution retirement benefit scheme. The Scheme allows eligible employees to contribute 5% of their salary to the Scheme and the Group matches the contributions with an equal amount. The assets of the Scheme are held separately from those of the Group in an independently administered fund. The Group’s matching contributions vest with the employees at 10% per year with full vesting in ten years. Forfeitures of unvested contributions are used to reduce the Group’s liability for its contributions payable under the Scheme. Forfeited unvested contributions totaling HK$11.5 million (2016: HK$7.8 million) were utilized during the year. The Group recorded an expense for matching contributions of approximately HK$124.2 million for the year ended 31 December 2017 (2016: HK$101.2 million). As at 31 December 2017, contributions of approximately HK$23.0 million (2016: HK$21.1 million) due had not been paid. The amounts were paid subsequent to the end of the reporting periods. 25. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS Directors’ and Chief Executive’s Emoluments Directors’ and chief executive’s emoluments for the years ended 31 December 2017 and 2016 disclosed pursuant to the Listing Rules, section 383(1)(a), (b), (c), and (f) of the Hong Kong Companies Ordinance and Part 2 of the Companies (Disclosure of Information about Benefits of Directors) Regulation, is as follows: For the year ended 31 December 2017 2016 HK$ HK$ (in thousands) Share-based payments 50,830 48,012 Discretionary bonus 27,142 18,221 Salaries 21,755 55,362 Fees 4,525 4,525 Contributions to retirement plan 585 437 Other 9,190 12,870 Total emoluments 114,027 139,427

184 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2017

25. DIRECTORS' AND CHIEF EXECUTIVE'S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED)

Directors' and Chief Executive's Emoluments (continued)

	Fees HK$	Salary HK$	Discretionary Bonus HK$	Share-based Payments HK$ (in thousands)	Contributions to Retirement Plan HK$	Other HK$	Total HK$
2017							
Executive Directors:							
Stephen A. Wynn*	—	—	—	—	—	—	—
Linda Chen	—	10,066	13,161	14,573	—	6,906	44,706
Ian Michael Coughlan	—	11,689	13,981	31,641	585	2,284	60,180
Non-executive Directors:							
Matthew O. Maddox#	—	—	—	—	—	—	—
Kim Sinatra##	—	—	—	—	—	—	—
Independent non-executive Directors:							
Jeffrey Kin-fung Lam	1,050	—	—	1,154	—	—	2,204
Bruce Rockowitz	1,075	—	—	1,154	—	—	2,229
Nicholas Sallnow-Smith	1,325	—	—	1,154	—	—	2,479
Allan Zeman^	1,075	—	—	1,154	—	—	2,229
	4,525	21,755	27,142	50,830	585	9,190	114,027
2016							
Executive Directors:							
Stephen A. Wynn	—	—	—	—	—	—	—
Linda Chen	—	9,483	9,483	38,817	—	6,375	64,158
Ian Michael Coughlan	—	8,732	8,738	10,275	437	2,584	30,766
Gamal Mohammed Abdelaziz**	—	37,147	—	(5,684)	—	3,911	35,374
Non-executive Director:							
Matthew O. Maddox	—	—	—	—	—	—	—
Independent non-executive Directors:							
Jeffrey Kin-fung Lam	1,050	—	—	1,151	—	—	2,201
Bruce Rockowitz	1,075	—	—	1,151	—	—	2,226
Nicholas Sallnow-Smith	1,325	—	—	1,151	—	—	2,476
Allan Zeman	1,075	—	—	1,151	—	—	2,226
	4,525	55,362	18,221	48,012	437	12,870	139,427

* Mr. Wynn resigned as the Chairman of the Board, an executive Director, the Chief Executive Officer of the Company on 7 February 2018.

Annual Report 2017 | 185

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2017

25. DIRECTORS' AND CHIEF EXECUTIVE'S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED)

Directors' and Chief Executive's Emoluments (continued)

Mr. Matthew O. Maddox was re-designated from a non-executive Director to an executive Director and was appointed as the Chief Executive Officer of the Company effective from 7 February 2018. Mr. Maurice L. Wooden was appointed as a non-executive Director of the Company on 7 February 2018.

^ Dr. Allan Zemen was appointed as the non-executive Chairman of the Board on 7 February 2018.

Ms. Kim Sinatra was appointed as a non-executive Director of the Company effective 1 April 2017.

** Mr. Gamal Abdelaziz resigned from the position as an executive Director of the Company effective 30 September 2016.

In addition to the directors' emoluments disclosed in the above tables, emoluments for Mr. Stephen A. Wynn, Mr. Matthew O. Maddox and Ms. Kim Sinatra were charged to the Group, through the corporate allocation agreement, amounting to HK$58.1 million, HK$22.3 million and HK$5.4 million for the year ended 31 December 2017, respectively (2016: HK$56.0 million, HK$30.5 million and nil, respectively).

Five highest paid individuals' emoluments

During the year ended 31 December 2017, the five individuals whose emoluments were the highest in the Group included two (2016: three) Directors whose emoluments were reflected in the analysis presented above. Details of the emoluments payable to the remaining three (2016: two) highest paid individuals for each of the years ended 31 December 2017 and 2016 are as follows:

	For the year ended 31 December	
	2017	2016
	HK$	HK$
	(in thousands)	
Discretionary bonus	**27,978**	11,705
Salaries and other benefits	**25,833**	18,477
Share-based payments	**—**	10,102
Contributions to retirement plan	**223**	3
Total emoluments	**54,034**	40,287

186 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 25. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED) Five highest paid individuals’ emoluments (continued) The emoluments were within the following bands: For the year ended 31 December 2017 2016 Number of Individuals Number of Individuals HK$12,000,001 to HK$12,500,000 1 — HK$12,500,001 to HK$13,000,000 — 1 HK$20,000,001 to HK$20,500,000 1 — HK$21,000,001 to HK$21,500,000 1 — HK$27,500,001 to HK$28,000,000 — 1 Total 3 2 The emoluments of certain individuals have been apportioned on a basis that is considered to be reasonable estimates of the utilization of service provided or the benefit received by the Group. The apportioned emoluments of these individuals are included in the expense allocations charged by Wynn Resorts, Limited and the Group’s fellow subsidiaries for the years ended 31 December 2017 and 2016 (See note 27 “Related Party Disclosures”). During the year, no emoluments were paid by the Group to any of the Directors or the five highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of office as a director of any member of the Group or in connection with the management of the affairs of any members of the Group. None of the Directors waived any emoluments during the years.

187Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 26. COMMITMENTS AND CONTINGENCIES Operating lease commitments — as lessee The Group has entered into leases for administrative offices, warehouse facilities, apartment units for executives and staff, dormitories for imported labor, and for certain office equipment in Macau. These leases typically contain renewal or continuation clauses. In addition to the leases described above, the Group pays rent for the use of the land sites on which Wynn Macau and Wynn Palace are situated. As at 31 December 2017 and 2016, outstanding commitments for future minimum lease payments under non-cancellable operating leases are as follows: As at 31 December 2017 2016 HK$ HK$ (in thousands) Within one year 104,913 118,125 After one year but not more than five years 296,794 335,386 More than five years 302,233 365,425 703,940 818,936 Operating lease commitments — as lessor The Group has entered into leases for space with many high-end retailers. These non-cancelable leases typically contain provisions for minimum rentals plus additional rent based upon the net sales of the retailers. The Group recorded contingent rental income under operating leases of approximately HK$253.7 million for the year ended 31 December 2017 (2016: HK$222.6 million). As the future sales of these retailers cannot be estimated reliably, only the minimum lease commitments, and not the contingent rents, have been included in the table below.

188 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 26. COMMITMENTS AND CONTINGENCIES (CONTINUED) Operating lease commitments — as lessor (continued) Future minimum rents to be received as at 31 December 2017 and 2016 are as follows: As at 31 December 2017 2016 HK$ HK$ (in thousands) Within one year 691,948 728,526 After one year but not more than five years 1,751,276 2,020,754 More than five years 13,579 34,936 2,456,803 2,784,216 Capital commitments As at 31 December 2017 and 2016, the Group had the following capital commitments under construction contracts, construction-related consulting and other agreements and purchase orders which have not been provided for in the Group’s statement of financial position: As at 31 December 2017 2016 HK$ HK$ (in thousands) Contracted, but not provided for 208,001 176,462 Gaming premium commitment Pursuant to the Concession Agreement signed with the Macau government, the Group has committed to pay an annual premium of MOP30.0 million (approximately HK$29.1 million) plus a variable annual premium which is equal to MOP300,000 (approximately HK$291,000) per gaming table reserved exclusively for certain kinds of games or players, MOP150,000 (approximately HK$146,000) per gaming table not so reserved and MOP1,000 (approximately HK$970) per electrical or mechanical gaming machine, including slot machines, subject to an annual minimum of MOP45.0 million (approximately HK$43.7 million).

Annual Report 2017 | 189

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2017

26. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Other services commitments

The Group has service agreements for signage in China, Macau and Hong Kong. Furthermore, the Group is obligated under several agreements for shuttle-bus services running from the People's Republic of China's border to Wynn Macau, Wynn Palace and within Macau and under various agreements for maintenance, printing and other services. With the opening of Wynn Palace, the Group has also entered into various agreements for operations and maintenance of the SkyCab, hotel and other facilities. Under these agreements, the Group is obligated to make the following future payments as at 31 December 2017 and 2016:

	As at 31 December	
	2017	2016
	HK$	HK$
	(in thousands)	
Within one year	**374,116**	337,946
After one year but not more than five years	**579,922**	738,535
	954,038	1,076,481

As at 31 December 2017, the Group was committed to purchases of operating supplies totaling HK$169.2 million (2016: HK$128.0 million).

As at 31 December 2017, in addition to the MOP300 million (approximately HK$291.3 million) bank guarantee issued for the Concession Agreement as described in note 20, banks granted guarantees to the Group for other purposes totalling HK$43.3 million (2016: HK$38.8 million).

Employment agreements

The Group has entered into employment agreements with several executive officers, other members of management and certain key employees. These agreements generally have two- to ten-year terms and typically indicate a base salary and often contain provisions for a discretionary bonus. Certain executives are also entitled to a separation payment if terminated without "cause" or upon voluntary termination of employment for "good reason" following a "change of control" (as these terms are defined in the employment contracts).

190 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 26. COMMITMENTS AND CONTINGENCIES (CONTINUED) Litigation The Group did not have any material litigation outstanding as at 31 December 2017. The litigation matters set out below are disclosed on a voluntary basis and, as with all litigation, no assurances can be provided as to the outcome thereof. Macau litigation related to Okada WRM and certain individuals who are or were directors of WRM and/or the Company (collectively, the “Wynn Macau Parties”) were named as defendants in a lawsuit filed in the Court of First Instance of Macau (the “Macau Court”) by Mr. Kazuo Okada (“Okada”), Aruze USA, Inc. and Universal Entertainment Corp. (collectively, the “Okada Parties”). The principal allegations in the lawsuit were that the redemption of the Okada Parties’ shares in WRL was improper and undervalued, that the previously disclosed payment by WRM to an unrelated third party in consideration of relinquishment by that party of certain rights in and to any future development on the land in Cotai where Wynn Palace is located was unlawful and that the Company’s previously disclosed donation by WRM to the University of Macau Development Foundation was unlawful. The Okada Parties sought the dissolution of WRM and compensatory damages. The Company made a voluntary announcement in respect of this lawsuit on 3 July 2015. On 11 July 2017, the Macau Court dismissed all the claims made by the Okada Parties against the Wynn Macau Parties as unfounded and imposed a fine of MOP41,500 (approximately HK$40,000) on the Okada Parties for being vexatious litigants. In addition, the Macau Court ordered the Okada Parties to pay Court fees and lawyer fees of the Wynn Macau Parties. The Okada Parties appealed the Macau Court’s decision and on 21 December 2017, the Wynn Macau Parties filed its response to the appeal with the Court of Appeal of Macau. On 8 March 2018, Universal Entertainment Corp. and Aruze USA, Inc. (collectively, the “Universal Parties”) agreed to effectively withdraw as parties from these legal proceedings pursuant to the settlement agreement and mutual release entered into by, among others, the Universal Parties and Wynn Resorts, Limited. The Company made a voluntary announcement regarding the settlement agreement and mutual release on 9 March 2018. These proceedings may continue with respect to Mr. Kazuo Okada as he is not a party to the settlement agreement and mutual release. The Company intends to vigorously defend WRM and the other defendants in the lawsuits.

191Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 26. COMMITMENTS AND CONTINGENCIES (CONTINUED) Litigation (continued) Macau litigation related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. The Company has sought advice from counsel in Macau, and based on such advice, the Company believes the claims are devoid of merit and are unfounded. The Company intends to vigorously defend WRM in the lawsuits.

192 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 27. RELATED PARTY DISCLOSURES As at 31 December 2017 and 2016, the outstanding balances between the Group and the related companies were as follows: As at 31 December Name of related companies Relation to the Company 2017 2016 HK$ HK$ (in thousands) Due from related companies — current WIML Subsidiary of Wynn Resorts, Limited 164,487 110,185 Palo Marketing Services Limited Subsidiary of Wynn Resorts, Limited 16,302 42,040 Wynn Manpower Limited Subsidiary of Wynn Resorts, Limited 294 291 Wynn Hotel Sales & Marketing, LLC Subsidiary of Wynn Resorts, Limited 3 3 Worldwide Wynn Subsidiary of Wynn Resorts, Limited — 4,039 Wynn MA, LLC Subsidiary of Wynn Resorts, Limited — 3 181,086 156,561 Due to related companies — current Wynn Resorts, Limited Ultimate parent company 159,050 140,848 Wynn Las Vegas, LLC Subsidiary of Wynn Resorts, Limited 82,162 55,381 Worldwide Wynn Subsidiary of Wynn Resorts, Limited 18,371 — Wynn Design & Development Subsidiary of Wynn Resorts, Limited 1,793 6,069 Wynn MA, LLC Subsidiary of Wynn Resorts, Limited 225 — 261,601 202,298

193Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 27. RELATED PARTY DISCLOSURES (CONTINUED) The amounts disclosed in the above table are unsecured, interest-free and repayable on demand. The Group had the following material connected transactions with related companies during the year: For the year ended 31 December Name of related companies Relation to the Company Primary nature of transactions 2017 2016 HK$ HK$ (in thousands) Wynn Resorts, Limited Ultimate parent company License fees (i) 1,405,287 846,486 Wynn Resorts, Limited Ultimate parent company Corporate support services (ii) 123,251 129,709 Wynn Resorts, Limited Ultimate parent company Share-based payment expenses 47,614 54,383 Las Vegas Jet, LLC Subsidiary of Wynn Resorts, Limited Airplane usage charges (ii) 5,114 23,656 WIML Subsidiary of Wynn Resorts, Limited International marketing expenses (iii) 47,765 27,623 Worldwide Wynn Subsidiary of Wynn Resorts, Limited Staff secondment payroll charges (iv) 170,723 241,496 Wynn Design & Development Subsidiary of Wynn Resorts, Limited Design/development payroll (v) 10,159 19,532 Wynn Design & Development Subsidiary of Wynn Resorts, Limited Acquisition of artworks (vi) — 263,118 Except for the share-based payment expenses incurred with Wynn Resorts, Limited and the acquisition of artworks from Wynn Design & Development, all of the above transactions are noted as continuing connected transactions.

194 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 27. RELATED PARTY DISCLOSURES (CONTINUED) Notes: (i) License fees The license fee payable to Wynn Resorts, Limited equals the greater of (1) 3% of the gross monthly revenues of the intellectual property, and (2) US$1.5 million (approximately HK$11.7 million) per month. (ii) Corporate support services The annual fees for the services provided by Wynn Resorts are based on an allocation of the actual proportion of Wynn Resort’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services, and in any event, such annual fees shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts during any financial year. Wynn Resorts allows the Company and its employees to use aircraft assets owned by Wynn Resorts and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts. (iii) International marketing expenses These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%. (iv) Staff secondment payroll charges Worldwide Wynn, a subsidiary of Wynn Resorts, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. Worldwide Wynn is compensated for these services of the seconded employees during the period of secondment to WRM with a service fee equal to its aggregate costs plus 5%. (v) Design/development payroll Wynn Design & Development provides design and development services to the Group in connection with the construction of Wynn Palace and renovation works at Wynn Macau and Encore and Wynn Palace. A service fee is charged at the costs incurred by Wynn Design & Development to the Group for the services provided. (vi) Acquisition of artworks On 29 June 2016, WRM entered into a purchase agreement with Wynn Design & Development to purchase “Tulips” by Jeff Koons and “Amphora III” by Viola Frey for US$33,682,500 (approximately HK$262.3 million) and US$103,945 (approximately HK$0.8 million), respectively. The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the years ended 31 December 2017 and 2016. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business. All outstanding balances between the Group and the related companies are deemed to be trade in nature.

195Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 27. RELATED PARTY DISCLOSURES (CONTINUED) Home purchase In May 2010, Worldwide Wynn entered into an employment agreement with Ms. Linda Chen, who is also a director of the Company. Under the terms of the employment agreement, Worldwide Wynn caused WRM to purchase a house in Macau for use by Ms. Chen. As at 31 December 2017, the net carrying amount of the house together with improvements and its land lease right was HK$51.6 million (2016: HK$51.0 million). Compensation of senior/key management personnel of the Group For the year ended 31 December 2017 2016 HK$ HK$ (in thousands) Salaries, bonuses, allowances and benefits in kind 177,597 172,655 Share-based payments 48,369 54,856 Retirement benefits 1,578 1,133 Total compensation paid to senior/ key management personnel 227,544 228,644 Further details of Directors’ emoluments are included in note 25 to the financial statements.

196 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 28. FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS Management has assessed that the fair values of cash and cash equivalents, restricted cash and cash equivalents, trade and other receivables, deposits and other assets, accounts payable, current interest-bearing borrowings, construction and retentions payables, balances with related companies and the current portion of financial liabilities included in other payables and accruals and other liabilities approximate their carrying amounts largely due to the short term maturities of these instruments. The fair values of the non-current portion of interest-bearing borrowings have been calculated by discounting the expected future cash flows using rates currently available for instruments with similar terms, credit risks and remaining maturities. The non-current portion of financial liabilities included in other payables and accruals, other liabilities and construction retentions payable were not discounted as the discounting factors were considered by management to be insignificant. 29. CHANGES IN FINANCIAL LIABILITIES ARISING FROM FINANCING ACTIVITIES As at 1 January 2017 Cash flows Foreign exchange movement Other As at 31 December 2017 HK$ HK$ HK$ HK$ HK$ (in thousands) Non-current interest-bearing borrowings 32,169,888 (4,514,115) 168,982 (150,709) 27,674,046 Current interest-bearing borrowings — — — 449,259 449,259 Interest payable 120,665 (1,079,418) 886 1,115,935 158,068 Dividends payable 17,673 (7,786) — 6,143 16,030 Total liabilities from financing activities 32,308,226 (5,601,319) 169,868 1,420,628 28,297,403 The ‘’Other’’ column includes the effect of reclassification of non-current portion of interest-bearing borrowings, amortization of debt financing costs, loss on debt extinguishment, movements in debt financing costs payable and dividends payable during the year and interest expenses incurred during the year.

197Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES The Group’s principal financial liabilities comprise bank loans, accounts payable, amounts due to related companies and other payables. The main purpose of these financial liabilities is to finance the Group’s construction activities and its operations. The Group has various financial assets such as trade receivables and cash and cash equivalents, which arise directly from its operations. The Group also entered into derivative transactions comprising primarily of interest rate swap contracts and foreign currency forward contracts. The purpose was to manage the interest rate risks and foreign currency risks arising from the Group’s borrowings. It was throughout 2017 and 2016, the Group’s policy that no trading in derivatives should be undertaken. The main risks arising from the Group’s financial instruments are interest rate risk, foreign currency risk, credit risk and liquidity risk. The Board of Directors reviews and agrees on the policies for managing each of these risks, which are summarized below. Interest rate risk The Group’s primary exposure is changes in market interest rates associated with its bank loans that bear interest based on variable rates. The Group attempted to manage interest rate risk through interest rate swap arrangements. These risk management strategies may not always have the desired effect, and interest rate fluctuations could have a negative impact on the results of operations. As at 31 December 2017, all of the interest-bearing bank loans (as at 31 December 2016: HK$ 20.5 billion) were variable rate borrowings based on LIBOR or HIBOR plus a margin. However, the Group had entered into interest rate swaps that effectively fixed the interest rate for approximately 28% of the variable rate borrowings as at 31 December 2016. All of the above swap agreements expired on 31 July 2017. Based on borrowings as at 31 December 2017, an assumed 100 basis point change in the variable rates would cause the annual interest expense without adjusting for any amounts to be capitalized, to change by HK$179.7 million (2016: HK$146.9 million).

198 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Foreign currency risk The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s and the Group’s presentation currency, for incorporation into the consolidated financial statements. Some of the Group’s entities were denominated in currencies other than the functional currencies of the entities making the activities (primarily US$). The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. The Group managed exposure to foreign currency risks associated with future scheduled interest payments through the use of foreign currency forward contracts. These contracts involved the exchange of one currency for a second currency at a future date and were with a counter-party, which is a major international financial institution. Based on the financial position as at 31 December 2017, an assumed 1% increase or decrease in the value of the Hong Kong dollar against the U.S. dollar would cause the Group to recognize a gain or loss of HK$196.8 million (2016: HK$219.0 million). Credit risk Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of casino accounts receivable. The Group issues credit in the form of markers to approved casino customers following investigations of creditworthiness. The Group maintains strict control over the issuance of markers and aggressively pursues collection from those customers who fail to pay their marker balances on a timely basis. These collection efforts may include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies, and litigation. Markers are generally legally enforceable instruments in Macau, however, markers are not legally enforceable instruments in some other countries. The collectability of markers given to foreign customers is affected by a number of factors including changes in currency exchange rates and economic conditions in the customers’ home countries. Further quantitative data in respect of the Group’s exposure to credit risk arising from trade and other receivables are disclosed in note 14 to the financial statements.

199Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Liquidity risk The Group measures and monitors its liquidity structure based on the overall assets, liabilities and debt in conjunction with its expected cash flows to ensure the capability to meet any unexpected and material cash requirements in the ordinary course of business. In addition, the Group’s senior bank facilities’ governing documents contain capital spending restrictions and other affirmative and negative covenants that require the maintenance of certain financial ratios. As at 31 December 2016, the Group held three interest rate swaps at fair values with assets measured at fair value for level 2 of HK$8.2 million. All of the above swap agreements expired on 31 July 2017. As at 31 December 2017, the Group measured its outstanding debt instruments at fair value for level 2 of HK$28.62 billion (2016: HK$32.32 billion). The Group did not hold any assets or liabilities measured at fair value for levels 1 and 3 during the years 2017 and 2016. Level 1 fair values are those measured using quoted prices (unadjusted) in active markets for identical financial instruments, level 2 fair values measured using quoted prices in active markets for similar financial instruments, or using valuation techniques in which all significant inputs are directly or indirectly based on observable market data and level 3 fair values are those measured using valuation techniques in which any significant input is not based on observable market data.

200 Wynn Macau, Limited

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2017

30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED)

Liquidity risk (continued)

The table below analyzes the Group's financial liabilities into relevant maturity groupings based on the remaining period to the contractual maturity date as at 31 December 2017 and 2016. The amounts disclosed are based on the contractual undiscounted cash flows of financial liabilities that include principal and interest payments. The maturities are calculated assuming the effect of interest rates with respect to variable rate financial liabilities remain constant as at the respective year ends and there are no changes in the aggregate principal amount of financial liabilities other than repayments at scheduled maturities as reflected in the table below.

	Interest rates	Within one year HK$	Between one and two years HK$	Between two and five years HK$	Over five years HK$	Total HK$
			(in thousands)			
As at 31 December 2017						
Interest-bearing borrowings	0.58%-5.50%	1,601,233	3,272,839	17,733,187	12,486,177	35,093,436
Construction and retentions payables		456,299	1,862	—	—	458,161
Accounts payable		681,147	—	—	—	681,147
Amounts due to related companies		261,601	—	—	—	261,601
Other payables		7,487,727	77,670	233,010	—	7,798,407
Other liabilities		23,086	3,623	140,137	—	166,846
As at 31 December 2016						
Interest-bearing borrowings	1.50%-5.25%	1,157,933	3,067,286	33,315,031	—	37,540,250
Construction and retentions payables		1,167,082	1,244	—	—	1,168,326
Accounts payable		525,501	—	—	—	525,501
Amounts due to related companies		202,298	—	—	—	202,298
Other payables		3,961,627	77,670	233,010	77,670	4,349,977
Other liabilities		26,573	13,461	115,430	—	155,464

"Other payables" are mainly comprised of outstanding chip liabilities, customer deposits, donation payable, and other miscellaneous payables, excluding tax liabilities, incurred as at 31 December 2017 and 2016.

201Annual Report 2017 Financial Statements Notes to Financial Statements For the year ended 31 December 2017 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Capital management The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating in order to support its business and maximize shareholder value. The Group manages its capital structure and makes adjustments to it as economic conditions change i.e., interest rates and equity markets. To maintain a strong capital structure and in response to changes in economic conditions, the Group may modify debt instruments to obtain more favorable interest rates, obtain additional debt financing, and may adjust dividend payments to shareholders as conditions require. The gearing ratio is a key indicator of the Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. As at 31 December 2017 2016 HK$ HK$ (in thousands, except for percentages) Interest-bearing borrowings 28,123,305 32,169,888 Accounts payable 681,147 525,501 Construction and retentions payables 458,161 1,168,326 Other payables and accruals 10,234,868 6,191,037 Amounts due to related companies 261,601 202,298 Other liabilities 223,472 222,932 Less: cash and cash equivalents (5,239,690) (2,591,442) restricted cash and cash equivalents (16,886) (22,109) Net debt 34,725,978 37,866,431 Equity 3,000,758 2,453,064 Total capital 3,000,758 2,453,064 Capital and net debt 37,726,736 40,319,495 Gearing ratio 92.0% 93.9%

202 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 31. STATEMENT OF FINANCIAL POSITION OF THE COMPANY Information about the statement of financial position of the Company is set forth below: As at 31 December 2017 2016 HK$ HK$ (in thousands) Non-current assets Financial assets 17,588,883 17,448,859 Investment in a subsidiary 148,096 89,136 Contribution to Trust 112,960 113,585 Property and equipment 727 2,564 Deposits 764 764 Total non-current assets 17,851,430 17,654,908 Current assets Prepayments 642 870 Amounts due from related companies 216,325 1,159,663 Other receivables 50,400 1,524,712 Cash and cash equivalents 1,229,687 60,336 Total current assets 1,497,054 2,745,581 Current liabilities Other payables and accruals 184,339 119,104 Amounts due to related companies 13,331 6,177 Total current liabilities 197,670 125,281 Net current assets 1,299,384 2,620,300 Total assets less current liabilities 19,150,814 20,275,208 Non-current liabilities Interest-bearing borrowings 10,341,037 10,417,332 Net assets 8,809,777 9,857,876 Equity Issued capital 5,196 5,196 Share premium account# 12,828,510 12,722,941 Reserves (4,023,929) (2,870,261) Total equity 8,809,777 9,857,876

Annual Report 2017 | 203

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2017

31. STATEMENT OF FINANCIAL POSITION OF THE COMPANY (CONTINUED)

#

	As at 31 December 2017 HK$	2016 HK$
	(in thousands)	
The Company's share premium account	12,828,510	12,722,941
Adjustment arising from the Group Reorganization	(12,561,195)	(12,561,195)
Consolidated share premium account	267,315	161,746

Information about the statement of changes in equity of the Company is set forth below:

	Issued Capital HK$	Share Premium Account HK$	Share Option Reserve HK$ (in thousands)	Retained Earnings/ (Accumulated Losses) HK$	Total Equity HK$
As at 1 January 2016	5,196	12,722,941	161,491	(530,272)	12,359,356
Net income for the year	—	—	—	554,304	554,304
Total comprehensive income for the year	—	—	—	554,304	554,304
Share-based payments	—	—	58,680	—	58,680
Special dividend declared and paid	—	—	—	(3,114,464)	(3,114,464)
As at 31 December 2016 and 1 January 2017	**5,196**	**12,722,941**	**220,171**	**(3,090,432)**	**9,857,876**
Net income for the year	—	—	—	2,153,224	2,153,224
Total comprehensive income for the year	—	—	—	2,153,224	2,153,224
Share-based payments	—	—	64,032	—	64,032
Exercise of share options	—	7,360	(1,861)	—	5,499
Vesting of shares issued for Employee Ownership Scheme	—	98,209	(98,212)	—	(3)
Returned dividend from forfeited awards under the employee ownership scheme	—	—	—	2,433	2,433
Dividend declared and paid	—	—	—	(3,273,284)	(3,273,284)
As at 31 December 2017	**5,196**	**12,828,510**	**184,130**	**(4,208,059)**	**8,809,777**

204 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2017 31. STATEMENT OF FINANCIAL POSITION OF THE COMPANY (CONTINUED) The Company’s reserves available for distribution represent the share premium account, share option reserve and retained earnings/accumulated losses. Under the Companies Law (Revised) Chapter 22 of the Cayman Islands, the share premium of the Company is available for paying distributions or dividends to shareholders subject to the provisions of its Memorandum or Articles of Association and provided that immediately following the distribution of a dividend, the Company is able to pay its debts as they fall due in the ordinary course of business. Accordingly, the Company’s reserves available for distribution to shareholders as at 31 December 2017 amounted to approximately HK$8.80 billion (2016: HK$9.85 billion). 32. EVENT AFTER THE REPORTING PERIOD On 7 February 2018, Mr. Wynn tendered his resignation as executive Director, Chairman of the board of directors, and Chief Executive Officer of the Company after allegations of inappropriate personal conduct by Mr. Wynn in the workplace. The Macau Gaming Inspection and Coordination Bureau is monitoring and reviewing the situation, and the Company is cooperating. 33. COMPARATIVE AMOUNTS Certain comparative amounts have been reclassified to conform with the current year’s presentation.

205Annual Report 2017 Financial Summary A summary of the published results and assets and liabilities of the Group for the last five years prepared on the basis as set out herein, is set forth below. Year ended 31 December 2017 2016 2015 2014 2013 HK$ HK$ HK$ HK$ HK$ (in thousands) Results Operating revenues 36,040,618 22,099,478 19,096,365 29,444,855 31,340,854 Profit before tax 3,712,921 1,447,959 2,416,860 6,469,071 7,715,954 Profit for the year 3,700,494 1,435,532 2,410,398 6,445,435 7,700,905 As at 31 December 2017 2016 2015 2014 2013 HK$ HK$ HK$ HK$ HK$ (in thousands) Assets and liabilities Total assets 42,995,739 42,945,473 42,283,507 34,149,799 30,908,943 Total liabilities 39,994,981 40,492,409 38,181,228 27,106,086 21,696,101 Net assets 3,000,758 2,453,064 4,102,279 7,043,713 9,212,842 The consolidated results of the Group for the years ended 31 December 2013, 2014, 2015, 2016 and 2017 and the consolidated assets and liabilities of the Group as at 31 December 2013, 2014, 2015, 2016 and 2017 are those set out in the audited financial statements. The summary above does not form part of the audited financial statements.

206 Wynn Macau, Limited Definitions “Award” an award granted by the Board to a Selected Participant, which may vest in the form of Award Shares or the Actual Selling Price of the Award Shares in cash, as the Board may determine in accordance with the terms of the Scheme Rules “Award Shares” the Shares granted to a Selected Participant in an Award “Actual Selling Price” the actual price at which the Award Shares are sold (net of brokerage, Hong Kong Stock Exchange trading fee, the Securities and Futures Commission of Hong Kong transaction levy and any other applicable costs) on vesting of an Award pursuant to the employee ownership scheme or in the case of a vesting when there is an event of change in control or privatization of the Company, the consideration receivable under the related scheme or offer “Board of Directors” or “Board” the Board of Directors of our Company “Code” the Corporate Governance Code and Corporate Governance Report set out in Appendix 14 to the Listing Rules as applicable on 31 December 2017 “Company”, “our Company” or “WML” Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited “Concession Agreement” the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002 “Cotai Land Concession Agreement” the land concession contract entered into between WRM, Palo and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the official gazette of Macau on 2 May 2012

207Annual Report 2017 Definitions “Director(s)” the director(s) of our Company “Eligible Person” any individual, being an employee or officer of any member of the Group (other than a connected person of the Company or an associate of a connected person of the Company); however, no individual who is resident in a place where the grant, acceptance or vesting of an Award pursuant to the employee ownership scheme is not permitted under the laws and regulations of such place or where, in the view of the Board, compliance with applicable laws and regulations in such place makes it necessary or expedient to exclude such individual, shall be entitled to participate in the employee ownership scheme and such individual shall therefore be excluded from the term “Eligible Person” “Encore” or “Encore at Wynn Macau” a casino resort located in Macau, connected to and fully integrated with Wynn Macau, owned and operated directly by WRM, and that opened on 21 April 2010 “Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires “Group”, “we”, “us” or “our“ our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group “Group Reorganization” the reorganization undertaken by the Group, as described in the section headed “History and Corporate Structure — IPO Reorganization” of the IPO Prospectus “HIBOR” Hong Kong Interbank Offered Rate “HK$” Hong Kong dollars, the lawful currency of Hong Kong “Hong Kong” the Hong Kong Special Administrative Region of the PRC

208 Wynn Macau, Limited Definitions “Hong Kong Stock Exchange” or “HKEx” The Stock Exchange of Hong Kong Limited “IFRS” International Financial Reporting Standards “IPO Prospectus” the IPO Prospectus of the Company published on 24 September 2009 in connection with the Listing “Las Vegas Jet, LLC” Las Vegas Jet, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “LIBOR” London Interbank Offered Rate “Listing” the initial listing of the Shares on the Main Board of the Hong Kong Stock Exchange on 9 October 2009 “Listing Rules” the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time) “Macau” or “Macau Special Administrative Region” the Macau Special Administrative Region of the PRC “Macau Operations” the integrated Wynn Macau and Encore at Wynn Macau and Wynn Palace “Melco” Melco Resorts (Macau) Limited (formally known as Melco Crown (Macau) Limited), one of the six gaming operators in Macau and one of the three sub-concessionaires “MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “Model Code” the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules “MOP” or “pataca” Macau pataca, the lawful currency of Macau

209Annual Report 2017 Definitions “NASDAQ” National Association by Securities Dealers Automated Quotations “Palo Real Estate Company Limited” or “Palo” Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau, subject to Ms. Linda Chen 10% social and voting interest and MOP1.00 economic interest in WRM, an indirect wholly-owned subsidiary of the Company “PRC”, “China” or “mainland China” the People’s Republic of China and, except where the context requires and only for the purpose of this annual report, references in this annual report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a correlatives meaning “Scheme Rules” the rules relating to the employee ownership scheme “SEC” the U.S. Securities and Exchange Commission “SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) “Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company “Shareholder(s)” holder(s) of Share(s) of the Company from time to time “SJM” Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires “Trust” the trust constituted by the Trust Deed to service the employee ownership scheme “Trust Deed” the trust deed entered into between the Company and the Trustee (as may be restated, supplemented and amended from time to time) on 30 June 2014

210 Wynn Macau, Limited Definitions “Trustee” the trustee appointed by the Company for the purpose of the Trust, and as at the date of this Annual Report, Computershare Hong Kong Trustees Limited, a company incorporated in Hong Kong and having its registered office at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong “US$” United States dollars, the lawful currency of the United States “U.S. GAAP” the Generally Accepted Accounting Principles of the United States “Venetian Macau” Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires “WM Cayman Holdings Limited I” WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Wynn Group Asia, Inc. “WM Cayman Holdings Limited II” WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company “WML 2021 Notes” the US$600 million (approximately HK$4.69 billion) 5.25% senior notes due 2021 issued by the Company in October 2013 and the additional US$750 million (approximately HK$5.86 billion) 5.25% senior notes due 2021 issued by the Company on 20 March 2014 (Debt Stock Code: 5983), which were consolidated and form a single series of notes “WML 2024 Notes” the US$600 million (approximately HK$4.69 billion) 4.875% senior notes due 2024 issued by the Company in September 2017 (Debt Stock Code: 5279)

211Annual Report 2017 Definitions “WML 2027 Notes” the US$750 million (approximately HK$5.86 billion) 5.50% senior notes due 2027 issued by the Company in September 2017 (Debt Stock Code: 5280) “WML Notes” WML 2027 Notes and together with the WML 2024 Notes, the WML Notes “WMLF” WML Finance I Limited, a limited liability company incorporated under the laws of the Cayman Islands and an indirect wholly- owned subsidiary of the Company “WMLF Revolving Credit Facility” the HK$1.55 billion (approximately US$198.1 million) revolving credit facility extended to WMLF on 18 July 2016 and the principal amount was subsequently increased to HK$3.87 billion (approximately US$495.2 million) on 25 October 2016 “Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “WRL Group” Wynn Resorts, Limited and its subsidiaries (other than the Group) “WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company “WRM Shareholder Dividend Tax Agreement” the agreements, entered into during August 2016, for a term of five years between WRM and the Macau Special Administrative Region, that provide for an annual payment to the Macau Special Administrative Region of MOP12.8 million in years 2016 through 2020 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits earned in those years “Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly- owned subsidiary of Wynn Resorts, Limited

212 Wynn Macau, Limited Definitions “Wynn Group Asia, Inc.” Wynn Group Asia, Inc, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn International Marketing, Ltd.” or “WIML” Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Las Vegas, LLC” Wynn Las Vegas, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau “Wynn Macau Credit Facilities” together, the HK$17.97 billion (equivalent) fully-funded senior term loan facilities and the HK$5.85 billion (equivalent) senior revolving credit facilities extended to WRM on 30 September 2015 “Wynn Palace” an integrated resort situated on approximately 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement, which is operated by WRM and opened on 22 August 2016 “Wynn Resorts Holdings, LLC” Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Resorts International, Ltd.” Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly-owned subsidiary of the Company “Wynn Resorts, Limited”, “Wynn Resorts” or “WRL” Wynn Resorts, Limited, a company formed under the laws of the State of Nevada, United States, and our controlling shareholder (as defined in the Listing Rules)

213Annual Report 2017 Glossary “Adjusted Average Daily Rate” adjusted average daily rate which is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms “Adjusted REVPAR” adjusted revenue per available room which is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms available “casino revenue” revenue from casino gaming activities (gross table games win and gross slot win), calculated net of accrued complimentaries and a portion of commissions and in accordance with IFRS “chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables “daily gross win per gaming table” gross gaming win for table games divided by number of tables divided by the number of days in the applicable period “gaming promoters” individuals or companies licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002 “gross gaming win” the total win generated by all casino gaming activities combined, calculated before deduction of commissions and accrued complimentaries “gross slot win” the amount of handle (representing the total amount wagered) that is retained as winnings. We record this amount and gross table games win as casino revenue after deduction of progressive jackpot liabilities, accrued complimentaries and a portion of commissions

214 Wynn Macau, Limited Glossary “gross table games win” the amount of drop (in our general casino segment) or turnover (in our VIP casino segment) that is retained as winnings. We record this amount and gross slot win as casino revenue after deduction of progressive jackpot liabilities, accrued complimentaries and a portion of commissions “In-house VIP Program” an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history “promotional allowance” the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge “Rolling Chip” physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and our Macau Operations’ individual VIP players “table drop” the amount of cash deposited in a gaming table drop box that serves as a repository for cash, plus cash chips purchased at the casino cage “turnover” the sum of all losing Rolling Chip wagers within the VIP program “VIP client” or “VIP player” client, patron or player who participates in our Macau Operations’ In-house VIP Program or in the VIP program of any of our gaming promoters “VIP table games turnover” turnover resulting from VIP table games only

201 7 Annual Repor t 年度報告 Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com 2017 Annual Report 年度報告